Exhibit 10.7

Privileged and Confidential

TIME CHARTER PARTY

between

PETRÓLEO BRASILEIRO S.A.

as Charterer

and

GOLAR SPIRIT UK LIMITED

as Owner

mv Golar Spirit

Dated: 4th September 2007

Table of Contents

1.	Definitions	1
2.	Vessel to Be Chartered	18
3.	Charter Period	30
4.	Vessel Specifications and Characteristics	33
5.	Alterations and Modifications	37
6.	Delivery, Redelivery and Cancelling	39
7.	Bunkers and LNG Heel at Delivery and Redelivery	53
8.	Charterer to Provide	54
9.	Rate of Hire	55
10.	Payment of Hire	57
11.	Space Available to Charterer	64
12.	Vessel Deployment and Operation	64
13.	Bills of Lading	66
14.	Pilots and Tugs	69
15.	Assignment by Owner	70
16.	Assignment and Subletting by Charterer	70
17.	Loss of Vessel	71
18.	Off-Hire	71
19.	Ship to Ship Transfers	74
20.	Scheduled Drydocking and Maintenance	74
21.	Representations and Warranties	76
22.	Key Vessel Performance Criteria	78
23.	Vessel Performance Reviews and Claims	81
24.	Indemnification	84
25.	Salvage	87
26.	Liens	88
27.	Loss, Damage, Delay and Force Majeure	89
28.	Default and Remedies	93
29.	Guarantee and Letter of Credit	99
30.	Injurious Cargoes	99
31.	Laying-Up	99
32.	Requisition	101
33.	Outbreak of War	101
34.	Additional War Expenses	101
35.	War Risks	102
36.	Both to Blame Collision Clause	103
37.	New Jason Clause	103

i

38.	Conditions of Use	104
39.	Insurance	105
40.	Export Restrictions	105
41.	Business Principles	106
42.	Drugs and Alcohol	109
43.	Pollution and Emergency Response	109
44.	ISPS Code/USMTSA 2002	111
45.	Law and Litigation	112
46.	Confidentiality	114
47.	Construction	115
48.	Notices	115
49.	Miscellaneous	118
Schedule I	Particulars of Vessel	A1
Schedule II	Detailed Performance Criteria	B1
Schedule III	Certificates of Acceptance and Redelivery	C1
Schedule IV	List of Primary and Designated Terminals	D1
Schedule V	Compensation Fee	E1
Schedule VI	Form of Performance Bank Guarantee	F1
Schedule VII	Quiet Enjoyment Agreement	G1
Schedule IX	Insurance	H1

ii

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

This Time Charter Party (this “Charter”), executed the 4th day of September 2007 by and between Golar Spirit UK Limited a company duly incorporated in England (Company number 04679402) and with its registered office at 30 Marsh Wall, London E14 9TP, (the “Owner”) and Petróleo Brasileiro S.A., a company duly incorporated in Brazil and with its registered office at Av. Almirante Barroso, 81-33rd floor 20031-004, Rio de Janeiro, RJ, Brazil, (the “Charterer”).

WHEREAS, Owner is the disponent owner of the good Vessel (as defined below) constructed by Kawasaki Heavy Industries Limited, Sakaide, Japan and currently registered in the name of Sovereign Spirit Limited (the “Legal Owner”) under the Marshall Islands flag;

WHEREAS, Owner desires to charter the Vessel to Charterer, and Charterer desires to charter the Vessel from Owner, which shall be able and ready at all times to receive, store, carry and regasify and discharge LNG (as defined below) and discharge regasified LNG subject to the terms and conditions set forth in this Charter.

WHEREAS, Owner shall appoint a Brazilian Affiliate to operate the Vessel under the Operation and Services Agreement.

Now, therefore, for and in consideration of the mutual undertakings set forth herein, Owner and Charterer hereby agree as follows:

1.                                      Definitions

1.1                                 Definitions

In this Charter and the Schedules, save where the context otherwise requires, the following words and expressions shall have the meanings respectively assigned to them in this Clause.

“Acceptance Option”	is defined in Clause 6.4(c)(ii).

“Achieved Speed”	is defined in Schedule II, Part A, Article 2(f).

“Affiliate”	means, with respect to any Party, a person that controls, is controlled by, or is under common control with, such Party. For the purposes of this definition, the term “control” means the beneficial ownership of fifty percent (50%) or more of the voting shares of a company or other entity, as applicable, or of the equivalent rights to determine the decisions of such a company or other entity.

“Alteration Work”	is defined in Clause 5.2(a).

“Amended SAT”	is defined in Schedule II Part A Article 2(a)(iii).

“Applicable Re-tender Date”	means the Re-tender Date immediately prior to successful performance of the Delivery Tests.

“Approved Documents”	is defined in Clause 26.3(c).

“Availability Notice”	is defined in Clause 6.2(b).

“Ballast Service Speed”	is defined in Clause 22.1(a)(ii).

“Banking Day”	means any day when banks in both Rio de Janeiro and the required place of payment or receipt (as the case may be) are open for business.

“Base Date”	means *****.

“Bill of Lading”	means any bill of lading, custody transfer sheet, volume certificate and other like document.

“Boil-Off”	means the vapour which results from vaporisation of LNG in the Vessel’s cargo tanks.

“Boil-Off Warranty”	is defined in Clause 22.4(b).

“Builder”	means the Person performing the Modifications to the Vessel.

“Cancelling Date”	is defined in Clause 6.10(e).

“Cargo Capacity”	means the maximum safe LNG loading limit of

the Vessel as specified in Schedule I.

“Certificate of Acceptance”	means the certificate of acceptance of the Vessel, the form of which is attached in Schedule III.

“Certificate of Financial Responsibility”	means a certificate of financial responsibility as required by OPA 90.

“Certificate of Redelivery”	means the certificate of redelivery, the form of which is attached in Schedule III.

“Charter Activities”	means the performance by Owner of its obligations under this Charter and the performance by Contractor of its obligations under the Operation and Services Agreement.

“Charter Period”	means (i) the Initial Charter Period plus (ii) the First Extension Period, if any and (iii) the Second Extension Period, if any.

“Charterer Indemnified Parties”	means Charterer, Customer and all Charterer’s and Customer’s respective Affiliates and Representatives.

“Charterer’s Facility”	means any of the Rio de Janeiro Terminal or Pecém Terminal or any other terminal in Brazil capable of receiving regasified LNG.

“Charterer’s Facility Delivery Option”	is defined in Clause 6.2(c)(i).

“Charterer’s Personnel”	means those Persons designated by Charterer.

“Class” or “Classification”	is defined in Clause 2.9.

“Classification Society”	means an internationally recognized classification society that is a member of IACS and that has previous experience of LNG shipping.

“Closed Loop Mode”	means an LNG vaporisation system that operates in a closed loop mode using heat generated by the Vessel’s heating system.

“Compensation Fee”	means the amount payable by Charterer to Owner upon early termination of the Charter by Charterer pursuant to Clause 3.6.

“Completion Test”	means the Equipment Test and Regasification Test.

“Compulsory Insurances”	is defined in Schedule IX, Part A, Paragraph 4(a).

“Condition Assessment Programme” or “CAP”

means the programme administered by an internationally recognised classification society which is a member of IACS (or other similar organisation) providing an independent evaluation of the condition of the Vessel and issuing a certificate awarding a CAP rating.

“Conditions of Use”	is defined in Clause 38.1.

“Confidential Information”

means the terms and conditions of this Charter, the Operation and Services Agreement and all other documents and agreements contemplated thereby, together with any and all data, reports, records, correspondence, notes, compilations, studies and other information relating to or in any way connected with this Charter, the Operation and Services Agreement and all other documents and agreements contemplated thereby, that is disclosed directly or indirectly by or on behalf of the disclosing Party or any of its Representatives to the receiving Party or any of its Representatives, whether such information is disclosed orally or in writing.

“Contractor”	means Golar Serviços de Operação de Embarcações Limitada with its registered office at c/o Domingues e Pinho Contadores, Avenida Rio Branco, 311 - 4º andar, Centro - Rio de

Janeiro — RJ, Brasil, CEP 20.040-903.

“Coordination Procedure”	is defined in Clause 2.6(b)(iv).

“Customer”	means Petróleo Brasileiro S.A.

“Customer’s Personnel”	means those Persons designated as such by Customer (as notified to Owner by Charterer).

“Daily Hire”	is defined in Clause 9.2.

“Damages”

means collectively, all claims, liabilities, obligations, losses, damages, deficiencies, assessments, judgments, penalties, actions, suits, out-of-pocket costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees and costs and expenses).

“Delivery Date”	means the date upon which delivery of the Vessel is accepted by Charterer, as evidenced by the Parties’ execution of the Certificate of Acceptance.

“Delivery Instructions”	is defined in Clause 6.2(c).

“Delivery Test Protocol”	is defined in Clause 2.6(b)(i).

“Delivery Tests”	means such inspection and/or testing of the Vessel as may be required to determine whether or not the Vessel meets the Required Performance Levels in accordance with the Delivery Test Protocol.

“Designated Terminal”

means (i) the terminals designated as such in Schedule IV and (ii) such other terminals from which the Vessel is required to load or discharge LNG pursuant to a Designated Trades as notified by Charterer to Owner in writing from time to time.

“Designated Trade”	means a contract for sale and purchase of LNG

between Charterer (as either buyer or seller) and a third party (as either seller or buyer) at a Designated Terminal.

“Discharge Rate Warranty”	is defined in Clause 22.2(b).

“Dispute”	is defined in Clause 45.2(a).

“DMA”	means marine distillate fuel A.

“EOP”	is defined in Schedule II, Part A, Article 4(a)(i).

“Equipment Test”	is defined in Clause 2.6(a).

“Estimate”	is defined in Clause 31.3.

“Event of Charterer’s Default”	is defined in Clause 28.2.

“Event of Contractor’s Default”	means the occurrence of any event that constitutes an “Event of Contractor’s Default” under the Operation and Services Agreement.

“Event of Customer’s Default”	means the occurrence of any event that constitutes an “Event of Customer’s Default” under the Operation and Services Agreement.

“Event of Owner’s Default”	is defined in Clause 28.1.

“FAOP”	is defined in Schedule II, Part A, Article 4(a)(ii).

“First Extension Period”	is defined in Clause 3.2.

“Flow Rate Modulation”	*****.

“Force Majeure”	is defined in Clause 27.2.

“Fuel Consumption Warranty”	is defined in Clause 22.3.

“fuel”	is defined in Schedule II, Part A, Article 4(a)(iii).

“fuel oil”	is defined in Schedule II, Part A Article 4(a)(iii).

“Fuel Oil Equivalent”	refers collectively to its two components, fuel oil and Boil-Off gas and is measured in metric tonnes applying the Fuel Oil Equivalent Factor.

“Fuel Oil Equivalent Factor”	is defined in Clause 22.4(a).

“Fuel Price”	means, with respect to fuel oil, gas oil or diesel oil, the last price duly documented, in United States Dollars, paid for each item.

“Gas Free”	means the Vessel’s cargo tanks are free of all natural gas vapour and under an atmosphere of inert gas.

“Governmental Authority”

means any national, regional, state, municipal, local or other government, including any subdivision, agency, board, department, commission or authority thereof, including any harbour or marine authority, or any quasi-governmental organisation therein, having jurisdiction over Owner, Charterer, Contractor, Customer or the Vessel and acting within its legal authority (except that, for the purposes of Clause 27.2 (Force Majeure) and Clause 32 (Requisition), Governmental Authority shall include such entities whether or not they are acting within their legal authority).

“Guaranteed Speed”	is defined in Schedule II, Part A, Article 2(a)(iv).

“Hague Rules”	is defined in Clause 13.2(b).

“Hague Visby Rules”	is defined in Clause 13.2(b).

“Hamburg Rules”	is defined in Clause 13.2(d).

“Hire”	is defined in Clause 9.1.

“Hire Commencement Date”	means the date set forth in the Certificate of Acceptance as the date upon which Hire shall commence, being the Tender Date, Re-tender Date or Delivery Date, as the case may be.

“Hourly Rate of Hire”	is defined in Clause 23.2(a).

“IACS”	means the International Association of Classification Societies or any successor body of the same.

“Initial Charter Period”	is defined in Clause 3.1.

“Institute Warranty Limits”	means trading limits imposed by the hull insurers on the Vessel.

“International Standards”

means those standards and practices from time to time in force applicable to the ownership, design, equipment, operation or maintenance of LNG tankers (including tankers with LNG regasification facilities on-board) and berthing and loading facilities, including, without limitation, those established by the International Maritime Organisation, the OCIMF, or SIGTTO (or any successor body of the same) and/or any other internationally recognised agency or organisation with whose standards and practices it is customary for international operators of such tankers or facilities to comply.

“ISO”	means the International Organisation for Standardisation.

“ISPS Code”	is defined in Clause 44.

“Issuing Party”	is defined in Clause 10.6(a).

“Laden Service Speed”	is defined in Clause 22.1(a)(i).

“Law”	means any law (including any zoning law or ordinance or any environmental law), treaty, statute, rule, regulation, ordinance, order,

directive, code, interpretation, judgment, decree, injunction, writ, determination, award, permit, license, authorisation, direction, requirement, decision or agreement of, with or by any Governmental Authority.

“LIBOR”

means the London inter-bank offered rate for one-month U.S. dollar deposits which appears on Reuters BBA Page LIBOR 01 (or such other page as may replace that page for the purpose of displaying offered rates of leading banks for London inter-bank deposits as aforesaid) as at 11.00 a.m. (London time) on the relevant day; provided, however, that if this rate is not available, then the rate quoted in London for 30-day U.S. dollar deposits by the London head branch of Barclays Bank plc at approximately 11.00 a.m. (London time) on the relevant day for value two (2) Banking Days later in London, or, if this rate is not available, the rate published on the relevant date in the Financial Times at which U.S. Dollar deposits were offered in the London inter-bank market for a period of one (1) month, or, if this rate is not available, the rate then quoted by such bank as Owner and Charterer may agree.

“LMAA Rules”	is defined in Clause 45.2(a).

“LNG”	means natural gas liquefied by cooling and which is in a liquid state at or near atmospheric pressure.

“LNG Heel”	means cargo retained in the cargo tanks of the Vessel on completion of discharge.

“LNG Loading Terminal”	is defined in Clause 6.6(a).

“LNG Price”	is defined in Clause 49.8.

“LNG SPA”	means a contract for the sale and purchase of LNG between a third party and Charterer (or an Affiliate thereof) for the loading and/or discharge of LNG on or from the Vessel (as the case may be).

“LNG Transfer Procedure”	is defined in Clause 2.6(b)(iv).

“Loading Rate Warranty”	is defined in Clause 22.2(a).

“Manager”	is defined in the Operation and Services Agreement.

“Master”	is defined in the Operation and Services Agreement.

“Measurement Period”	*****.

“Modification Contract”	means a modification contract to be entered into between Builder and Owner in relation to the Modifications.

“Modification Report”	is defined in Clause 2.3.

“Modifications”	means the modifications to be made to the Vessel as required to ensure the Vessel complies with the Specifications.

“Monthly Hire Invoice”	is defined in Clause 10.1(a).

“Monthly Invoice Due Date”	is defined in Clauses 10.3(a).

“Monthly Invoice Payment Date”	is defined in Clause 10.3(b).

“Mortgage”	is defined in Clause 26.3(b).

“Mortgagor”	is defined in Clause 26.3(b).

“MTSA”	is defined in Clause 44.

“Nomination Procedure”	is defined in Clause 2.6(b)(iv).

“OCIMF”	means the Oil Companies International Marine Forum or any successor body of the same.

“off-Hire”	is defined in Clause 18.1(a).

“Off-Hire Allowance”	is defined in Clause 18.1(b).

“Off-Load Payment”	is defined in Clause 6.5(b).

“Off-Load Period”	is defined in Clause 6.5(a)(ii).

“OPA 90”	means the US Oil Pollution Act of 1990.

“Operation and Services Agreement”	means the operation and services agreement relating to the Vessel to be entered into between Customer and Contractor in accordance with Clause 2.12.

“Owner Indemnified Parties”	means Owner, Contractor and all Owner’s and Contractor’s respective Affiliates and Representatives (including the Master, pilot, officers and crew of the Vessel).

“P&I Club”	means a Protection and Indemnity Club that is a member of the International Group of P&I Clubs.

“Parent”	means Golar LNG Limited, a company established under the laws of Bermuda and having its registered office at Par-la-Ville Place, Second Floor, 14 Par-la-Ville Road, Hamilton HM08, Bermuda.

“Party”	means Owner or Charterer, as the case may be (and “Parties” will be construed accordingly).

“Pecém Terminal”	means the facilities to be located at Pecém harbour able to receive regasified LNG from the Vessel.

“Performance Period”	is defined in Clause 23.2.

“Permitted Lien”

means:

(a)                                   liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(b)                                  liens for salvage; and

(c)                                   liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation and repair of the Vessel;

***** and so long as the existence of any such proceedings or the continued existence of any such lien does not involve in the reasonable opinion of Charterer any likelihood of the sale, forfeiture or loss of, or any interest in, the Vessel.

“Person”	means any individual, firm, corporation, stock company, limited liability company, trust, partnership, association, joint venture, or other business.

“place of peril”	is defined in Clause 35.2.

“Pollution Regulations”	is defined in Clause 43.1.

“Primary Terminals”

means (i) the terminals designated as such in Schedule IV and (ii) such other terminals as may be proposed by Charterer in writing and approved by Owner from time to time and (iii) any other terminals Charterer may propose, where compatibility studies show that no extra costs in achieving compatibility as normally required by the terminal shall be incurred by Owner, including costs incurred to achieve physical and regulatory compatibility of the

Vessel.

“Quiet Enjoyment Agreement”	means an agreement to be entered into pursuant to Clause 26.3(b), substantially in the form attached as Schedule VIII.

“Reais” or “R$”	means the lawful currency of Brazil.

“Refurbishment Work”	is defined in Clause 3.4.

“Regas Option”	is defined in Clause 6.5(a)(ii).

“Regasification Equipment”

means all machinery and equipment on board the Vessel relating to the capability of the Vessel to regasify LNG and discharge regasified LNG, including, but not limited to, vaporisers, pumps and metering units.

“Regasification Flow Rate”	*****.

“Regasification Flow Rate Warranty”	is defined in Clause 22.2(c).

“Regasification Test”

means such tests as may be required to determine whether or not the Vessel is capable of regasifying LNG and discharging regasified LNG at the maximum Regasification Flow Rate and to perform the Flow Rate Modulation.

“Registry”	is defined in Clause 2.10.

“Reimbursement Invoice”	is defined in Clause 10.1(b).

“Reimbursement Invoice Due Date”	is defined in Clause 10.3(a).

“Rejection Date”	is defined in Clause 6.5(a).

“Rejection Option”	is defined in Clause 6.4(c)(i).

“Relevant Date”	means the Monthly Invoice Due Date, Monthly Invoice Payment Date or Reimbursement Invoice Due Date, as the case may be.

“Relevant Items”	means all materials, accessories, spare parts and any other goods necessary for the performance of this Charter and the Operation and Services Agreement.

“Remaining LNG”	is defined in Clause 6.5(a)(ii).

“Repair Option”	is defined in Clause 6.4(c)(iii).

“Representatives”	means, with respect to any Party, such Party’s directors, officers, employees, agents, representatives, accountants, consultants, attorneys and advisors.

“Required Performance Levels”	*****.

“Re-Sale Buyer”	is defined in Clause 6.5(c)(i).

“Re-Sale Option”	is defined in Clause 6.5(a)(ii).

“Re-Sale Quantity”	is defined in Clause 6.5(a)(ii).

“Re-Sale Terminal”	is defined in Clause 6.5(c)(i).

“Re-Sale Voyage Payment”	is defined in Clause 6.5(d).

“Re-tender Date”	is defined in Clause 6.4(c)(C).

“Restricted Periods”	is defined in Schedule II, Part A, Article 2(e)(vi).

“Review Date”	is defined in Clause 9.4.

“Review Item”	is defined in Clause 2.2(b).

“Rio de Janeiro Terminal”	means the facilities located at Rio de Janeiro harbour able to receive regasified LNG from the Vessel.

“R.O.F. Code”	is defined in Clause 2.20(b)(i).

“Scheduled Arrival Time” or	is defined in Schedule II, Part A, Article 2(a).

“SAT”

“Scheduled Delivery Date”	means 11 April 2008 (as may be amended pursuant to Clause 2.7 and Clause 6).

“Scheduled Drydocking”	is defined in Clause 20.1.

“SECA”	means a Sulphur Emissions Controlled Area as defined in Annex VI of the International Convention for the Prevention of Pollution from Ships (MARPOL).

“Second Extension Period”	is defined in Clause 3.3.

“Security Documents”

means (i) the Approved Documents; (ii) all documents or instruments executed by any Person granting security (or similar) rights over or in connection with the Vessel; and (iii) any document or instrument executed in connection with the foregoing.

“Service Speed”	means the Laden Service Speed, Ballast Service Speed or Minimum Service Speed, as appropriate, as such terms are used in Clause 22.1 or Schedule I.

“Shipyard”	means the Builder’s facilities at which Builder will perform the Modifications.

“Shipyard Delivery Option”	is defined in Clause 6.2(c)(iii).

“Shipyard Force Majeure”	means any event that is an event of “Force Majeure” as defined pursuant to the Modification Contract.

“SIGTTO”	means the Society of International Gas Tanker and Terminal Operators or any successor body of the same.

“Special Customs Regime”	means, strictly for the purpose of this Charter and the Operation and Services Agreement, a special customs regime that imposes a differentiated regime for temporary admission of goods into Brazil, that may be used to alleviate or reduce the tax burden on the import of goods destined for the storage, regasification, transfer or transport of liquefied natural gas and natural gas.

“Specifications”	means the Particulars of the Vessel set forth in Schedule I (including the General Technical Description) and the other provisions of this Charter.

“Speed Performance Warranty”	is defined in Clause 22.1.

“Tax”

means all forms of taxation and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies, in each case, in the nature of taxation including (without limitation), corporation tax, supplementary charge, petroleum revenue tax, income taxes, sale taxes, use taxes, stamp duty, transfer taxes, gross income taxes, value added taxes, social contribution taxes, employment taxes, government royalties, customs duties, excise duties, environmental taxes, and levies and withholding taxes together with all penalties and interest relating thereto and any penalties and surcharges in respect of the associated reporting requirements relating to the movement of goods and provision of services, wherever or whenever imposed.

“Temporary Admission Regime”

means the customs and tax regime under applicable Brazilian Law that permits the entry of goods and/or assets arriving from abroad without tax burdens arising from import operations, or with a reduced tax burden proportional to the period during which the goods will remain in the country.

“Tender Date”	is defined in Clause 6.4(a).

“Terminal Operator”	means the operator of each Primary Terminal and each Designated Terminal.

“time”	is defined in Clause 18.2(b).

“United States” or “US”	means the United States of America.

“United States Dollars”, “$” or “US$”	means the lawful currency of the United States of America.

“VCP Daily Rate”	is defined in Clause 6.6(d).

“VCP Option”	is defined in Clause 6.2(c)(ii).

“Vessel”	is defined in Clause 2.1.

“Voyage”	is defined in Schedule II, Article 4(b).

“Voyage Charter Party” or “VCP”	is defined in Clause 6.6(a).

“Voyage Reports”	is defined in Clause 23.3.

1.2                                 Interpretation

(a)                                  Unless the context otherwise requires, a reference to the singular shall include a reference to the plural and vice-versa, and a reference to any gender shall include a reference to the other gender.

(b)                                 The Schedules attached hereto shall form part of this Charter and in the event of any conflict between the body of this Charter and the Schedules, the body shall prevail.  Unless the context otherwise requires, a reference to the preamble, any clause, schedule or article shall be to the preamble, Clause, Schedule or Article (forming part of a Schedule) of this Charter.

(c)                                  The headings of the Clauses and Schedules in this Charter are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Charter.

(d)                                 The words ‘include’ or ‘including’ shall be deemed to be followed by ‘without limitation’ or ‘but not limited to’ whether or not they are followed by such words.

(e)                                  Any reference to a ‘day’ shall be construed as a reference to a calendar day.

(f)                                    Any reference to the calendar shall be construed as reference to the Gregorian calendar.

(g)                                 This Charter may be executed in the English and Portuguese languages, provided that, if there is any discrepancy between the English and Portuguese versions, the English language version shall prevail.

(h)                                 Any reference in this Charter to this Charter or any other agreement or document is a reference to this Charter or, as the case may be, the relevant other agreement or document as from time to time amended, supplemented or novated.

2.                                      Vessel to Be Chartered

2.1                                 The Vessel

The vessel to be hired for services under this Charter is mv Golar Spirit, IMO number 7373327, including its appurtenances, machinery, equipment and fittings (the “Vessel”).  On or after the date hereof, Owner shall procure that the Vessel is modified so as to comply with the Specifications.

2.2                                 Vessel Documents and Model

(a)                                  At no cost to Charterer, within ***** of entering into this Charter, Owner shall provide to Charterer two (2) true and complete copies of the plans, diagrams, drawings, specifications and manuals relating to the Vessel.

(b)                                 At no cost to Charterer, no later than ***** prior to the Scheduled Delivery Date, Owner shall provide to Charterer two (2) true and complete copies of the plans, diagrams, drawings, specifications and manuals relating to the Modifications, including the Regasification Equipment (each, a “Review Item”).

(c)                                  At no cost to Charterer, Owner shall:

(i)                                     within ***** of receipt by Owner of any updated, amended or final Review Item from Builder, Owner shall deliver to Charterer two (2)

true and complete copies thereof; and

(ii)                                  provide to Charterer one model (with a scale of no less than 1:200) of the Vessel (incorporating the Modifications) and one 3D model designed in AutoCad studio (.3DS) format.

2.3                                 Modification Reports.

Owner shall provide Charterer with a monthly report (each a “Modification Report”) advising on the status of the Modifications, including, where applicable, Owner’s estimate of the period of any delay in delivery of the Vessel under this Charter and any other material developments relating to the Modifications.  The first Modification Report shall be provided by Owner one (1) month after the commencement of the Modifications.

2.4                                 Monitoring of Vessel Modification

(a)                                  As and when requested in writing by Charterer, Owner shall meet with Charterer and Customer at Owner’s facilities or at the Shipyard (or such other place mutually acceptable to the Parties) for the purpose of evaluating the progress of the Modifications.  Owner shall procure that Builder shall permit Charterer, Customer and a reasonable number of Charterer’s Personnel and Customer’s Personnel to be present at the Shipyard for such purposes; provided that any such meetings at the Shipyard shall occur during ordinary working hours and shall not unduly obstruct the normal or orderly modification of the Vessel.

(b)                                 Notwithstanding anything to the contrary in this Charter or the Operation and Services Agreement, neither the exercise nor the non-exercise (nor anything done or not done in the exercise or non-exercise) by Charterer or Customer of any respective right to monitor the Vessel or the Modifications, or any right of inspection or attendance or otherwise (including the receipt and review of any plans, drawings or instruction manuals relating to the Vessel or Regasification Equipment or any part thereof) in relation thereto shall (a) create or impose any obligation or liability whatsoever on Charterer or Customer with respect to the Vessel or the Modifications, (b) in any way affect or alter Charterer’s or Customer’s obligations or liabilities under this Charter or the Operation and Services Agreement or (c) in any way affect Owner’s responsibility and liability under this Charter.

2.5                                 Notice of Tests and Trials

Owner shall promptly notify Charterer and Customer of all tests and trials of the Vessel, its equipment and components (including the Equipment Test and Regasification Test) and procure that the Builder permits Charterer, Customer, Charterer’s Personnel and Customer’s Personnel to attend such tests and trials.

2.6                                 Tests and Programmes

(a)                                  Equipment Test

Owner shall procure that the Regasification Equipment (and each part thereof) is tested by Builder at the Shipyard to ensure compliance with the Regasification Equipment manufacturer’s recommendations and Classification Society requirements (the “Equipment Test”).  The Equipment Test shall be conducted at Builder’s or Owner’s cost and expense.

(b)                                 Regasification Test and Operations Programme

(i)                                     No later than ***** before the Scheduled Delivery Date, Owner shall deliver to Charterer a programme for testing the performance of the Vessel upon delivery, including the performance of the Delivery Tests (the “Delivery Test Protocol”).  Such Delivery Test Protocol shall include, in reasonable detail, technical and operational information relevant to such testing.  The Parties agree to use their respective best endeavours to agree and conclude such Delivery Test Protocol no later than ***** prior to the Scheduled Delivery Date.

(ii)                                  Owner shall conduct the Regasification Test at the Charterer’s Facility nominated by Charterer in the Delivery Instructions.  The Regasification Test shall be conducted at Owner’s cost and expense; provided that Charterer shall be solely responsible for purchasing (at Charterer’s sole cost) such LNG required to perform the Regasification Test.

(iii)                               No later than ***** before the Scheduled Delivery Date, Owner shall deliver to Charterer an operations manual providing (in reasonable detail) details as to the operation of the Regasification Equipment and the Vessel in order to ensure that regasified LNG is available to be discharged from the Vessel as may be required pursuant to this Charter.

(iv)                              No later than ***** before the Scheduled Delivery Date, the Parties shall agree the procedures to be used by (A) Owner (or Contractor), Charterer (or Customer) and any other LNG vessel for the transfer of LNG from such other LNG vessel to the Vessel (the “LNG Transfer Procedure”), (B) Owner (or Contractor) and Charterer (or Customer) for the request for delivery, and delivery, as the case may be, of regasified LNG under this Charter and the Operation and Services Agreement (such procedure, the “Nomination Procedure”) and (C) the Coordination between the LNG Transfer Procedures and the Nomination Procedures (the “Coordination Procedure”).

(c)                                  Rectification of Defects

In circumstances where the Vessel fails any Completion Test, Owner shall, or shall procure that Builder (or the Person otherwise responsible therefore) shall, correct any such defect or nonconformity prior to delivery of the Vessel under this Charter at no cost to Charterer.  If any such corrective work causes the delivery of the Vessel to be delayed, the provisions of Clause 6.10 shall apply.

(d)                                 Restriction on voyages

Other than in connection with the tests and trials or as otherwise permitted under this Charter, Owner shall not direct or permit the Vessel to perform any voyage or to transport LNG from the time of delivery of the Vessel to the Builder until the later of the Delivery Date and, if the Vessel is not accepted by Charterer, the date this Charter terminates.

2.7                                 Additional Changes

Owner shall approve and shall use all reasonable endeavours to procure that Builder undertakes to change or modify the Modifications as may be requested in writing by Charterer, including any changes required to meet the ship/shore requirements of the Primary Terminals or Designated Terminals; provided that any consequential adjustments or revision of the deadweight, cargo tank capacity, Boil-Off Rate, Regasification Flow Rate, speed, fuel consumption or any other changes to the Specifications of the Vessel are expressly agreed in writing between Charterer and Owner before Builder undertakes such changes.  All costs reasonably incurred by

Owner with respect to such changes shall be allocated between Owner and Charterer in accordance with Clause 5.2.  In the event that such changes cause delay in the modification of the Vessel, the Scheduled Delivery Date shall be extended by the period of delay directly resulting from such changes.

2.8                                 Vessel Inspection

(a)                                  Charterer and Charterer’s Personnel shall have the right to inspect the Vessel (i) upon its arrival at the Charterer’s Facility and (ii) from time to time during the Charter Period, upon reasonable prior written notice by Charterer to Owner.  Such right referred to in (ii) above may be exercised as often and at such intervals as Charterer in its absolute discretion may determine and whether the Vessel is in port or on passage.  Such inspections shall include, but not be limited to, access to and examination of the Vessel’s hull and ballast tanks, the Regasification Equipment, compressor rooms, engine rooms, cargo control rooms, navigation bridge and deck areas.  Such inspections shall also include access to and the right to inspect the Vessel’s deck and engine scrap/rough and fair copy/official log books, all on board construction records and schedules, records of surveys by the Classification Society (and any relevant Governmental Authority) and the Vessel’s operating procedures.

(b)                                 Owner shall provide to Charterer up to date and accurate information on the Vessel’s performance history, including any material accidents or incidents in which the Vessel has been involved as well as up to date and accurate information on the Vessel’s performance from original delivery, including in relation to speed, fuel consumption, Boil-Off and LNG loading and discharge rates.  Owner shall allow Charterer or Charterer’s Personnel to survey and take samples of all the Vessel’s fuel tanks and cofferdams at loading, discharge and/or bunkering ports.  Charterer shall also have the right, as often and at such intervals as Charterer elects, on reasonable notice, to inspect and copy the Vessel’s Class and related records maintained by the Classification Society.  Owner shall, upon request of Charterer, promptly arrange with the Classification Society for such inspection(s) and copying.  Owner shall afford all necessary co-operation and accommodation in respect of the above rights of inspection; provided, however:

(i)                                     that neither the exercise nor the non-exercise, nor anything done or not done in the exercise or non-exercise, by Charterer of such right shall in any way reduce the Master’s or Owner’s authority over, or responsibility to Charterer or third parties for, the Vessel and every aspect of her operation, nor increase Charterer’s responsibilities to Owner or third parties for the same;

(ii)                                  that Charterer shall not be liable for any act, neglect or default by itself, its servants or agents in the exercise or non-exercise of such rights;

(iii)                               that all reasonable costs incurred in relation to such inspection shall be for Charterer’s account; provided that any costs have been disclosed to and approved by Charterer in advance;

(iv)                              that any inspection carried out by Charterer shall be made without interference or hindrance to the Vessel’s safe and efficient operation, and shall be limited to a maximum of six (6) persons; and

(v)                                 that any overnight stays shall be subject to the provisions of Clause 9 in the Operation and Services Agreement.

(c)                                  Owner agrees to provide to Charterer or Charterer’s Personnel such information regarding the Vessel as may be reasonably necessary to verify the compatibility of the Vessel to each Primary Terminal and, as may be required by Charterer during the Charterer Period, each Designated Terminal.  Such information shall include drawings with sufficient detail to allow Charterer, any LNG seller or buyer and the applicable Terminal Operator to evaluate the compatibility of gangways, unloading arms, communications systems, mooring lines, breasting points, information regarding the Vessel’s compliance with laws applicable at each such Primary Terminal or Designated Terminal (as the case may be), the Vessel’s unloading rate, maximum draft and other physical dimensions.  Subject to Clause 5.2, the cost of any modification to the Vessel required to ensure the Vessel complies with the Specifications shall be for the account of Owner.

(d)                                 Subject to (i) Charterer’s satisfaction that the Vessel is in all respects as described in the Specifications and as warranted under this Charter and (ii) Charterer’s right to reject the Vessel pursuant to Clause 6.3, Charterer shall accept the Vessel at Charterer’s Facility upon its tendered delivery under this Charter.  Satisfaction of the above shall be evidenced by the execution and delivery by the Parties of a Certificate of Acceptance as required pursuant to Clause 6.11.

(e)                                  Once the Vessel has been accepted by Charterer pursuant to this Clause 2.8 and without the Charterer’s prior written consent, Owner shall not, and shall not permit any other Person to, modify the Vessel in any manner whatsoever that would render it not in conformity with this Charter.

2.9                                 Vessel Classification

Owner shall cause the Vessel to be classed by the Classification Society as provided in Schedule I (“Class” or “Classification”).  Such Class shall be maintained by Owner throughout the Charter Period, unless the Parties otherwise agree to change the Class.  Any cost for change in Class prior to delivery of the Vessel under this Charter shall be for Owner’s account unless requested by Charterer, in which case the cost shall be for Charterer’s account.  Any cost for change in Class after delivery of the Vessel under this Charter shall be for the account of the Party who requests the Change of Class.

2.10                           Vessel Registry

Owner shall cause the Vessel to be registered under the laws and flag of the country specified in Schedule I (the “Registry”).  Such Registry shall be maintained by Owner throughout the Charter Period, except as may otherwise be agreed between Charterer and Owner.  Consent by either Party to the other Party’s request for any change of Registry shall not be unreasonably withheld.  All costs incurred in relation to a change in Registry prior to delivery of the Vessel under this Charter shall be for Owner’s account unless requested by Charterer, in which case the cost shall be for Charterer’s account.

2.11                           Name Change and Marking of Vessel

(a)                                  If Charterer requires a change in the name of the Vessel, such request for a change in the Vessel name not to be made later than ***** before the Scheduled Delivery Date, Owner shall at Charterer’s expense change the name of the Vessel in accordance with Charterer’s instructions.

(b)                                 Charterer may fly its house flag and paint the Vessel’s funnel, hull and superstructure with its own colours and affix thereto Charterer’s insignia.

2.12                           Identity of Contractor

The Owner shall procure that the Contractor shall enter into the Operation and Services Agreement no later than ***** after the date hereof, such Person to be acceptable to Charterer as evidenced by Charterer´s prior written consent, such consent not to be unreasonably withheld.

2.13                           Owner’s Responsibility

Except as expressly provided otherwise in this Charter, the exercise by Charterer of any rights it may have under this Charter in relation to the Vessel shall not affect or alter (a) the responsibility of Owner to deliver the Vessel in accordance with this Charter and the Specifications or (b) any other rights Charterer may have hereunder.

2.14                           Responsibility to Builder

Neither Charterer nor Customer shall have any responsibility for Owner’s performance of its obligations under the Modification Contract and Owner shall hold Charterer, Customer, Charterer’s Personnel and Customer’s Personnel harmless from and indemnify Charterer, Customer, Charterer’s Personnel and Customer’s Personnel against any claim and/or liability made by Builder or any other Person in respect of the Modification Contract or Owner’s performance thereunder.

2.15                           Importation of the Vessel

On behalf of Charterer, Owner (or a representative appointed by Owner) shall make arrangements directly with all competent bodies for the regular entry of the Vessel and all Relevant Items into Brazil.  Owner shall make arrangements, at Owner’s cost and expense, for the release, survey and registration of the Vessel and all Relevant Items, and the granting of the Temporary Admission Regime in respect of the Vessel and all Relevant Items.  The entry of the Vessel and all Relevant Items under the Temporary Admission Regime shall be in accordance with the terms of this Charter, the Operation and Services Agreement and all applicable Laws.

2.16                           Grant of the Temporary Admission Regime

(a)                                  Owner undertakes to:

(i)                                     send to Charterer, within ***** after customs clearance, copies of all import documents, including the Import Declaration (“Declaração de Importação”), supporting entry of the Vessel and all Relevant Items into Brazil;

(ii)                                  if a new regime comes into force and/or is offered to the Vessel, and where requested by Charterer (and at Charterer’s cost) make all necessary arrangements for transferring the Vessel and all Relevant Items to a more beneficial regime than the one originally granted at the time of the Vessel’s entry into Brazil; and

(iii)                               provide to Charterer copies of all documents relating to the transfer of the Vessel and all Relevant Items from the original regime to a more beneficial regime, if applicable; and

(iv)                              comply with and observe all customs and import requirements, in particular the deadlines established by Law, and maintain all necessary records relating to the import of the Vessel and all Relevant Items admitted under the Temporary Admission Regime, and Owner shall be liable for any violations of such obligations and subsequent termination of the Temporary Admission Regime, if applicable.

(b)                                 If Charterer makes an express request to the Owner for the Vessel and all Relevant Items to be imported on a permanent basis, any Taxes applicable to and payable in respect of the Vessel and all Relevant Items which were suspended by the adoption of the Temporary Admission Regime and which then become due and payable, shall be advanced or reimbursed by Charterer against documentary evidence.

2.17                           Foreign Trade

(a)                                  On behalf of the Charterer, Owner shall import and, as necessary, export the Vessel and all Relevant Items and/or any other goods or materials expressly requested by Charterer.

(b)                                 Owner shall submit to Charterer every ***** commencing from the Delivery Date, or whenever required by a Governmental Authority or by Charterer, an updated list of all goods imported into Brazil and exported from Brazil in relation to this Charter and the Operation and Services Agreement.

(c)                                  Owner shall not be entitled to use, transfer, lend or rent the Vessel or any Relevant Items for any other purpose or agreement other than the performance of this Charter and the Operation and Services Agreement.

(d)                                 Owner shall have sole responsibility and liability for (i) all costs related to the importation of the Vessel and all Relevant Items under the Temporary Admission Regime and the Vessel’s and all Relevant Items return abroad under this Charter, and (ii) the customs clearance of Relevant Items, including storage and warehousing rates and any other related expenses.

(e)                                  Charterer shall only be required to pay the Taxes (i) in relation to the Temporary Admission Regime and any new Temporary Admission Regime, if such a regime is imposed by Governmental Authorities or if the Vessel is transferred to a more beneficial regime as requested by Charterer pursuant to Clause 2.16(a)(ii), and (ii) in the event that the Vessel (or any Relevant Items) departs and returns to Brazil either at Charterer’s request or for Scheduled Drydocking at any time during the Term of this Charter.  Notwithstanding the immediately preceding sentence, if the Vessel (or any Relevant Items) departs from Brazil for any other reason than at the request of Charterer or for Scheduled Drydocking (including any drydocking, repairs or maintenance which is not considered Scheduled Drydocking under this Charter) the costs, expenses and Taxes related to any Temporary Admission Regime imposed by Governmental Authorities shall be for Owner’s account.

(f)                                    In the event this Charter is terminated, the Vessel and all Relevant Items shall depart from Brazil as soon as the Vessel has been redelivered to Owner in accordance with the provisions of this Charter, and Owner shall immediately apply for termination of the Temporary Admission Regime and deliver to the Charterer certified copies of all customs clearance documents.  Subject to Charterer’s obligation to pay any Taxes relating to the Vessel’s importation in accordance with Clauses 2.17(e) and (h), Owner shall be solely responsible for any costs, expenses or other liabilities in relation to any Taxes imposed, if any, or any other expenses incurred after termination, except where Clause 2.17(g) applies.

(g)                                 Where this Charter is terminated due to an Event of Charterer’s Default or at Charterer’s convenience in accordance with Clause 3.6, Charterer shall be responsible for any costs, expenses or other liabilities incurred in relation to any Taxes imposed, if any, or any other expenses incurred after termination provided that Vessel (and all Relevant Items) departs Brazilian waters as soon as is reasonably practicable and in compliance with safety and other applicable regulations upon such termination.

(h)                                 Notwithstanding that it is the responsibility of Charterer to pay any Taxes in relation to the Temporary Admission Regime, Owner is obliged to deliver in advance to Charterer the necessary documents to facilitate such payments, in order that Charterer may effect such payments without incurring delay. If Owner fails to present such documents and as a consequence Charterer is subject to the payment of any penalty or interest due to the delay, then Owner shall promptly reimburse Charterer for any such additional amounts.

2.18                           Special Customs Regime

(a)                                  Owner undertakes to comply with and shall be responsible for any and all obligations, regulations and/or requirements of the applicable tax authorities, and to take any actions or measures deemed necessary by the same, in relation to the granting, amendment or cancellation of the Special Customs Regime for the import and/or export of the Vessel and all Relevant Items, and Charterer shall reimburse Owner for all costs and expenses incurred therein.

(b)                                 Owner shall, in a timely manner and on behalf of Charterer, request from the competent tax authority the grant of the Special Customs Regime, if applicable, for the Vessel and all Relevant Items, including any goods required for replacement or repair of other goods already brought into the country.  Owner shall immediately notify Charterer when the Special Customs Regime is granted.

(c)                                  In the event that, following import of the Vessel into Brazil, a customs regime is granted that is more beneficial to the Parties than the Special Customs Regime adopted pursuant to Clause 2.18(b), Owner shall, upon receipt of a request from Charterer, apply on behalf of Charterer (but at Charterer’s cost) to the applicable tax authority for a transfer of the Vessel and/or all Relevant Items to the new customs regime as soon as possible.

(d)                                 Owner shall be liable for all costs and expenses incurred as a result of non-compliance with this Clause 2.18.

2.19                           Miscellaneous

(a)                                  Owner undertakes to maintain general and permanent control of the Vessel and all Relevant Items and shall be liable for all related costs and expenses thereto.

(b)                                 Owner shall comply with the Normative Ruling from the Federal Revenue

Office (Brazil) no. 285 of January 14, 2003 and any amendments thereto, regarding the Vessel and all Relevant Items admitted under the Temporary Admission Regime, and with the specific rules of any special regimes that may be enacted during the Charter Period which may apply to this Charter.  Charterer shall provide the requisite security pursuant to such Normative Ruling or, in the event that Owner has provided such security, shall indemnify Owner accordingly.

(c)                                  In order to allow Owner to take the measures referred to in Clauses 2.15, 2.16, 2.17, 2.18 and 2.19, Charterer shall grant to a customs clearance agent appointed by Owner (and approved by Charterer) a power of attorney granting such person specific powers to act on Charterer’s behalf in executing and performing Charterer’s obligations under this Charter in accordance with the requirements of, and in the standard required by, the Federal Revenue Office.  Owner undertakes to supervise the customs clearance agent with due diligence.  *****

(d)                                 Owner shall be liable for any actions or measures deemed necessary by the relevant governmental agencies in relation to any and all import licenses, Import Declarations and export registrations relating to the Vessel and all Relevant Items.

(e)                                  Owner shall, at Charterer’s request, submit evidence of Charterer’s compliance with all import/export regimes imposed (including any necessary record keeping) and the regular standing of the operations, regarding import and/or export of the Vessel and all Relevant Items.

(f)                                    For avoidance of doubt, any eventual costs, expenses and Taxes incurred by Charterer due to Owner’s failure in controlling and maintaining proper documentation in relation to importation and exportation of the Relevant Items will be for Owner’s account.

2.20                           Conditions Precedent

(a)                                 Charterer’s obligation to pay Hire under this Charter shall be conditional upon Owner providing Charterer with all necessary documentation to enable Charterer to apply for a Register of Financial Operations code (Registro de Operacoes Financeiras) (the “R.O.F. Code”) as required pursuant to Brazilian Law, the Operation and Services Agreement or any other documents or agreements executed in connection with the Vessel.

(b)                                If and to the extent that any Vessel inspections (of any kind) are required in order for Owner to provide Charterer with such documents required pursuant to Clause 2.20(a), then Owner shall (or shall procure that Contractor shall) submit the Vessel for all necessary inspections to enable the Charterer to apply for such R.O.F. Code.

(c)                                 If and to the extent Charterer is required to deliver to Owner any documents or to take any actions, in each case, as required under this Charter in order to permit Charterer to obtain the above referenced R.O.F. Code, then Charterer hereby agrees to provide such documents or perform such acts without unreasonable delay.  Further, Charterer agrees to submit the application for the R.O.F. Code promptly upon receipt of all necessary documentation for the same from Owner.

3.                                      Charter Period

3.1                                 Charter Period

Subject as provided in this Clause 3 and Clauses 6 and 27, the term of this Charter shall be ten (10) years commencing from the Delivery Date (the “Initial Charter Period”).

3.2                                 First Extension Period

Charterer shall have the right to continue chartering the Vessel at the end of the Initial Charter Period for a period of up to thirty six (36) months (the “First Extension Period”).  Charterer shall notify Owner of its election to exercise such right in writing not later than six (6) months prior to the end of the Initial Charter Period, and such notice shall specify the last date of such First Extension Period.  The terms and conditions of this Charter shall continue to apply during the First Extension Period.  Owner shall obtain all necessary authorisations, licences, tax regularisations and any other legal or contractual requirements as may be required for such extension.

3.3                                 Second Extension Period

Charterer shall have the right to continue chartering the Vessel at the end of the First Extension Period for a period of up to twenty four (24) months (the “Second Extension Period”).  Charterer shall notify Owner of its election to exercise such right in writing not later than six (6) months prior to the end of the First Extension Period and such notice shall specify the last date of such Second Extension Period.  The terms and conditions of this Charter shall continue to apply during the Second

Extension Period.  Owner shall obtain all necessary authorisations, licences, tax regularisations and any other legal or contractual requirements as may be required for such extension.

3.4                                 Refurbishment Work

Either Party may request a longevity study of the Vessel to be conducted by an expert reasonably acceptable to Owner and Charterer to ascertain (a) the remaining useful life of the Vessel, (b) any refurbishment or other work (the “Refurbishment Work”) required to enable the Vessel to be used by Charterer for the Second Extension Period and (c) the cost of any such Refurbishment Work.  The cost of such study and any Refurbishment Work will be borne by Owner.

3.5                                 Extension for Time Off-Hire

Any time during which the Vessel is off-Hire for Scheduled Drydocking shall be added to the Initial Charter Period.  Any time during which the Vessel is off-Hire for any other reason (up to the total amount of off-Hire time) may be added to the Charter Period at Charterer’s option, such option shall be exercised by Charterer no later than ***** before the date on which this Charter would otherwise terminate.  Where such option is exercised, the Rate of Hire for any such extension period shall be that prevailing at the time this Charter would, but for the provisions of this Clause 3.5, have terminated by effluxion of time.  Any periods of off-Hire occurring after the time and date on which Charterer has declared its option may also be added to the Charter Period.

3.6                                 Early Termination Rights

Charterer shall have the right to terminate this Charter at any time after the fifth (5th) anniversary of the Delivery Date upon payment of the relevant Compensation Fee to Owner.  Charterer may exercise such right by providing six (6) months’ prior written notice thereof to Owner.  The Compensation Fee payable by Charterer to Owner on early termination pursuant to this Clause 3.6 shall be determined as follows:

(a)                                  where Charterer terminates this Charter on any of the ***** through ***** anniversaries of the Delivery Date, the Compensation Fee shall be the amount set forth next to such date in Schedule V; and

(b)                                 where Charterer terminates this Charter on date other than the ***** anniversaries of the Delivery Date in between the ***** and ***** anniversaries of the Delivery Date, the Compensation Fee shall be the amount determined in accordance with the following formula:

*****

Where, at any point in time:

*****             *****

*****             *****

*****             *****

Charterer hereby agrees that if it serves an early termination notice on Owner pursuant to this Clause 3.6 it shall procure that Customer shall (at the same time) serve an early termination notice on Contractor pursuant to Clause 2.5 of the Operation and Services Agreement.  Similarly, Charterer agrees that if Customer serves a termination notice on Contractor pursuant to Clause 2.5 of the Operation and Services Agreement, Charterer shall, at the same time, serve a termination notice on Owner pursuant to this Clause 3.6.

3.7                                 Transfer of Title

If, at any time during the Charter Period, title to the Vessel is transferred with the prior written consent of the Charterer, then the Parties agree that:

(i)                                          where such transfer is to an Affiliate of Owner then this Charter shall continue in full force and effect between Owner’s Affiliate and Charterer; and

(ii)                                       where such transfer is to any other Person then this Charter shall immediately terminate and shall cease to have effect (except for the obligations in Clause 46 (Confidentiality)) and no Party shall, save in relation to any accrued rights or obligations as at such date, have any rights or liabilities under this Charter.

3.8                                 Co-termination

Without prejudice to Clause 3.6 and Clause 2.5 of the Operation and Services Agreement, the Parties hereby agree (a) that if this Charter terminates or is terminated by either Party for any reason whatsoever, then (i) Owner shall procure that Contractor terminates the Operation and Services Agreement and (ii) Charterer

shall procure that Customer terminates the Operation and Services Agreement, in each case, with effect on the same date as this Charter so terminates, and (b) if the Operation and Services Agreement terminates for any reason whatsoever, then this Charter shall automatically terminate on the same date as the Operation and Services Agreement so terminates.

4.                                      Vessel Specifications and Characteristics

4.1                                 Owner’s Representations and Warranties

The Owner represents and warrants to Charterer in respect of the Vessel that at the Delivery Date, and throughout the Charter Period:

(a)                                  the Vessel has been modified in accordance with the Modification Contract and shall be classed by the Classification Society;

(b)                                 she shall comply with the requirements relating to CAP rating in accordance with Clause 4.6;

(c)                                  she shall be in every way fit and ready to load, handle, carry, discharge and measure LNG and to discharge regasified LNG, respectively, safely and in bulk and shall be suitable for all operations (including trading LNG) as contemplated in this Charter;

(d)                                 she shall be compatible with (i) the Primary Terminals and each Designated Terminal for berthing, unberthing, loading and discharging LNG cargo and (ii) the Rio de Janeiro Terminal and Pecém Terminal for berthing, unberthing, loading LNG and discharging regasified LNG, in each case without modification to the Vessel;

(e)                                  she shall be tight, staunch, strong, in good order and condition and in every way fit for service under this Charter including conditions prevailing at and around the Primary Terminals and each Designated Terminal, with her machinery, boilers, hull, cargo storage system, and other equipment (including but not limited to hull stress calculator, radar, computers and computer systems) in a good and efficient state;

(f)                                    her tanks, valves and pipelines shall be free of debris or other foreign matter and shall be liquid and gas tight;

(g)                                 she shall be in every way fitted for burning, in accordance with the grades specified in Clause 7.3:

(i)                                          at sea, fuel oil in any proportion with Boil-Off for main propulsion and fuel oil or marine diesel oil for auxiliaries;

(ii)                                       in port, fuel oil in any proportion with Boil-Off in her boilers and marine diesel oil for auxiliaries;

(h)                                 she shall have her insulation spaces prepared as per her containment system design conditions;

(i)                                     she shall comply with the regulations in force so as to enable her, if her size permits, to pass through the Suez Canal by day and night without delay;

(j)                                     she shall have on board all certificates, documents, approvals, permits, permissions and equipment required from time to time by the Classification Society or any Law (including but not limited to the Vessel’s Certificate of Financial Responsibility), as may from time to time be necessary to enable the Vessel to enter, carry out all required operations (including load and unload LNG and discharge regasified LNG, as the case may be) at and leave, without delay or hindrance, all Primary Terminals, ports or places to which the Vessel may be directed under the terms of this Charter (as the case may be), and Owner hereby expressly confirms that it shall indemnify Charterer for any losses, damages, delays or expenses incurred by Charterer attributable to any failure by the Vessel to have on board any such valid documentation, authorisations, approvals, permits and permissions as aforesaid;

(k)                                  she is registered under the name specified in Schedule I and in the ownership of the Legal Owner under the laws of the Registry and shall comply in all material respects with the laws, regulations, treaties and conventions and other requirements in force for foreign flag vessels trading to Brazil and other countries in which she navigates and operates pursuant to and during the term of this Charter;

(l)                                     she shall comply with the Specifications (including the General Technical Description);

(m)                               her ownership structure, flag, Registry, Classification Society and management company shall be maintained in accordance with this Charter;

(n)                                 she is capable of a complete change of ballast water at sea within sixty (60) hours while maintaining Service Speed;

(o)                                 she is equipped with tank gauges and devices (both primary and secondary) for sampling temperature, level and pressure which are acceptable to the relevant authorities and conform to generally acceptable practice in the trade in which the Vessel is engaged (including the regasification of LNG) and which are customarily maintained on board LNG vessels capable of regasifying LNG; and

(p)                                 she is equipped with VHF radiotelephone, satellite communications earth station, facsimile machine, radio teletypewriter, electronic mail capability, and such other radio telecommunication or other instantaneous communications equipment as may be required by the Classification Society, the Registry, international and port state regulations, and with a computer capable of maintaining and transmitting Charterer’s logs and other shipboard documents required to be transmitted via electronic mail to Charterer.  Charterer shall have the right, at its expense, to fit the Vessel with the ship information system to transmit Vessel position and other relevant data.

4.2                                 Cargo Measurement

(a)                                  The tank gauges and devices referred to in Clause 4.1(o) shall, at the time of their selection, be reasonably satisfactory to Charterer, be accurate and reliable in their practical application and comply with the maximum permissible tolerances provided for in Schedule I.  Compliance with the foregoing shall, when requested by Charterer, be verified by an internationally recognised independent marine surveyor selected by Charterer and arranged by Owner.

(b)                                 If required by the relevant inspectorate at any Primary Terminal or any Designated Terminal, Owner shall (upon request of Charterer) procure that the Vessel’s cargo measuring equipment and instrumentation shall be calibrated and certified at Owner’s cost.

(c)                                  Any testing or re-calibration required pursuant to Clause 4.2(a) shall be for Owner’s account unless, following testing, the equipment is found to be in good working condition, in which case the costs of such testing or re-calibration shall be for Charterer’s account.  Charterer’s Personnel shall be permitted to attend any test or verification of the measurement or calibration of the Vessel’s measuring equipment or cargo tanks, whether requested by Charterer or any other Person.  The testing or recalibration required pursuant to Clause 4.2(a) shall be performed at least once a year.

(d)                                 In the event that any of the Vessel’s calibration or measuring equipment is found to be incorrect, inaccurate or otherwise fails to meet applicable tolerances (a “failure”), Owner shall take all necessary steps within ***** of discovery of such failure, or as soon as may otherwise be convenient to Charterer, to remedy such failure to the satisfaction of an approved and independent marine surveyor.  After such period, Hire shall be reduced by ***** from the date such failure is discovered until the date the failure is remedied to the satisfaction of Charterer.

(e)                                  Charterer’s Personnel shall have the right to attend measurements, take samples and read and record indications from the cargo instrumentation and observe operations throughout the loading and discharge process.

4.3                                 Prospective Notice of Failure to Meet Specifications

Owner undertakes to notify Charterer promptly if at any time Owner has reason to believe that the Vessel may not be delivered by the Scheduled Delivery Date in accordance with the Specifications, and such notice shall specify:

(a)                                  the expected extent of variation from the Specifications; and

(b)                                 what steps, if any, can be taken to rectify or minimise or correct such expected deficiencies, variations and the anticipated impact of taking such steps on the Scheduled Delivery Date.

4.4                                 Duty to Maintain

(a)                                  Owner shall procure that Contractor shall perform all maintenance, repair and drydocking of the Vessel required throughout the Charter Period, such maintenance, repair and drydocking being at Owner’s (or Contractor’s) sole cost and expense.  Owner shall procure that Contractor shall adhere to a maintenance and repair programme throughout the Charter Period that ensures the Vessel is repaired and maintained to International Standards and can be operated safely, effectively and reliably throughout the Charter Period.

(b)                                 Any reduction of Hire permitted by the provisions of this Charter shall be without prejudice to any other remedy available to Charterer in respect of Owner’s breach of this Charter or Contractor’s breach of the Operation and Services Agreement, but where such reduction of Hire is in respect of time lost, such time shall be excluded from any calculation under Clause 18 (off-Hire) and Schedule II.

(c)                                  Owner shall advise Charterer immediately, in writing, should the Vessel fail any inspection by a Governmental Authority (including, but not limited to, a governmental and/or port state authority) or any terminal operator.  Owner shall simultaneously advise Charterer of its proposed course of action to remedy the defects that caused the failure of such inspection.

4.5                                Duty to Operate, Navigate and Manage

(a)                                  Owner shall, in order to perform this Charter, appoint Contractor to provide certain services in relation to the Vessel throughout the Charter Period.

(b)                                 Owner shall procure that Contractor shall provide shipboard personnel required by the Operation and Services Agreement and comply with all provisions in the Operation and Services Agreement relating to such shipboard personnel.

(c)                                  Owner shall procure that Contractor shall navigate the Vessel throughout the Charter Period.  The Owner shall procure that Contractor shall comply with all requirements of Customer in relation to the operation and navigation of the vessel as set out in the Operation and Services Agreement.

(d)                                 Owner shall procure that Contractor shall pay all the expenses of the Vessel during the Charter Period, other than those expenses which are expressly to be paid by Charterer or Customer pursuant to this Charter or the Operation and Services Agreement, respectively.

4.6                                 LNG Condition Assessment Programme

When, and if, the Vessel is fifteen (15) years old and over, she shall, in relation to the hull only, obtain at each Scheduled Dry-docking a CAP rating of not less than two (2) or equivalent.

5.                                      Alterations and Modifications

5.1                                 Alterations and Modifications

(a)                                  After the Delivery Date Owner shall make all such modifications to the Vessel and its equipment as may be required (i) by the Vessel’s Classification Society or Registry, (ii) to permit the Vessel to load or discharge at each Primary Terminal, each Designated Terminal or any other terminal within its trading range, or (iii) by any Governmental Authority of any country in which the Vessel may be operating or trading.  Owner shall not make (or permit to be made) any other alterations to the Vessel after the Delivery Date without

Charterer’s prior written consent (such consent not to be unreasonably delayed or withheld).

(b)                                 Owner shall also, during the Charter Period, make such other modifications to the Vessel and its equipment as Charterer may request; provided, however, that any such modifications are consistent with requirements of Class and Law.

5.2                                 Cost and Hire Status

(a)                                  The cost of work required to make the modifications set forth in Clauses 5.1(a) and (b) (the “Alteration Work”) shall be the documented cost thereof and the time taken for such works shall be deemed to include Vessel’s deviation time to, time spent at, and time spent returning from the location where the Alteration Work is performed until the Vessel has regained a position equivalent to that when the Vessel deviated for the Alteration Work.

(b)                                 Subject to Clauses 5.2(c) and 5.4, the time taken and cost of any Alteration Work notified to Owner at any time after the Delivery Date shall be borne by Charterer.

(c)                                  The cost of any Alteration Work to the Vessel required by the Classification Society or the Registry after the Delivery Date shall be borne by the Charterer and Owner on a fair and equitable basis taking into account the remainder of the Charter Period and the remainder of the economic life of the Vessel (for these purposes, the economic life of the Vessel shall be deemed to be fifty (50) years).  The Vessel shall be off-Hire for the duration of such Alteration Work unless (i) the time to perform any such Alteration Work is within the allowance for a Scheduled Drydocking, and (ii) the Alteration Work is undertaken during a Scheduled Drydocking and does not extend the time taken for such Scheduled Drydocking beyond the Off-Hire Allowance.  Hire lost as a result of the Vessel being off-Hire during any Alteration Work required pursuant to this Clause 5.2(c) shall be treated as a “cost” to be shared between Owner and Charterer on a fair and equitable basis as provided in the first sentence of this Clause 5.2(c).

5.3                                 Notice and Consultation

(a)                                  Owner and Charterer shall consult together and agree on (i) the nature of the Alteration Work to be performed, (ii) the location for the performance of such Alteration Work, (iii) the estimated duration of the Alteration Work and (iv)

the dates on which the Vessel can be taken out of service and is required to return to service.

(b)                                 After such consultation, Owner shall provide to Charterer a firm tender from the proposed agreed yard, detailing the cost and duration of the Alteration Work agreed to be performed (which Owner shall use all reasonable efforts to minimise).  Charterer shall, within ***** after receipt of the tender, confirm in writing to Owner whether it wishes the Alteration Work to proceed.

(c)                                  Any Alteration Work shall take place, if possible, during a Scheduled Dry-docking, unless Owner can show, to the reasonable satisfaction of Charterer, that this is not possible.  If any Alteration Work carried out pursuant to Clause 5.1(b) is done during a Scheduled Drydocking, and Owner can establish to the reasonable satisfaction of Charterer that such work extended the time of the Vessel drydocking time for such Scheduled Drydocking, the total duration of the off-Hire period, determined in accordance with Clause 18 shall be reduced by such amount of time by which such Alteration Work caused the actual drydocking time to exceed the Scheduled Drydocking time.

5.4                                 Compatibility of Vessel with other Port Facilities

If at any time during the Charter Period the Vessel ceases to be compatible with any Primary Terminal, any Designated Terminal or any other terminal within its trading range in accordance with the provisions of Clause 12, Owner and Charterer shall (if requested by either Party) meet and discuss the steps to be taken, if any, to alter or modify the Vessel to rectify such incompatibility.  Except where Clause 5.2(c) applies, Charterer shall be liable for the costs of, and time taken for, any rectification where such incompatibility arises due to any alteration or modification at any such terminal after the Delivery Date, and Owner shall be liable for the costs of, and time taken for, such rectification where such incompatibility arises (either before or after the Delivery Date) due to any modification or alteration to the Vessel required by the Classification Society or Law.

6.                                      Delivery, Redelivery and Cancelling

6.1                                 Delivery Place

Delivery of the Vessel under this Charter shall take place safely afloat at Charterer’s Facility or, if Charterer exercises the Shipyard Delivery Option, safely afloat at the Shipyard or (in any other case) such other place as may be agreed in writing by Owner and Charterer.

6.2                                 Scheduled Delivery Date and Notice

(a)                                  Subject to Clauses 6.3 and 6.9, the Vessel shall be delivered by Owner to Charterer on the Scheduled Delivery Date, as such date may be adjusted in accordance with this Clause 6.

(b)                                 Owner shall promptly notify Charterer in writing as soon as the Vessel (i) has passed the Equipment Test and such other tests or procedures required to be conducted by Builder or Owner after completion of the Modifications, and (ii) is in all respects ready to sail to Charterer’s Facility for purposes of delivery under this Charter (the “Availability Notice”).  Such Availability Notice shall specify the expected arrival date of the Vessel at Charterer’s Facility.

(c)                                  Upon receipt by Charterer of the Availability Notice, Charterer shall promptly, and in any event within twenty (20) days of receipt of the Availability Notice:

(i)                                          instruct the Vessel to proceed directly to one of the Charterer’s Facilities for purposes of testing and delivery under this Charter as contemplated pursuant to Clause 6.4 (the “Charterer’s Facility Delivery Option”); or

(ii)                                       instruct the Vessel to perform a voyage charter party as contemplated pursuant to Clause 6.6 (the “VCP Option”); or

(iii)                                    instruct Owner to deliver the Vessel to Charterer at the Shipyard as contemplated pursuant to Clause 6.7 (the “Shipyard Delivery Option”),

(such instructions, the “Delivery Instructions”) and Owner shall be required to promptly effect such Delivery Instructions.  If Charterer does not issue such Delivery Instructions within twenty (20) days of receipt by Charterer of the Availability Notice, then Charterer shall be deemed for all purposes of this Charterer to have irrevocably selected the Charterer’s Facility Delivery Option, with delivery at the PecémTerminal.

6.3                                 Delivery Conditions

(a)                                  Subject to Clauses 6.6(e) and 6.7, Delivery shall be conditional upon the Vessel conforming fully to the Specifications and otherwise being as warranted under this Charter.  Acceptance of the Vessel by Charterer under this Clause 6 shall not be construed as a waiver of any representations, warranties or undertakings by Owner hereunder or of any rights Charterer may otherwise have under this Charter.

(b)                                 Subject to Clauses 6.3(d), 6.4, 6.6(e) and 6.7, Charterer shall have the right to reject delivery of the Vessel and to terminate this Charter (by written notice to Owner) where the Required Performance Levels are not satisfied; provided, however, that Charterer shall not be entitled to reject delivery of the Vessel for failure to meet the Required Performance Levels where the Delivery Tests have not been commenced within thirty (30) days of the Tender Date.

(c)                                  For all purposes of this Clause 6, both Parties agree to use all reasonable endeavours to ensure the Delivery Tests are undertaken and completed without unreasonable delay.

(d)                                 Charterer’s right to reject the Vessel pursuant to Clause 6.4(c)(i) and Clause 6.5(a) shall be subject to Owner’s right to repair or modify the Vessel in such circumstances where the failure to achieve the Required Performance Levels satisfies each of the following criteria:

(i)                                          it is a minor or insubstantial defect or adjustment (as reasonably, but solely, determined by Charterer); and

(ii)                                       it can be repaired or made good at the applicable Charterer’s Facility (where the Delivery Tests were performed) by delivery of spare or replacement parts thereto; and

(iii)                                    it can be repaired or remedied within a reasonable period of time (as reasonably, but solely, determined by Charterer).

6.4                                 Delivery at Charterer’s Facility

(a)                                  Where Charterer exercises the Charterer’s Facility Delivery Option, Owner shall tender the Vessel for delivery to Charterer promptly upon the Vessel arriving at the applicable Charterer’s Facility specified in the Delivery Instructions (such date of tender, the “Tender Date”).  Thereafter Owner shall, when requested in writing by Charterer:

(i)                                          load LNG onto the Vessel and test the Vessel’s LNG loading capacity;

(ii)                                       commence regasifying LNG and perform the Regasification Test in accordance with the agreed procedures for the Delivery Test,

in each case, as required pursuant to this Charter.  Owner shall promptly report the results of such LNG loading and re-gasification operations in writing to Charterer.

(b)                                 Where:

(i)                                          the Delivery Tests are commenced within thirty (30) days of the Tender Date and the Vessel meets or exceeds the Required Performance Levels; or

(ii)                                       the Delivery Tests are not commenced within thirty (30) days of the Tender Date,

then Charterer shall accept delivery of the Vessel and the Parties shall execute and deliver a Certificate of Acceptance in accordance with Clause 6.11 and Hire shall be due and payable from the Hire Commencement Date, such date to be the same date as the Tender Date for the purposes of this Clause 6.4(b).

(c)                                  Where the Delivery Tests are commenced within thirty (30) days of the Tender Date and the Vessel does not meet the Required Performance Levels, Charterer may elect to either:

(i)                                          subject to Clause 6.3(d), reject the Vessel (“Rejection Option”); or

(ii)                                       accept the Vessel (“Acceptance Option”); or

(iii)                                    require Owner to make the necessary repairs or modifications to the Vessel in order to achieve the Required Performance Levels (“Repair Option”).

Where:

(A)                           Charterer elects the Rejection Option, then Clause 6.5 shall apply;

(B)                             Charterer elects the Acceptance Option, then Charterer shall accept delivery of the Vessel and the Parties shall execute and deliver a

Certificate of Acceptance in accordance with Clause 6.11 and Hire shall be due and payable from the Hire Commencement Date, such date to be the same date as the Delivery Date for the purposes of Clause 6.4(c)(ii);

(C)                             Charterer elects the Repair Option, then Charterer shall promptly notify Owner thereof and Owner shall repair or modify (or shall procure the repair and modification of) the Vessel in order to achieve the Required Performance Levels.  When such repairs or modifications are completed, Owner shall give written notice thereof to Charterer and the Parties shall select a mutually acceptable date as soon as reasonably practicable thereafter (taking into account, as a matter of priority, Charterer’s use of the Vessel) on which Owner shall re-tender the Vessel to Charterer for purposes of re-performing the Delivery Tests (the date of such re-tender, the “Re-tender Date”), and the Delivery Tests shall be performed as soon as practicable thereafter.  If the Vessel meets the Required Performance Levels, Charterer shall accept delivery of the Vessel and the Parties shall execute and deliver the Certificate of Acceptance in accordance with Clause 6.11, and Hire shall be due and payable from the Hire Commencement Date, such date to be the same as the Applicable Re-tender Date for the purpose of Clause 6.4(c)(iii).

If the Vessel does not meet the Required Performance Levels upon exercise by Charterer of the Repair Option, then Charterer may again elect to exercise any of the Rejection Option, Acceptance Option or Repair Option and, in which case, the same procedures set forth in respect of sub-clauses (A), (B) and (C) above shall respectively apply.

(d)                                 Where the Delivery Tests are commenced more than thirty (30) days after the Tender Date and the Vessel fails to meet the Required Performance Levels, then, subject to Clause 6.4(e), the Vessel shall be put off-Hire for the period during which the Vessel is not at Charterer’s disposition (such period of off-Hire commencing from the date such Delivery Tests are completed).  In such case, Owner shall repair or modify (or procure the repair and modification) of the Vessel in order to achieve the Required Performance Levels.  When such repairs or modifications are completed, Owner shall give written notice thereof to Charterer and the same procedures set forth in Clause 6.4(c) (in relation to the Repair Option) shall apply (mutatis mutandis) in relation to the tendering, testing and delivery of the Vessel by Owner to Charterer and the

Vessel shall be on-Hire (and Hire shall be payable) from the Applicable Re-tender Date.

(e)                                  Notwithstanding Clauses 6.4(c) and 6.4(d) above, Charterer retains the right to accept delivery of the Vessel where the Required Performance Levels are not satisfied, and pay a reduced Daily Hire as follows (i) where such failure is in respect of the Vessel’s speed, LNG loading rate or Regasification Flow Rate, such reduction in Hire shall be in accordance with Clause 23, and (ii) where the failure is in respect of the Vessel’s draught, the parties shall mutually agree an equitable reduction in Hire.  In such circumstances, the Charterer shall accept delivery of the Vessel and the Parties shall execute and deliver the Certificate of Acceptance in accordance with Clause 6.11 and Hire shall be due and payable from the Hire Commencement Date, such date being the same date as the Delivery Date for the purposes of this Clause 6.4(e).  Where this Clause 6.4(e) applies, Owner shall have the right (from time to time during the Charter Period) to demonstrate to Charterer that the Vessel is capable of satisfying the Required Performance Levels and, if required by Charterer, the Delivery Tests shall be re-performed to confirm the Vessel’s capability (such demonstration and/or Delivery Tests to be peformed at a time acceptable to Charterer, without unreasonable delay).  Where the Vessel satisfies the Delivery Tests, the original Hire amount shall again be due and payable from the date the Vessel passes such Delivery Tests.

(f)                                    Where pursuant to this Clause 6.4 the Parties are required to select a date on which Owner shall be permitted to re-tender the Vessel to Charterer for performance of the Delivery Tests, and such date is postponed upon Charterer’s request, then the Parties agree that the Cancelling Date shall be adjusted on a fair and reasonable basis to take account of any such delays in order to permit Owner to attempt such re-tender of the Vessel.

6.5                                 Rejection of Vessel

(a)                                  Where Charterer exercises the Charterer’s Facility Delivery Option and Charterer subsequently rejects the Vessel pursuant to Clause 6.3 (such date of rejection, the “Rejection Date”), then:

(i)                                          no Hire or other fee shall be payable by Charterer to Owner under this Charter (including for any period between the Tender Date and the Rejection Date);

(ii)                                       Owner shall promptly notify Charterer in writing of the amount of LNG remaining on the Vessel at the Rejection Date (the “Remaining LNG”) and the period of time it would take for the Vessel to unload such Remaining LNG (the “Off-Load Period”).  Charterer shall have the right (in its sole discretion) by written notice to Owner to either (A) require Owner to regasify any Remaining LNG at the Charterer’s Facility (the “Regas Option”) or (B) instruct Owner to sail the Vessel to such other LNG terminal and deliver such quantity of LNG as Charterer may direct (not to exceed the amount of LNG remaining on the Vessel)(such amount, the “Re-Sale Quantity”) to such Person, in each case, as Charterer may direct (the “Re-Sale Option”);

(iii)                                    Charterer shall have the right to require Owner to as soon as reasonably practical, and in compliance with safety and other applicable regulations, move the Vessel from Charterer’s Facility; and

(iv)                                   refusal by Charterer to accept delivery of the Vessel pursuant to Clauses 6.3 or 6.4 shall not in any manner adversely affect Charterer’s rights under this Charter, including Clause 6.10.

(b)                                 Where Charterer elects to exercise the Regas Option, Owner shall promptly commence regasifying any Remaining LNG at the Charterer’s Facility and Charterer shall pay to Owner an amount equal to ***** of the VCP Daily Rate for each day of the Off-Load Period (pro-rated for any part of a day) (the “Off-Load Payment”).  The Off-Load Payment shall be payable by Charterer to Owner when all Remaining LNG has been regasified and otherwise in accordance with the provisions of Clause 10.  Should the Off-Load Period be extended due solely to any act or omission of Charterer or any Affiliate of Charterer, Charterer shall pay Owner an amount equal to the VCP Daily Rate for each such additional day it takes to off load the Remaining LNG (pro-rated for any part of a day).

(c)                                  Where Charterer exercises the Re-Sale Option, Owner shall:

(i)                                          procure that, the Vessel proceeds directly from the Charterer’s Facility to such terminal (the “Re-Sale Terminal”) and delivers the Re-Sale Quantity to such Person (the “Re-Sale Buyer”), in each case, as Charterer may direct in writing pursuant to Clause 6.5(a)(ii);

(ii)                                       procure that, the Vessel is operated and crewed as required by Owner under this Charter and Contractor under the Operation and Services Agreement, as the case may be, to the same extent as if the Vessel was “on Hire” under both the Charter and Operation and Services Agreement); and

(iii)                                    be deemed to have the same obligations and duties in respect of the Vessel and its cargo as the Owner under this Charter, to the same extent as if the Vessel was “on Hire” under the Charter, in each case, at Owner’s sole cost and expense.

(d)                                 Where Charterer elects to exercise the Re-Sale Option, Charterer shall pay to Owner an amount equal to the VCP Daily Rate for each day that it takes to sail the Vessel from Charterer’s Facility directly to the Re-Sale Terminal and deliver the Re-Sale Quantity to the Re-Sale Buyer (the “Re-Sale Voyage Payment”).  The Re-Sale Voyage Payment shall be payable by Charterer to Owner upon delivery of the Re-Sale Quantity to the Re-Sale Buyer and otherwise in accordance with the provisions of Clause 10.  The provisions of Clause 6.6(f) shall apply (mutatis mutandis) in calculating the Re-Sale Voyage Payment.

(e)                                  In such circumstances where Clause 6.4(e) is applicable, Owner shall procure that the Fees payable by Charterer to Contractor under the Operation and Services Agreement are reduced in a similar manner.

6.6                                 VCP Option

(a)                                  Where Charterer exercises the VCP Option, Owner shall perform a voyage charter of the Vessel (i) from the Shipyard (or such other place as Charterer and Owner shall agree in writing) to an LNG loading terminal selected by Charterer (the “LNG Loading Terminal”), and (ii) from the LNG Loading Terminal to Charterer’s Facility (the “Voyage Charter Party” or “VCP”).

(b)                                 If the VCP Option is exercised, Charterer shall be required to accept delivery of the Vessel (for the purposes of the Voyage Charter Party only) after the Vessel has passed the Equipment Test and any Vessel inspection to be performed at the Shipyard by Builder or Owner, and such acceptance (for the purposes of the Voyage Charter Party only) shall be evidenced by the execution and delivery by the Parties of a Certificate of Acceptance substantially in the form attached as Schedule III.  Subject to Clause 6.6(e), acceptance by Charterer of the Vessel for purposes of the Voyage Charter Party shall not affect Charterer’s right to reject delivery of the Vessel pursuant to Clauses 6.3 or 6.4 or Charterer’s other rights under this Charter or Customer’s rights under the Operation and Services Agreement.

(c)                                  If the VCP Option is exercised:

(i)                                          Owner shall:

(A)                            perform the voyages referred to in Clause 6.6(a) as and when required by Charterer;

(B)                              at the LNG Loading Terminal, load such LNG on the Vessel as Charterer shall require (within the Specification);

(C)                              operate and crew the Vessel as required by both Owner under this Charter and Contractor under the Operation and Services Agreement; and

(D)                             be deemed to have the same obligations and duties in respect of the Vessel and its cargo as Owner under this Charter (and Contractor shall be deemed to have the same obligations and duties under the Operation and Services Agreement), in each case, at Owner’s sole cost and expense; and

(ii)                                       Charterer shall be deemed to have the same obligations and duties in respect of the Vessel during the VCP as set forth in Clause 8.

(d)                                 If the VCP Option is exercised, Charterer shall pay Owner a voyage charter rate equal to ***** per day (the “VCP Daily Rate”) for each day that it takes to:

(i)                                          sail the Vessel from the Shipyard to the LNG Loading Terminal;

(ii)                                       load the Vessel with such LNG as Charterer may require at the LNG Loading Terminal; and

(iii)                                    sail the Vessel from the LNG Loading Terminal to the Charterer’s Facility,

less the amount equal to (A) the VCP Daily Rate multiplied by the number of days it would have taken the Vessel to proceed directly from the Shipyard to Charterer’s Facility plus (B) the aggregate amount of costs and expenses that would have been payable by Charterer to Owner for the voyage referred to in the immediately preceding sub-paragraph (A), in each case, as if the VCP Option had not been exercised.  The Voyage Charter Party shall terminate upon arrival of the Vessel at Charterer’s Facility.

(e)                                  Promptly upon the Vessel’s arrival at the Charterer’s Facility, Owner shall tender the Vessel for delivery to Charterer, and the provisions of Clauses 6.3, 6.4 and 6.5 shall apply in relation to the delivery, testing and acceptance of the Vessel for purposes of this Charter to the same extent as if the Charterer had selected the Charterer’s Facility Delivery Option; provided that, Charterer shall not be entitled to reject delivery of the Vessel for failure to meet or exceed the requirements of item (iii) of the Required Performance Levels.

(f)                                    The amounts referred to in Clauses 6.5(d) and 6.6(d) shall be calculated on the following basis:

(i)                                          number of days it would take the Vessel to proceed between each applicable place at a speed no slower than the applicable Service Speed;

(ii)                                       the VCP Daily Rate payable shall be pro rated for any part of a day;

(iii)                                    the calculations shall be made without double counting applicable days; and

(iv)                                   the VCP Daily Rate shall be reduced to the same extent for any day during the Voyage Charter Party on which the Vessel would have been off-Hire under this Charter.

6.7                                 Shipyard Delivery Option

(a)                                  Where Charterer exercises the Shipyard Delivery Option, Charterer shall be required to accept delivery of the Vessel for all purposes of this Charter after the Vessel has passed (i) the Equipment Test and (ii) the Vessel inspection to be performed at the Shipyard by Charterer and Owner.  Such acceptance shall be evidenced by the execution and delivery by the Parties of a Certificate of Acceptance in accordance with Clause 6.11, and the Hire Commencement Date shall be the Delivery Date.  If the Vessel fails the Vessel inspection, Charterer may either (i) require Owner to repair or modify and re-tender the Vessel at the Shipyard or (ii) reject the Vessel.

(b)                                 Notwithstanding Clause 6.7(a), Charterer shall have the right to perform the Delivery Tests (at Charterer’s Facility) on the Vessel at any time after accepting delivery of the Vessel pursuant to the Shipyard Delivery Option.  If such Delivery Tests are performed and the Vessel fails to meet the Required Performance Levels, Charterer may elect to keep the Vessel on-Hire and pay a reduction in Hire pursuant to Clause 23, or put the Vessel off-Hire for the period during which the Vessel is not at Charterer’s disposition (such period commencing from the date the Delivery Tests are completed).  In such case, Owner shall repair or modify (or procure the repair or modification) of the Vessel in order to achieve the Required Performance Levels.  When such repairs or modifications are completed, Owner shall give written notice thereof to Charterer and the same procedures set forth in Clause 6.4(c) (in relation to the Repair Option) shall apply (mutatis mutandis) in relation to the tendering, testing and delivery of the Vessel by Owner to Charterer and the Vessel shall be on-Hire (and Hire shall be due and payable) from the Applicable Re-tender Date.

6.8                                 Delays Due to Shipyard Force Majeure

If the completion date of the Modifications is postponed due to an event of Shipyard Force Majeure directly affecting Builder’s ability to complete the Modifications, then the Scheduled Delivery Date (and the Cancelling Date), if established, shall be postponed for the same period subject to a maximum postponement of *****; provided that:

(a)                                  such Shipyard Force Majeure was not caused or contributed to by the Builder’s own error, neglect, act or omission or that of its employees or sub contractors;

(b)                                 such Shipyard Force Majeure could not have been foreseen by the Builder;

(c)                                  since the occurrence of such Shipyard Force Majeure, the Builder has taken all reasonable and necessary steps to mitigate the consequences of such Shipyard

Force Majeure; and

(d)                                 the Builder has given notice immediately upon occurrence of such Shipyard Force Majeure to Owner with a copy to Charterer, such notice to include Builder’s reasonable estimate of the likely duration of such Shipyard Force Majeure.

As soon as practicable after the date on which Owner becomes aware that any such Shipyard Force Majeure no longer exists or is continuing, Owner shall give notice thereof to Charterer and shall provide Charterer with a revised Scheduled Delivery Date and Cancelling Date, in accordance with this Clause 6.

6.9                                 Early Delivery

(a)                                  Owner hereby agrees to use all reasonable endeavours to procure delivery of the Vessel to Charterer as soon as possible after the date hereof.  Promptly upon Owner being notified by Builder that the Vessel shall be ready for delivery at any time prior to the Scheduled Delivery Date (as set forth in this Charter on the date hereof), Owner shall issue to Charterer the Availability Notice (as required pursuant to Clause 6.2) and the other provisions of Clause 6.2 (and this Clause 6) shall then apply; provided that if the Delivery Date is prior to Scheduled Delivery Date (as set forth in this Charter on the date hereof), such earlier date shall become for all purposes of this Charter (except where expressly provided otherwise) the Scheduled Delivery Date.

(b)                                 In the event the Hire Commencement Date is prior to the Scheduled Delivery Date (as set forth in this Charter on the date hereof) Charterer shall pay to Owner an amount equal to ***** per day for each day (not exceeding *****) that the Hire Commencement Date is prior to the Scheduled Delivery Date (as set forth in this Charter on the date hereof); provided, however, that such payment shall not be payable where Clause 6.4(c) is applicable, whether or not Charterer exercises its rights pursuant to Clauses 6.4(c)(ii) or (iii).

6.10                           Late Delivery

(a)                                  Charterer may at any time request Owner to provide a written estimate of the actual date (and time) on which the Vessel will be delivered to Charterer.  If the delivery date so estimated falls after the Cancelling Date, Charterer shall advise Owner in writing within ***** of receipt of Owner’s estimate whether Charterer will (i) cancel this Charter, (ii) exercise its rights pursuant to Clause 28 or (iii) accept such proposed date as the new delivery date of the

Vessel (in which case, such later date shall become for all purposes of this Charter the “Scheduled Delivery Date”).  In the event there is a delay in the delivery of the Vessel by reason of Owner’s wilful misconduct, Charterer shall be entitled to recover from Owner such actual damages or losses suffered by reason of such delayed delivery.

(b)                                 In the event that the Vessel is not delivered to Charterer on the Scheduled Delivery Date for reasons other than an Event of Charterer’s Default or Force Majeure, Owner shall pay liquidated damages to Charterer in *****.

(c)                                  Owner shall, at its cost, diligently pursue any claim it may have under the Modification Contract for delay in delivery of the Vessel and shall keep Charterer fully informed of the status of such claims.

(d)                                 For the avoidance of doubt, Owner and Charterer hereby agree that the compensation payable pursuant to Clause 6.6(b) is (i) Charterer’s sole remedy for delay in delivery except where Clause 6.10(e) applies, and (ii) a reasonable and genuine pre-estimate of the damages that Charterer would suffer as a result of Owner’s failure to deliver the Vessel on the Scheduled Delivery Date.

(e)                                  Should Owner fail to deliver the Vessel within ***** of the Scheduled Delivery Date (such date, the “Cancelling Date”) or the date that replaces the Cancelling Date pursuant to Clauses 6.8, 6.9 or 6.10(a), Charterer will have the right to terminate this Charter at any time thereafter prior to delivery of the Vessel in accordance with Clause 6.10(a), and such right to terminate shall be without prejudice to Charterer’s right to receive compensation pursuant to Clause 6.10(b).

(f)                                    Delivery of the Vessel in accordance with this Clause 6 is a condition of this Charter and a fundamental obligation of Owner and, save as expressly provided in this Charter, Owner shall not be excused from performance of its obligations for any reason whatsoever including, without limitation, a failure by the Builder to deliver the Vessel to Owner for any reason including without limitation the liquidation or insolvency of Builder.

6.11                           Certificate of Acceptance

The Parties shall record the Delivery Date (and time) and the Hire Commencement Date and time in a Certificate of Acceptance (in the form of Schedule III) signed by or on behalf of Owner and Charterer.  This certificate shall also include confirmation of the quantity of bunkers and LNG on board at the time of delivery.  In addition, Owner shall procure that Contractor, and Charterer shall procure that Customer, shall duly date, execute and deliver to each other the Certificate of Acceptance in the form attached as Schedule VII to the Operation and Services Agreement on the Delivery Date (such that the “Delivery Date” and “Fee Commencement Date” in such Schedule VII are the same date as the “Delivery Date” and “Hire Commencement Date” in Schedule III, respectively).

6.12                           Redelivery

(a)                                  Subject to Clause 28.4, the Vessel shall be redelivered to Owner on expiry (by effluxion of time) of this Charter at the last port of discharge or at a port to be nominated by Charterer ***** before the date of redelivery and a Certificate of Redelivery (as set forth in Schedule III) shall similarly be completed and signed on behalf of Owner and Charterer confirming the date and time of redelivery and the quantities of bunker and LNG on board the Vessel at the time of redelivery.

(b)                                 If at the time this Charter would otherwise terminate in accordance with Clause 3 when the Vessel is on a ballast voyage to a port of redelivery or is upon a laden voyage, Charterer shall continue to have the use of the Vessel at the same rate and conditions as stated herein for as long as necessary to complete such ballast voyage, or to complete such laden voyage and return to a port of redelivery as provided by this Charter, as the case may be.

(c)                                  Subject to Clause 27, the date and time of redelivery of the Vessel shall be established in accordance with the following procedures:

(i)                                          Charterer shall notify Owner of a ***** period (“Redelivery Window Period”) during which time redelivery of the Vessel is anticipated to occur, at least ***** prior to such Redelivery Window Period commencing;

(ii)                                       Charterer shall notify Owner of the firm date and estimated time of redelivery, at least ***** prior to the commencement of the Redelivery Window Period; and

(ii)                                       During the period from giving the notice in Clause 6.12(c)(ii) to actual redelivery of the Vessel Charterer shall promptly notify Owner of any anticipated variation of more than ***** in the estimated time of redelivery.

7.                                      Bunkers and LNG Heel at Delivery and Redelivery

7.1                                 Delivery and Redelivery

(a)                                Charterer shall accept and pay for all bunkers (which shall include fuel oil, diesel oil and gas oil) and LNG Heel on board at the time of delivery at the respective Fuel Price and LNG Price.  Amounts owed under this Clause 7.1 shall be included in the first Monthly Hire Invoice issued after the Delivery Date, which shall separately identify the amount payable for fuels on such Monthly Hire Invoice.

(b)                               Owner shall on redelivery (whether it occurs at the end of the Charter Period or on the earlier termination of this Charter) accept and pay for all bunkers and LNG Heel remaining on board, valued respectively at the respective Fuel Price and LNG Price.  Charterer shall issue a Reimbursement Invoice to Owner within ***** after Redelivery of the Vessel.

(c)                                  The Vessel shall be delivered to Charterer:

(i)                                     with cargo tanks with inert gas ready to start the “gas up operation”; and

(ii)                                  with an adequate quantity of fuel oil and diesel oil to allow the operation of the regasification plant at full capacity for one week.

(d)                                 The Vessel shall be redelivered to Owner with:

(i)                                     at Owner’s option, either its (A) cargo tanks containing not less than ***** LNG Heel, (B) cargo tanks containing natural gas vapour; or (C) cargo tanks in a Gas Free condition, as notified in writing by Owner to Charterer no later than ***** after the date (if any) Charterer provides the notice referred to in Clause 6.12(a) to Owner; provided, however, that where redelivery occurs other than due to expiry (by effluxion of time) of this Charter, or in the event that Charterer does not provide a notice under Clause 6.12(a), Owner shall give Charterer reasonable notice of its election of one of the above options, and Charterer shall use reasonable endeavours to comply with such request; and

(ii)                                       not less than ***** of fuel oil and ***** of diesel oil.

7.2                                 Sufficiency of Bunkers

(a)                                  Throughout the Charter Period the Vessel shall operate with at least a quantity of bunkers or Fuel Oil Equivalent on board sufficient to safely complete each voyage.  The above amount shall be in addition to a safety reserve of fuel oil or diesel oil which would enable the Vessel to steam at maximum speed for a total of *****.

(b)                                 Notwithstanding anything to the contrary in this Charter, all bunkers and LNG Heel on board the Vessel shall remain the property of Charterer or its nominee throughout the Charter Period and can only be purchased on the terms specified herein at the end of the Charter Period or, if earlier, at the termination of this Charter.

7.3                                 Grade of Bunkers

(a)                                  Charterer shall supply fuel oil type RNH-45, (whose properties comply RMH-45 (being as set out in ISO Specification 8217-1996) and diesel oil whose properties comply with the standard for DMA and any applicable emission requirements.  If Owner requires the Vessel to be supplied with more expensive bunkers Owner shall be liable for the extra costs thereof.

(b)                                 Should Charterer trade the Vessel into a SECA, then Charterer shall supply low sulphur fuel oil of a quality which will satisfy the SECA requirements, sufficient for the Vessel’s need while in the restricted area, and Owner shall provide segregated storage for this fuel oil and ensure compliance with such regulations.

8.                                      Charterer to Provide

At all times throughout the term of this Charter, Charterer shall provide and/or pay for:

(a)                                  all fuels suitable for burning in the Vessel’s engines and auxiliaries including boil-off gas (up to the guaranteed daily boil-off rate) as fuel;

(b)                                 light and canal dues, port charges and all other charges or expenses relating to unloading, discharging and bunkering;

(c)                                  Charterer’s agency fees for normal ship’s husbandry at all places or ports of call (except for Owner’s business, which shall be for Owner’s account);

(d)                                 towage, pilotage and all mooring, stevedorage, loading and discharging facilities and services, provided always that Charterer shall bear no liability for the negligence or misconduct exercised by the providers of such services and facilities; and

(e)                                  all customs or import duties arising in connection with the foregoing.

9.                                      Rate of Hire

9.1                                 Subject to the terms of this Charter, Charterer shall pay hire (“Hire”) commencing on the Hire Commencement Date and throughout the Charter Period (save for those times when the Vessel is off-Hire) monthly in advance to Owner pursuant to this Clause 9.  Hire shall be paid in United States Dollars.

9.2                                 Owner shall be paid a daily fixed amount of:

(a)                                  *****

(b)                                 *****

(c)                                  *****

in each case, covering the costs to Owner of the Vessel (including the Modifications) (the “Daily Hire”).  If costs of the Modifications to the Vessel increase or decrease due to a modification in the Specifications requested by Charterer, Owner and Charterer shall consult and agree on an appropriate adjustment to the Daily Hire during the Initial Charter Period.

9.3                                 The amount of Hire due and payable by Charterer for any calendar month shall equal the Daily Hire multiplied by the number of days in such calendar month plus any other amounts payable by Charterer to Owner under this Charter less the permitted deductions from Hire under the terms of this Charter.  Hire shall be pro-rated for any part of a day or, in respect of the first and last calendar months of this Charter, for part of a calendar month.  All calculations of Hire shall be made by reference to GMT.

9.4                                 Adjustment of Hire

(a)                                (i)                                       Hire shall be reviewed on the ***** of the Base Date, and ***** of such date thereafter during the Charter Period (such date, the “Review Date”), and adjusted in accordance with the formula below:

*****

Where, at any time:

*****

(ii)                            Where data is not yet published then the Hire shall be held at the prevailing rate until such required data is published.  The Hire shall then be recalculated and any shortfall or surplus amount shall be reconciled within *****.

(b)                                 If in the opinion of either Party:

(i)                                     a publication needed to determine an element of the adjustment formula set out in Clause 9.4, above is not available; or

(ii)                                  any such publication fails or ceases to report the data necessary to calculate such element; or

(iii)                               such data has been published in error; or

(iv)                              such data is so changed that it affects materially the validity of the index comparison over time,

then that Party may give notice to the other Party and the Parties shall agree the action to be taken to take account of such circumstance.

(c)                               (i)                                        If the Parties are not able to reach agreement on the action to be taken within ***** of the notice provided under Clause 9.4(c), then the matter shall be referred to an expert, acting as an expert and not an arbitrator, to be appointed by agreement between the Parties and whose opinion on the matter shall be final and binding on the Parties.

For the purposes of this Clause 9.4(c), the Parties hereby shall endeavour to agree to nominate an expert.  If the parties fail to agree upon the identity of a mutually acceptable expert within *****, the appointment shall be made by the International Centre for Expertise in accordance with the provisions for the appointment of experts under the Rules for Expertise of the International Chamber of Commerce.  The costs of any expert appointed pursuant to this Clause 9.4(c) together with the costs of such proceedings shall be shared equally by the Parties.

(ii)                                  Until the Parties have reached agreement on the course of action or (as the case may be) the expert has decided the matter in accordance with Clause 9.4(c)(i), Hire will provisionally be ***** of the previous Hire amount.

(iii)                               In the event of any revisions of the Hire escalation formula, the Hire provisionally calculated in accordance with Clause 9.4(c)(ii) above shall be recalculated and any over payment or underpayment from one Party to the other shall be revised to take account of the revised Hire.

(d)                                 Rounding of Calculations

No intermediate rounding of calculations made in accordance with this Clause 9.4 shall apply.  Final calculated Hire shall be expressed to two (2) decimal places (by rounding up the third decimal place where “5” or higher and rounding down where “4” or lower).

10.                               Payment of Hire

10.1                           Invoices

(a)                                  On the ***** or in any event on or before the ***** prior to each Measurement Period, Owner shall submit to Charterer a monthly Hire invoice in respect of the Hire for the following Measurement Period (the “Monthly Hire Invoice”), which shall include the following information:

(i)                                          the date and the number of days for which Hire is payable;

(ii)                                       the applicable Hire rate;

(iii)                                    the gross amount payable (expressed in figures and in words);

(iv)                                   the deductions, if any, allowed to Charterer pursuant to Clause 10.2;

(v)                                      the date and place of issue and serial number of the Monthly Hire Invoice;

(vi)                                   the serial number and date of execution of this Charter;

(vii)                                the name and code number of the bank, its address and the account number to which payment should be made;

(viii)                             the Financial Operation Register (“R.O.F.”) number issued by the Central Bank of Brazil (Banco Central do Brasil) via the Brazilian Central Banking System (SISBACEN) in relation to this Charter, as provided by Charterer to Owner upon receipt by Charterer of such number; and

(ix)                                     the name of a contact person and such person’s address and fax number, in order that Charterer may notify Owner that payment has been made.

(b)                                 If any amounts are due from one Party to the other Party other than those set forth in the Monthly Hire Invoice, including any amounts paid but not incurred or incurred but not paid, then the Party to whom such sums are owed shall, as soon as detected, furnish to the other Party an invoice (“Reimbursement Invoice”) setting out, where applicable, the information required in Clause 10.1(a), together with calculations and relevant supporting documents.

(c)                                  Prior to the issue of an invoice where Owner requires clarification as to what the invoice is required to contain, Owner shall submit questions to Charterer and Charterer shall respond promptly.

10.2                           Deductions

(a)                                  Charterer shall be entitled, on production of reasonable documentary evidence (where applicable), to deduct from payments of Hire:

(i)                                          any amounts disbursed on Owner’s or Vessel’s behalf, any advances and commission thereon, and charges which are for Owner’s account pursuant to any provision hereof;

(ii)                                       off-Hire reasonably expected to occur and payments reasonably anticipated from Owner to Charterer under this Charter during the period for which payment of Hire is to be made;

(iii)                                    lay up savings (including estimated savings);

(iv)                                   any previous overpayments of Hire, including payments made with respect to periods of off-Hire and related off-Hire expenses;

(v)                                      any sums due in respect of Owner’s failure to meet Owner’s performance undertakings as calculated pursuant to Clause 22;

(vii)                                any other sums to which Charterer is entitled under this Charter; and

(viii)                             to the extent not already paid or otherwise claimed under the Operation and Services Agreement, any amounts due and payable by Contractor to Customer in accordance with the terms of the Operation and Services Agreement.

(b)                                 Any such adjustments shall be made at the due date for the next monthly payment after facts have been ascertained.

10.3                           Invoicing

(a)                                  Each Monthly Hire Invoice delivered in accordance with Clause 10.1(a) shall become due and payable on the ***** of the Measurement Period to which it relates (“Monthly Invoice Due Date”).

(b)                                 Each Monthly Hire Invoice delivered after the ***** prior to each Measurement Period, and each Reimbursement Invoice received, shall become due and payable on the ***** following its receipt (“Monthly Invoice Payment Date” or “Reimbursement Invoice Due Date”, as applicable); provided that any amounts owed by Owner in accordance with any Reimbursement Invoice issued by Charterer that have been offset pursuant to Clause 10.2 shall not be payable under this Clause 10.3.

(c)                                  If with respect to any Monthly Hire Invoice or Reimbursement Invoice the Relevant Date is not a Banking Day, such Monthly Hire Invoice or Reimbursement Invoice shall become due and payable on the Banking Day immediately preceding such Relevant Date.

10.4                           Payment

(a)                                  Charterer shall pay or cause to be paid on the Relevant Date all amounts that become due and payable by Charterer pursuant to Monthly Hire Invoices or Reimbursement Invoices, as the case may be, issued hereunder in immediately available funds to such account with such bank and in such location as shall have been designated by Owner in such invoices.

(b)                                 *****

(c)                                  Owner shall pay or cause to be paid, on the Reimbursement Invoice Due Date, all amounts that become due and payable by Owner pursuant to a Reimbursement Invoice issued hereunder in immediately available funds to such account with such bank and in such location as shall have been designated by Charterer.  Charterer shall notify Owner of such designated account in the said Reimbursement Invoice. *****.

(d)                                 Where payment is due by one Party to the other under this Charter then, provided the Party making payment issues prompt, accurate and complete payment instructions to its bank or agent, any delay or failure on the part of the receiving Party’s bank to credit the proceeds to the receiving Party shall not constitute a delay or failure on the part of the Party making such payments.

10.5                           Incomplete Invoices

(a)                                  In the event that a Monthly Hire Invoice is issued which contains errors or lacks the information required pursuant to Clause 10.1(a) of this Charter, it shall be returned to Owner by Charterer and Owner shall issue an amended Monthly Hire Invoice.

(b)                                 Payment of any such amended Monthly Hire Invoice shall become due and payable on the ***** following receipt by Charterer.

10.6                           Disputed Invoices

(a)                                  If a Party disagrees with any Monthly Hire Invoice and/or or Reimbursement Invoice Due Date, it shall pay all undisputed amounts of such Monthly Hire Invoice and/or Reimbursement Invoice (subject to adjustment for outstanding undisputed Monthly Hire Invoice and/or Reimbursement Invoice) and shall immediately notify the other Party (the “Issuing Party”) of the reasons for such disagreement, except that in the case of manifest error in computation the Party receiving the Monthly Hire Invoice and/or Reimbursement Invoice shall pay the correct amount after advising the Issuing Party of the error.  A Monthly Hire Invoice and/or Reimbursement Invoice may be contested by the

Party that received it or modified by the Party that sent it, by notice delivered to the other Party within a period of ***** after such receipt or sending, as the case may be.  Where a Party issues a new invoice to take into account any such modification(s), the new invoice should refer to the serial number of the disputed invoice.  Promptly after resolution of any dispute as to a Monthly Hire Invoice and/or Reimbursement Invoice, the amount agreed to be due shall be paid by Owner or Charterer (as the case may be) to the other Party, together with interest thereon at the rate provided in Clause 10.6(b) from the date of payment to the date of repayment of the due amount. In the event the Parties are unable to resolve the dispute as to a Monthly Hire Invoice and/or Reimbursement Invoice the matter shall be referred to arbitration in accordance with Clause 45.

(b)                                 If Charterer commits a breach of its obligation to pay Hire properly due pursuant to this Charter (for the avoidance of doubt an amount modified pursuant to Clause 10.6(a) shall not be considered properly due pending the resolution of any dispute in relation to such modification):

(i)                                          Owner shall notify Charterer of such default and Charterer shall within ***** of receipt of such notice pay to Owner the amount due, including interest, failing which Owner may withdraw the Vessel from the service of Charterer and terminate this Charter in accordance with Clause 28.3(b) without prejudice to any other rights Owner may have under this Charter or otherwise; and

(ii)                                       such unpaid amounts shall bear interest from due date until the date paid at a rate, compounded annually, equal to *****.

10.7                           Owner’s Representative

Where Owner has appointed a legal representative in Brazil by way of the grant of a power of attorney, such representative may issue invoices on Owner’s behalf providing that the power of attorney expressly authorises such action.  At least ***** prior to the issue of an invoice by Owner’s representative for the first time, Owner shall provide Charterer with a certified copy of such power of attorney.

10.8                           Language

(a)                                  Any invoice issued pursuant to Clause 10.7 is to be in Portuguese, providing that this does not contradict the terms of the R.O.F.

(b)                                 Where an invoice is issued by Owner or Charterer in a language other than Portuguese, it shall be notarised and registered by the Brazilian Consulate and thereafter translated into Portuguese by a certified translator.

10.9                           Taxes

(a)                                  Charterer shall pay the full amount of Hire and other moneys due under this Charter without any deduction or withholding for or on account of present or future Taxes.  Notwithstanding the previous sentence, if Charterer shall be required by law to deduct or withhold any Taxes from Hire or other moneys payable under this Charter, then (i) Charterer shall make the necessary deduction or withholding, (ii) Charterer shall promptly pay the amount deducted or withheld to the relevant Governmental Authority, and (iii) Charterer shall provide Owner with evidence of payment of such deductions and withholdings in the form of self-certified receipts of payment.

(b)                                 Owner confirms that in contemplation of executing this Charter it has evaluated the Taxes applicable to the performance of Owner’s obligations hereunder, and Owner will not be entitled to an adjustment to the Hire rate due to an error in such evaluation.  However, if during the course of the Charter it is determined that such evaluation overstated Taxes imposed on Owner with respect to Owner’s performance of its obligations hereunder, the Hire rate shall be reduced or reimbursed by the amount of such overstatement. For the avoidance of doubt, any Taxes directly paid by Charterer in relation to the Vessel’s temporary admission shall not be included in the Hire.

(c)                                  If during the term of this Charter there are any new Brazilian Taxes, or there are any changes in Brazilian Tax rates and/or changes in the Brazilian Tax base that increase the Owner’s Tax burden with respect to the performance of its obligations hereunder, then Hire and other monies due under this Charter shall be increased in proportion to such increase in Owner’s Tax burden at the earliest opportunity.  However, Hire and other monies due under this Charter shall not be adjusted with respect to any new Brazilian Tax, changes in Brazilian Tax rates and/or changes in the Brazilian Tax base resulting from (i) a change in Owner’s jurisdiction of incorporation or Tax residence or domicile after the date of this Charter or (ii) a failure of Owner to comply with any applicable certification, information, documentation or other reporting requirement.

(d)                                 If during the term of the Charter there are any changes in any Brazilian Tax,

changes in Brazilian Tax rates and/or changes in the Brazilian Tax base that reduce or extinguish or exempt the Owner’s Tax burden with respect to the performance of its obligations hereunder, then Hire and other monies due under this Charter shall be reduced in proportion to such reduction in Owner’s Tax burden at the earliest opportunity.

(e)                                  The Owner shall reimburse Charterer all amounts paid regarding Taxes, with respect to which any of the following events has occurred:

(i)                                          Acknowledgment of illegality or unconstitutionality, wholly or in part, of Tax collection in administrative or judicial proceedings that the Owner may be a party thereof;

(ii)                                       Judicial statement of illegality or unconstitutionality of Tax, wholly or in part, issued in final decision rendered by the Federal Supreme Court or by the Supreme Court of Justice, regarding matters that are object of declaratory actions of the Attorney General of the National Treasury, approved by the State Finance Minister, authorizing the non-filing of appeal, or to desist of appeal that had been filed;

(iii)                                    Judicial statement of unlawfulness or unconstitutionality of Tax, wholly or in part, issued in final decision rendered by the Federal Supreme Court through a Direct Action of Unconstitutionality (ADIN), or a Declaratory Action of Constitutionality (ADC);

(iv)                                   In the events provided for in sub-items (ii) and (iii) above, the obligation to reimburse on the part of the Owner is maintained independently of any judicial and/or administrative measure that may have been taken in connection with recovery and/or compensation.

10.10                     Reporting Requirements

Owner shall comply with any and all requirements of any applicable Governmental Authority regarding the reporting, filing of returns, maintenance of books and records and payment of any Taxes due.

10.11                     Evidence of Payment

Owner shall promptly upon request provide Charterer with evidence of payment of all amounts required to be paid by Owner under this Clause 10 (any by Contractor under the Operation and Services Agreement), including if appropriate access to originals of such evidence.  *****.

11.                               Space Available to Charterer

The whole reach, burthen and decks on the Vessel and any passenger accommodation (including Owner’s suite) shall be at Charterer’s disposal, reserving only proper and sufficient space for the Vessel’s Master, officers, crew, tackle, apparel, furniture, provisions and stores, provided that the weight of stores on board shall not, unless specially agreed, exceed ***** tonnes at any time during the Charter Period.

12.                               Vessel Deployment and Operation

12.1                           Trading Limits

Subject to Clause 12.2, the Vessel shall be permitted to operate between any of the Primary Terminals and any other port in the world as Charterer shall direct within Institute Warranty Limits, as amended from time to time (and Charterer shall reimburse Owner in accordance with Clause 34 in relation to any additional insurance premiums, crew bonuses and other expenses incurred by Owner where the Vessel is ordered to trade in areas where there is war (de facto or de jure) or threat of war).  The Vessel shall not be permitted to operate or trade in contravention of any applicable United Nations Security Council resolution or other applicable Law.  If Charterer directs the Vessel to any LNG loading or receiving facilities other than the Primary Terminals, Charterer shall give notice to Owner sufficiently in advance thereof so as to enable Owner to comply with environmental, fire prevention, health, safety and other similar regulations applicable at such other place, including where any alteration or modification is required to the Vessel in order to be in compliance with such regulations.  The reasonable cost and the necessary time taken to comply with such regulations necessary solely to allow the Vessel to load or discharge at such other place shall be for Charterer’s account.  Charterer shall reimburse such costs to Owner against presentation to Charterer of appropriate invoices and supporting vouchers, except insofar as Owner is otherwise obliged to bear such costs in accordance with this Charter.  If the Vessel is directed by Charterer to call at a port within the United States of America so that a Certificate of Financial Responsibility must be issued in respect of pollution liability, with or without security therefor, or is directed to call at a port in another jurisdiction which requires a similar certificate to be issued for pollution liability or requires a vessel response plan to be issued to the appropriate authorities in respect of potential pollution, Charterer will give Owner sufficient prior notice to enable Owner to comply with such requirements (or to procure that Contractor complies with such requirements), with actual expenses incurred by Owner for such compliance being for Charterer’s account.

12.2                           Ice

The Vessel shall not trade in waters with a temperature below the January isotherm of minus ten degrees Celsius (-10°C).  The Vessel shall not be sent to icebound waters without Owner’s prior consent and shall not force ice or follow ice breakers.  Despite the receipt of Owner’s consent, if the port at which the Vessel is ordered by Charterer to discharge cargo is, or could become, inaccessible owing to ice and the Master has notified Charterer thereof, then Charterer shall be bound to order the Vessel to an alternate ice-free port at which the Vessel can discharge the cargo.  Further, if the Master reasonably considers it dangerous for the Vessel to enter or remain at any discharging place for fear of the Vessel being frozen in or damaged and the Master so advises Charterer, Charterer shall provide the Master with orders to proceed to an alternate port that is ice-free at which the Vessel can discharge the cargo.  If no such orders are received by the Master from Charterer prior to the time when the Master must deviate or break ground to avoid the dangerous situations described in this Clause 12.2, Owner shall cause the Master to proceed to the nearest safe, ice-free anchorage to await further orders from Charterer.

12.3                           Safe Places

Charterer shall use due diligence to ensure that the Vessel is only employed between and at safe places (which expression when used in this Charter shall include ports, berths, wharves, docks, anchorages, submarine lines, alongside vessels or lighters, bunker barges and other locations including locations at sea) where she can safely lie always afloat.  Notwithstanding anything contained in this Clause 12.3 or any other Clause of this Charter, Charterer does not warrant the safety of any place (including any port or berth) to which it orders the Vessel and, except as provided in Clause 12.2, shall be under no liability in respect thereof except for loss or damage caused by its failure to exercise due diligence as aforesaid. Subject to the above, the Vessel shall be loaded and discharged at any place as Charterer may direct.

12.4                           Instructions and Logs

(a)                                  Charterer shall from time to time give the Master all requisite instructions and sailing directions, and the Master shall keep a full and correct log of the voyage or voyages, which Charterer or their agents may inspect as required.  The Master shall when required furnish Charterer or its agents with a true copy of such log, with properly completed loading and discharging port sheets and Voyage Reports for each voyage, and other returns as Charterer may require.  Charterer shall be entitled to make copies at Owner’s expense of any such documents, which are not provided by the Master.

(b)                                 Charterer may issue orders directly to the Master to slow down or speed up the Vessel, consistent with the commercially reasonable safe operation of the Vessel and its machinery as determined by the Master, on ballast and/or laden passages.  A copy of any such orders shall also be sent to Owner.

12.5                           Controlled Passages

Passages that the Vessel shall not be permitted to use shall be instructed to the Master with Charterer’s standing orders.

12.6                           Infected Areas and Customs

Owner shall be liable for any loss of time and expense in quarantine arising from the Master’s or any of the Vessel’s officers or crew (other than any of Charterer’s Personnel or supernumeraries carried pursuant to the Operation and Services Agreement) having communication or interaction with the shore at any infected area without the consent or instructions of Charterer or its agent, and/or any detention by customs or other authorities caused by smuggling or other infraction of local laws by the Master, officers or crew.  Owner shall also be liable for any loss of time and expense attributable to the unavailability on board the Vessel of the appropriate certificates of inoculation/vaccination for all personnel on board, with the exception of any of Charterer’s Personnel.

13.                               Bills of Lading

13.1                           Bills of Lading

(a)                                  The Master (although appointed by Contractor pursuant to the Operation and Services Agreement) shall be under the orders and direction of Charterer as regards employment of the Vessel, agency and other arrangements, and shall sign Bills of Lading as Charterer or its agents may direct (subject always to Clauses 36.1 and 41) without prejudice to this Charter.  Charterer hereby indemnifies Owner against all consequences or liabilities that may arise:

(i)                                          from signing Bills of Lading in accordance with the directions of Charterer or its agents, to the extent that the terms of such Bills of

Lading fail to conform to the requirements of this Charter, or (except as provided in Clause 13.1(b)) from the Master otherwise complying with Charterer’s or its agents’ orders; and

(ii)                                   from any irregularities in papers supplied by Charterer or its agents.

(b)                                 If Charterer, by telex, facsimile or other form of written communication that specifically refers to this Clause 13, requests Owner to discharge a quantity of cargo either without Bills of Lading and/or at a discharge place other than that named in a Bill of Lading and/or that is different from the Bill of Lading quantity, then Owner shall discharge such cargo in accordance with Charterer’s instructions in consideration of receiving the following indemnity (or such other indemnity as may be required from time to time by Owner’s P&I Club), which shall be deemed to be given by Charterer on each and every such occasion and which is limited in value to two hundred per cent (200%) of the CIF value of the cargo carried on board:

Charterer shall indemnify Owner and Owner’s servants and agents in respect of any liability, loss or damage of whatsoever nature (including legal costs as between attorney or solicitor and client and associated expenses) which Owner may sustain by reason of delivering such cargo in accordance with Charterer’s request, provided that this indemnity shall not apply if such liability, loss or damage is a result of any act or omission of Owner (other than where such act or omission is the result of Owner acting in accordance with Charterer’s instructions).

(c)                                  If any proceeding is commenced against Owner or any of the Owner’s servants or agents in connection with the Vessel having delivered cargo in accordance with such request, Charterer shall provide Owner or any of Owner’s servants or agents from time to time on demand with sufficient funds to defend the said proceedings.

(d)                                 If the Vessel or any other vessel or property belonging to Owner should be arrested or detained, or if the arrest or detention thereof should be threatened, by reason of discharge in accordance with Charterer’s instruction as aforesaid, Charterer shall provide on demand such bail or other security as may be required to prevent such arrest or detention or to secure the release of such vessel or property and Charterer shall indemnify Owner in respect of any loss, damage or expenses caused by such arrest or detention whether or not the same may be justified.

(e)           Charterer shall, if called upon to do so at any time while such cargo is in Charterer’s possession, custody or control, redeliver the same to Owner.

(f)            As soon as all original Bills of Lading for such cargo which name as discharge port the place where delivery actually occurred have arrived and/or come into Charterer’s possession, Charterer shall produce and deliver the same to Owner whereupon Charterer’s liability hereunder shall cease; provided, however, if Charterer has not received all such original Bills of Lading by ***** on the day ***** after the date of discharge, this indemnity shall terminate at that time unless before that time Charterer has received from Owner written notice that (x) some Person is making a claim in connection with Owner delivering cargo pursuant to Charterer’s request or (y) legal proceedings have been commenced against Owner and/or carriers and/or Charterer and/or any of their respective servants or agents and/or the Vessel for the same reason.  If Charterer has received such a notice, then this indemnity shall continue in force until such claim or legal proceedings are settled.  Termination of this indemnity shall not prejudice any legal rights the Party may have outside this indemnity.

(g)           Owner shall promptly notify Charterer if any Person (other than a Person to whom Charterer ordered cargo to be delivered) claims to be entitled to such cargo and/or if the Vessel or any other property belonging to Owner is arrested by reason of any such discharge of cargo.

(h)           Owner warrants that the Master will comply with orders to carry and discharge against one or more Bills of Lading from a set of original negotiable Bills of Lading should Charterer so require.

13.2         Clause Paramount

Charterer shall procure that all Bills of Lading issued pursuant to this Charter shall contain, and in any event shall be deemed to contain, the following:

(a)           Subject to paragraphs (b), (c) and (d) below, this Bill of Lading shall be governed by, and have effect subject to, the Carriage of Goods by Sea Act of the United Kingdom, 1971, as amended.

(b)           If there is governing legislation which applies the rules contained in the

International Convention for the Unification of Certain Rules relating to Bills of Lading signed at Brussels on 25th August 1924 (hereafter the “Hague Rules”) as amended by the Protocol signed at Brussels on 23rd February 1968 (hereafter the “Hague Visby Rules”) compulsorily to this Bill of Lading, then this Bill of Lading shall have effect subject to the Hague Visby Rules.  Nothing contained herein shall be deemed to be either a surrender by the carrier of any of his rights or immunities or any increase of any of his responsibilities or liabilities under the Hague Visby Rules.

(c)           If there is governing legislation which applies the Hague Rules compulsorily to this Bill of Lading, to the exclusion of the Hague Visby Rules, then this Bill of Lading shall have effect subject to the Hague Rules.  Nothing therein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hague Rules.

(d)           If there is governing legislation which applies the United Nations Convention on the Carriage of Goods by Sea 1978 (hereafter the “Hamburg Rules”) compulsorily to this Bill of Lading, to the exclusion of the Hague Rules or Hague Visby Rules, then this Bill of Lading shall have effect subject to the Hamburg Rules.  Nothing therein contained shall be deemed to be either a surrender by the carrier of any of this rights or immunities or an increase of any of his responsibilities or liabilities under the Hamburg Rules.

(e)           If any term of this Bill of Lading is repugnant to the Hague Visby Rules, the Hague Rules or the Hamburg Rules, as applicable, such term shall be void to that extent but no further.

(f)            Nothing in this Bill of Lading shall be construed as in any way restricting, excluding or waiving the right of any relevant Party or Person to limit his liability under any available legislation and/or law.

(g)           Owner recognises that the Hague Rules, Hague-Visby Rules and Hamburg Rules are not applicable in Brazil, and shall therefore not apply to any obligations in such jurisdiction.

14.           Pilots and Tugs

14.1         Charterer shall procure that stevedores, when required, shall be employed and paid for by Customer in accordance with Clause 11.1 of the Operation and Services Agreement.

14.2         Owner hereby indemnifies Charterer, its servants and agents against all losses, claims, responsibilities and liabilities arising in any way whatsoever from the employment of pilots or tugboats, stevedores, longshoremen or any other provider of port services who although employed by Charterer, in accordance with Clause 14.1, shall be deemed to be the servants of and in the service of Owner and under its instructions (even if such pilots, tugboat personnel, stevedores, longshoremen or any other provider of port services are in fact the servants of Charterer, its agents or any affiliated company); provided, however, that the foregoing indemnity shall not exceed the amount to which Owner would have been entitled to limit its liability if it had itself employed such pilots or tugboats.

15.           Assignment by Owner

15.1         Except as set forth in Clause 15.2, Owner may not assign, in whole or in part, novate or transfer any of its rights or obligations hereunder without the prior written consent of Charterer.  Owner shall remain jointly and severally liable with any of its assignees for the performance of Owner’s obligations hereunder.

15.2         Notwithstanding the foregoing provisions of Clause 15.1, Owner may assign its rights to receive payments under this Charter to a Person providing finance to Owner; provided that Owner and any such financier have first executed the Quiet Enjoyment Agreement (substantially in the form set out at Schedule VIII) with Charterer as required pursuant to Clause 26.3.

16.           Assignment and Subletting by Charterer

16.1         Except as set forth in Clauses 16.1 and 16.3, Charterer may not assign, in whole or in part, novate or transfer any of its rights or obligations hereunder without the prior written consent of Owner.

16.2         Notwithstanding the forgoing provisions of Clause 16.1, Charterer may assign, in whole or in part, novate or transfer any of its rights and obligations hereunder to any Person that is not an Affiliate of Charterer without the consent of Owner; provided that Charterer shall be jointly and severally liable with such Person for such Person’s payment obligations hereunder.

16.3         Notwithstanding the foregoing provisions of Clause 16.1, Charterer may assign, in whole or in part, novate or transfer any of its rights and obligations hereunder to any of Charterer’s Affiliates without the consent of Owner; provided that Charterer shall be jointly and severally liable with such Affiliate for its obligations hereunder.

16.4         Provided that Charterer remains responsible for the continued performance of this Charter and that the rights of any sub-charterer are subject and subordinate to Owner’s rights under this Charter and the rights of any financing parties or mortgagees under the Security Documents, Charterer may sub-charter the Vessel to any other third party (on such terms and conditions as Charterer shall, in its sole discretion, deem appropriate) without the consent of Owner.

17.           Loss of Vessel

Should the Vessel be lost, this Charter shall terminate and Hire shall cease at noon on the day of her loss, or if such date of loss is unknown, at the time when the Vessel was last heard from.  Should the Vessel be a constructive total loss, this Charter shall be deemed to terminate at noon on the date on which the Vessel’s underwriters agree that the Vessel is a constructive total loss and Hire shall cease at noon on the day that the Charter terminates. Should the Vessel be missing, this Charter shall terminate and Hire shall cease at noon on the day on which she was last heard of.  Any Hire paid in advance and not earned shall be returned to Charterer and Owner shall reimburse Charterer for the value of the estimated quantity of bunkers on board at the time of termination, at the price paid by Charterer at the last bunkering port.  If the Vessel should be missing when a payment of Hire would otherwise be due, such payment shall be postponed until the safety of the Vessel is ascertained.

18.           Off-Hire

18.1         Off-Hire

(a)           On each and every occasion where the Vessel ceases to be at Charterer’s disposition where the Vessel is “off-Hire” under the Operation and Services Agreement (as such term is defined in the Operation and Services Agreement), then without prejudice to Charterer’s rights under this Charter or the Operation and Services Agreement, or otherwise, the Vessel shall be treated as “off-Hire” and no Hire shall be payable by Charterer from the commencement of such loss of time until the Vessel is again ready and in an efficient state to resume her service from (if applicable) a position not less favourable to Charterer than that at which such loss of time commenced including, without limitation, return to the queue position, berth or place occupied by the Vessel when she went off-Hire); provided, however, that any service given or (if applicable) distance made good by the Vessel whilst off-Hire shall be taken into account in assessing the amount to be deducted from Hire and further provided that in the event that as a result of any time spent off-Hire the Vessel misses a convoy to transit a canal or area, all time lost shall count as off-Hire.

The cost of all fuels, LNG Heel or vapour lost or consumed while the Vessel is off-Hire, as well as all port charges, pilotage, and other expenses incurred by the Vessel during such period or consequent to the putting into any port or place other than that to which the Vessel is bound, shall be borne by Owner.  Should the Vessel be driven into any port or anchorage by stress of weather Hire shall continue to be due and payable during any time lost thereby.

(b)           Owner shall be entitled to an allowance, such allowance not to be included as periods of off-Hire of one hundred and forty four (144) hours per annum (“Off-Hire Allowance”) counted from the Hire Commencement Date until the first anniversary thereof and thereafter for each twelve (12) month period beginning on each anniversary of the Hire Commencement Date.  The Off-Hire Allowance shall be applied in each such twelve (12) month period against the first one hundred and forty four (144) hours when the Vessel is off-Hire under this Clause 18.  Notwithstanding the foregoing, the Off-Hire Allowance may not be cumulated from year to year and may only be used in the period in which it accrues.

(c)           If the Vessel fails to proceed at any Guaranteed Speed or fails to load, discharge or regasify at the guaranteed loading, discharge or regasification rates set out in Clause 22.2, and such failure arises wholly or partly from any of the causes set out in Clause 18.1(a) then, if the Vessel is unable to maintain a speed of at least ***** of the Guaranteed Speed or to load, discharge or regasify at a rate of ***** of the relevant guaranteed loading, discharge or regasification rates set out in Clause 22.2, Charterer shall have the right to place the Vessel off-Hire.  If Charterer elects not to place the Vessel off-Hire and continues to use the Vessel, such failure shall result in a reduction in Hire pursuant to Clause 23.2 and the Vessel will not be off-Hire under this Clause 18.1(c).

(d)           In the event of any tank of the Vessel being unavailable for the carriage of cargo for any reason not caused by the fault of Charterer, Charterer shall have the option of utilising or not utilising the Vessel; provided, however, that Owner or Contractor shall have the right to effect full repairs on the Vessel subject to the consent of Charterer, which consent shall not be unreasonably withheld.  In the event Charterer nonetheless elects to utilise the Vessel, Hire shall be reduced pro rata during the period such tank remains unavailable for the carriage of cargo.  The amount of reduced Hire payable shall be calculated by multiplying the Daily Hire by the actual cargo capacity available divided by the Vessel’s maximum cargo capacity.

(e)           Notwithstanding the other provisions of Clause 18.1, any time lost in gas-freeing to the standard required for entry into drydock for cleaning and painting the hull which would be off-Hire but for Owner exercising due diligence in such gas-freeing shall not be included in any calculation under Schedule II.

18.2         Calculation of time

(a)           Time during which the Vessel is off-Hire under this Charter shall count as part of the Charter Period, except where Charterer declares its option to add off-Hire periods under Clause 3.5.

(b)           All references to “time” in this Charter shall be references to local time except where otherwise stated.

18.3         Termination for Extended Off-Hire

(a)           In the event that the Vessel is off-Hire for any reason other than in connection with Scheduled Drydocking for any period in excess of ***** or exceeding ***** in any period of *****, Charterer shall have the option to exercise its rights pursuant to Clause 28.3, provided that if Charterer elects to terminate this Charter, such termination shall not be effective until the Vessel is free of cargo (other than LNG Heel).  This Clause 18.3 is without prejudice to any other rights or obligations of Owner or Charterer under this Charter.  For the purposes of this Clause 18.3, in the event of partial loss of service, the period of off-Hire shall be the total period during which the Vessel is not fully efficient rather than the resulting loss of time.

(b)           The provisions of this Charter providing for Vessel off-Hire and related off-Hire expenses shall be fully operative regardless of any due diligence Owner or Charterer may have exercised.

(c)           Owner may not, under any circumstances, trade the Vessel for its own account during any period of off-Hire.

(d)           Nothing in this Clause 18 shall affect any other provision of this Charter stipulating loss of time for Vessel’s or Owner’s account or otherwise providing for suspension or cessation of Hire or other rights and remedies for loss or diminution of Vessel services under this Charter.

19.           Ship to Ship Transfers

19.1         The loading or discharging of LNG from the Vessel at anchorage or alongside another vessel or lighter shall be allowed where there is an emergency or where Owner has been given reasonable advance notice and has consented (such consent not to be unreasonably withheld), but always subject to the Master’s reasonable discretion that such operation is, and remains, safe.

19.2         Any ship to ship operations shall meet or exceed the latest published edition of the International Chamber of Shipping (ICS)/OCIMF Ship to Ship Transfer Guide (Liquefied Gases) and any other recommendation published by SIGTTO.  Owner shall permit, at Owner’s expense (any such expense to be reasonable), personnel nominated by Charterer to attend on board to assist in the transhipment operation; provided that the risk of and liability for such operation shall always be for Owner.  Owner shall be entitled to insure any deductible under the Vessel’s hull policy and Charterer shall reimburse Owner for any documented commercially reasonable additional premiums required by the Vessel’s underwriters and/or the cost of insuring any deductible under the Vessel’s hull policy.

19.3         For all purposes of this Charter, any transfer of LNG at Charterer’s Facility shall not be (and shall be deemed not to be) a ship to ship transfer and shall not be subject to restrictions in this Clause 19.

19.4         For the avoidance of doubt, unloading terminals that include off-shore berthing and unloading facilities shall not be subject to this Clause 19.

20.           Scheduled Drydocking and Maintenance

20.1         Owner has the right and obligation to (i) drydock the Vessel, (ii) clean and paint the Vessel’s underwater hull and overhaul the Vessel, and (iii) undertake maintenance and other necessary repairs to the Vessel at regular intervals of ***** (each of (i), (ii) and (iii) above, the “Scheduled Drydocking”).  In addition, Scheduled Drydocking may be made at such other intervals as Owner and Charterer may mutually agree, but always in accordance with the Classification Society requirements and requirements of the Registry so that the Vessel is fit in every way for service under this Charter.  Owner shall also regularly undertake maintenance and other repairs as they become necessary.

20.2         Whenever Scheduled Drydocking of the Vessel is to be carried out, Owner shall give Charterer not less than ***** prior notice of the latest date by which such Scheduled Drydocking is required.  Following such notice, Owner and Charterer shall consult and co-operate with a view to agreeing the date on which such Scheduled Drydocking is to be carried out, taking into consideration, amongst other things, the maintenance schedule at the Primary Terminals, the Designated Terminals and Charterer’s schedule for deliveries under any LNG SPA, Designated Trade and any other relevant contract for the purchase or sale of LNG.  If Owner and Charterer cannot agree upon a date within ***** after Owner’s notice, then Charterer shall be entitled to select a date for Scheduled Drydocking (not later than the date first notified by Owner) by at least ***** prior notice to Owner.  Owner may not change the commencement date of any Scheduled Drydocking agreed or selected pursuant to this Clause 20.2 without the prior written consent of Charterer.

20.3         Notwithstanding Clause 20.2, if necessary, the first Scheduled Drydocking shall take place so as to ensure that the condition of the Vessel is checked within the validity period for the warranties and guarantees of the Builder under the Vessel’s shipbuilding contract.

(a)           Owner may choose the shipyard where the Scheduled Drydocking will take place, observing the requirements of the Classification Society and the Registry and any Laws or commercial restrictions applicable to the location of such shipyard. If required by Charterer, Owner shall solicit international competitive bids from shipyards approved by Charterer for any Scheduled Drydocking of the Vessel.  In such case, Owner shall submit a detailed drydocking/maintenance/repair specification for Charterer’s approval (not to be unreasonably withheld or delayed) prior to issuing the specification to tender.  Such specification shall include (but not be limited to) the estimated costs of the Scheduled Drydocking and the anticipated time out of service.

(b)           If Charterer has requested Owner to solicit the above referred bid, Owner shall notify Charterer of the shipyard it proposes (which must have suitable accommodation for the purpose and reception facilities for tank washings and residues).  If any tenders are required under Clause 20.3(a) then such notice shall be given following receipt of such tenders.  In selecting such shipyard Owner shall take into account not only price but also the anticipated time out of service, and any other costs associated with using the selected shipyard including (but without limitation) the costs of fuel expended and LNG Boil-Off to facilitate the Scheduled Drydocking.

(c)           Following Charterer’s receipt of notice of the proposed shipyard in accordance with Clause 20.3(b), Owner and Charterer shall consult and cooperate with a view to agreeing upon the shipyard at which the Scheduled Drydocking of the

Vessel shall be carried out, taking into consideration, amongst other things, Charterer’s schedule for deliveries under any LNG SPA and Charterer’s schedule for the purchase or sale of LNG pursuant to a Designated Trade.

(d)           If Owner and Charterer cannot agree upon the shipyard to undertake the Scheduled Drydocking within ***** after Owner’s notice, then Charterer shall direct the Vessel to a shipyard of Charterer’s choice (which must have suitable accommodation for the purpose and reception facilities for tank washings and residues).

20.4         Charterer shall take all reasonable steps to place the Vessel at Owner’s disposal for Scheduled Drydocking after the last cargo discharge as near as possible to the date agreed with Owner or notified to Owner in accordance with Clause 20.2.  Owner shall put the Vessel in drydock as soon as practicable after Charterer places the Vessel at the Owner’s disposal clear of cargo.

(a)           Notwithstanding Clauses 20.2, 20.3 and 20.4, Owner may, with Charterer’s prior written consent (not to be unreasonably withheld or delayed), take the Vessel out of service for emergency repairs or unscheduled drydocking at a shipyard agreed between the Parties.  Owner shall consult with Charterer as far in advance as possible as regards any emergency repairs or unscheduled drydocking and both Parties shall provide any notices and consents promptly within the time available.  As early as possible before emergency repairs are made or unscheduled drydocking is due to take place, Contractor is required to submit a budget estimate (with any drydocking/maintenance/repair quotation and a detailed work specification from the shipyard agreed under this Clause 20.5, which the Parties shall consider with a view to agreeing as early as possible before drydocking, maintenance or repair commences.

(b)           The expenses of gas-freeing for the purpose of drydocking, including without limitation the cost of bunkers, shall be for Owner’s account.

21.           Representations and Warranties

21.1         Owner’s Representations

Owner hereby represents and warrants to Charterer that, as at the date hereof:

(a)           it is a corporation duly incorporated and validly existing and in good standing under the laws of the country of its incorporation and has the corporate power and authority to enter into and perform its obligations under this Charter and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same;

(b)           this Charter constitutes legal, valid and binding obligations applicable to it and the obligations are in full force and effect in accordance with their terms, and the delivery and performance by Owner of this Charter will not contravene any Law of any Governmental Authority having jurisdiction over Owner;

(c)           it has not taken nor to its knowledge has it omitted to take any actions which would adversely affect the enforceability of this Charter against it or the rights of Charterer under the terms of this Charter; and

(d)           this Charter, its execution and delivery will not conflict with or result in any breach of any terms of, or constitute a default under, any agreement or other instrument to which Owner is a party or its property is bound.

21.2         Charterer’s Representations

Charterer hereby represents and warrants to Owner that, as at the date hereof:

(a)           it is a corporation duly incorporated and validly existing and in good standing under the laws of the country of its incorporation and has the corporate power and authority to enter into and perform its obligations under this Charter and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same;

(b)           this Charter constitutes legal, valid and binding obligations applicable to it and the obligations are in full force and effect in accordance with their terms, and the delivery and performance by Charterer of this Charter will not contravene any Law of any Governmental Authority having jurisdiction over Charterer;

(c)           it has not taken nor to its knowledge has it omitted to take any actions which would adversely affect the enforceability of this Charter against it or the rights of Owner under the terms of this Charter; and

(d)           this Charter, its execution and delivery will not conflict with or result in any breach of any terms of, or constitute a default under, any agreement or other instrument to which Charterer is a party or its property is bound.

22.                                  Key Vessel Performance Criteria

22.1                           Speed

(a)                                  Throughout the Charter Period, Owner warrants and guarantees that:

(i)                                     the Laden Service Speed of the Vessel shall be ***** knots;

(ii)                                  the Ballast Service Speed of the Vessel shall be ***** knots; and

(iii)                               the Minimum Service Speed of the Vessel shall be ***** knots,

(sub-paragraphs (i), (ii) and (iii) above, cumulatively the “Speed Performance Warranty”).

(b)                                 Owner warrants and guarantees that the Vessel is capable of steaming and, subject to Schedule II, Article 1, shall steam at the Laden Service Speed or Ballast Service Speed, as applicable.

22.2                           Loading and Discharge Rates

(a)                                  Throughout the Charter Period, Owner warrants and guarantees that the Vessel shall be capable of loading cargo as follows:

(i)                                     when the Vessel is loading LNG at the Charterer’s Facility, provided the LNG in the cargo tanks of the offloading LNG carrier is at a homogeneous temperature corresponding to a saturation pressure of ***** (***** for the Petrobras reference LNG composition) and provided the Vessel’s cargo tanks are colder than the tank design temperature for commencement of loading, a cargo of LNG may be loaded at the rate of at least ***** of LNG per hour at not less than ***** bar (gauge) pressure at the flange connection between ship and terminal utilising a minimum of ***** liquid loading arms (it being understood that the Vessel must be capable of processing all Boil-Off generated when loading the Vessel at the above specified flow rate of LNG); and

(ii)                                  when the Vessel is loading LNG at any terminal other than at the Charterer’s Facility, a full cargo of LNG may be loaded within ***** if the Vessel’s cargo tanks are colder than the tank design temperature for commencement of loading, excluding the time for connecting, disconnecting, cooling down, topping up and custody transfer measurement, and provided that the loading terminal is capable of pumping at least ***** of LNG per hour to the Vessel at not less than ***** bar (gauge) pressure at the flange connection between ship and terminal utilising a minimum of ***** liquid loading arms, and provided that the terminal is capable of receiving all return vapour from the Vessel that may be generated when loading the Vessel at the above specified flow rate of LNG,

(sub-paragraphs (i) and (ii) above, cumulatively, the “Loading Rate Warranty”);

(b)                                 Throughout the Charter Period, Owner warrants and guarantees that a full cargo of LNG may be discharged within *****, excluding the time for connecting, disconnecting, cooling down, starting up pumps, ramping up, ramping down for stripping at end of discharge and custody transfer measurement, and provided that the discharge terminal is capable of (i) receiving LNG at a rate of at least ***** of LNG per hour with a back pressure at the flange connection between ship and terminal not exceeding ***** bar (gauge) and (ii) providing sufficient return vapour to the Vessel to compensate for the displacement of the LNG being discharged from the Vessel (the “Discharge Rate Warranty”);

(c)                                  Throughout the Charter Period, Owner warrants and guarantees that the Vessel shall be able to:

(i)                                     regasify LNG and discharge regasified LNG at the Regasification Flow Rate, provided the discharge terminal is capable of receiving regasified LNG at such rates;

(ii)                                  perform the Flow Rate Modulation in accordance with the Nomination Procedure (and that the Vessel shall be able to operate as set forth in Article 12 of Schedule II);

(sub-paragraphs (i) and (ii) above, cumulatively, the “Regasification Flow Rate Warranty”).  For all purposes of this Charter, the Regasification Flow Rate shall be based upon LNG with a chemical composition of standard LNG specifications.  The actual gas flow rate shall be measured using the metering unit installed on the Vessel for such purposes.

22.3                           Fuel Consumption

Throughout the Charter Period, the Vessel’s guaranteed maximum fuel consumption (a) on all sea passage and (b) when stationary and regasifying LNG in the Closed Loop Mode shall, in each case, be as specified in Articles 3 and 13 of Schedule II, (cumulatively, the “Fuel Consumption Warranty”).

22.4                           Boil-Off

Throughout the Charter Period:

(a)                                  the Fuel Oil Equivalent Factor shall be ***** (the “Fuel Oil Equivalent Factor”).

(b)           Owner warrants and guarantees that the maximum Boil-Off shall be as follows:

(i)                                     the maximum laden Boil-Off shall be ***** per day of the Cargo Capacity on fully laden sea passages (or pro-rated by the ratio of volumetric cargo loaded to Cargo Capacity if all tanks are not used); and

(ii)                                  the maximum ballast Boil-Off shall be ***** per day of the Cargo Capacity where the previous sea passage was fully laden (or pro-rated by the ratio of the number of tanks previously used to the total number of cargo tanks if all tanks were not utilised for the carriage of cargo on the previous laden passage),

(in respect of sub-paragraphs (i) and (ii) above, subject to Article 7 of Schedule II); and

(iii)                               the maximum Boil-Off when the Vessel is stationary and both receiving a transfer of LNG and regasifying LNG shall be ***** per day of the Cargo Capacity (or pro-rated by the ratio of volumetric cargo loaded to Cargo Capacity if all tanks are not used)

(in respect of this sub-paragraph (iii), subject to Article 14 of Schedule II)

(sub-paragraphs (i) through (iii) above being, cumulatively, the “Boil-Off Warranty”).

22.5                           Tank Capacity

Throughout the Charter Period, the Vessel’s tanks shall be as specified in Article 8 of Schedule I, including as to Cargo Capacity.

23.                                  Vessel Performance Reviews and Claims

23.1                           Vessel Performance Deficiency Claims

(i)                                     Any claims by Charterer relating to the Vessel’s performance deficiencies shall be administered in accordance with this Clause 23 and shall be without prejudice to any other remedies of Charterer under this Charter (including Clause 18.1(d) in relation to reduced tank capacity).  Subject to Clause 23.4, Owner hereby irrevocably agrees that (a) it shall be liable for the Vessel’s performance deficiencies under this Charter notwithstanding (i) any default or failure by Contractor to operate the Vessel, or to perform its obligations, as required under the Operation and Services Agreement or (ii) any other act or omission whatsoever by Contractor and (b) that it shall accept and promptly pay (and shall not be permitted to dispute in any manner whatsoever) any claim by Charterer under this Charter in relation to the Vessel’s performance deficiencies.  Further, Owner shall be required to accept (and shall not be permitted to dispute in any manner whatsoever, other than manifest error) any information, data or calculations provided by Charterer or Contractor or its personnel under the Operation and Services Agreement in relation to the Vessel’s performance in relation to any deficiency claim made by Charterer under this Charter.  Promptly after the expiry of a Performance Period, Owner shall provide to Charterer all information, including but not limited to the information referred to in Clause 23.3, required for Charterer to conduct such performance review.

23.2                           Performance Review Frequency and Compensation

The Vessel’s actual performance shall be reviewed by Charterer and compared against the Speed Performance Warranty, Fuel Consumption Warranty, Loading Rate Warranty, Discharge Rate Warranty, Boil-off Warranty and Regasification Flow Rate

Warranty approximately every ***** throughout the Charter Period (each a “Performance Period”).  The first Performance Period will commence with the Delivery Date and end on the first ***** anniversary of such date.  Each subsequent Performance Period shall be a ***** period commencing on the expiration of the previous Performance Period, except that the final Performance Period will end with redelivery of the Vessel to Owner.  Operations or, if applicable, sea passages in progress on the last day of a Performance Period will be included with the subsequent Performance Period.  If it is found that the Vessel has failed to maintain the Speed Performance Warranty, Fuel Consumption Warranty, Loading Rate Warranty, Discharging Rate Warranty, Boil-Off Warranty or Regasification Flow Rate Warranty during the preceding ***** period (or at any time during the Charter Period), Charterer shall be retroactively compensated in respect of such failings as follows:

(a)                                  Speed Warranty Compensation:  Subject to Articles 2(c) and 2(e) of Schedule II, Charterer is to be compensated at a rate of a sum *****.  Owner shall receive no credit or compensation if the Vessel’s performance with respect to speed is greater than the Speed Performance Warranty.

(b)                                 Loading Rate Warranty and Discharge Rate Warranty Compensation:  Charterer is to be compensated at the *****.  Owner shall receive no credit or compensation if the Vessel is able to load or discharge at a rate greater than the Loading Rate Warranty and the Discharge Rate Warranty.  If the loading or discharging terminal does not allow or permit the Vessel to meet the Loading Rate Warranty and the Discharge Rate Warranty, the Master shall forthwith issue a letter to the terminal protesting such conditions (which shall, if possible, be acknowledged) and shall immediately so notify Charterer.  If the Master fails to issue such letter, Owner shall be deemed to waive any rights to contest that time was lost as a result of the Vessel’s failure to comply with the Loading Rate Warranty and Discharge Rate Warranty.  Any delay to Vessel’s loading or discharge caused by shore conditions identified in Master’s letter of protest shall be taken into account in the assessment of loading and/or discharging performance.

(c)                                  Regasification Flow Rate Warranty Compensation:  Charterer is to be compensated by a reduction (*****) of the Daily Hire in the event of any interruption, failure or malfunctioning of the Vessel or its equipment which results in a failure to deliver the required daily volume of regasified LNG (in accordance with the Nomination Procedures); provided that there shall be no such reduction in Hire to the extent that (i) there is insufficient LNG on board the Vessel (other than due to excess Boil-Off or due to any fault or negligent act or omission by Owner), (ii) Charterer’s Facility is unable to receive regasified LNG or (iii) any request for delivery of regasified LNG was not made by Charterer in accordance with the Nomination Procedures.  Daily Hire shall be reduced in accordance with the below *****.

(d)                                 Fuel Consumption Warranty Compensation:  Charterer is to be compensated for each metric tonne, or the LNG equivalent thereof, or pro rata for part of a tonne, in excess of the guaranteed daily consumption under Clause 22.3 except where provided otherwise in Articles 3, 5, 6 and 13 of Schedule II, or the LNG equivalent thereof, for all purposes at sea for main engine and/or auxiliaries and while at anchor, in port or alongside the Charterer’s Facility, at the relevant price fixed pursuant to Clause 49.8.  The amount of any compensation payable pursuant to this Clause 23.2(d) shall be calculated as provided (i) in relation to any Voyage, pursuant to Article 5(e) of Schedule II and (ii) in all other circumstances, pursuant to Article 13(d) of Schedule II.  Charterer shall provide supporting price evidence for such fuel oil promptly after completion of the review for the specified Performance Period.  Owner will receive no credit or compensation if the Vessel’s fuel consumption is less than the Fuel Consumption Warranty.

(e)                                  Boil-Off Warranty Compensation:  Charterer is to be compensated at the LNG Price for excess Boil-Off where actual Boil-Off exceeds the Boil-Off Warranty in Clause 22.4(b).  The amount of any compensation payable pursuant to this Clause 23.2(e) shall be calculated as provided (i) in relation to any sea passage, pursuant to Article 8(d) of Schedule II and (ii) in all other circumstances, pursuant to Article 14(f) of Schedule II.  Charterer shall provide Owner with reasonable evidence in support of the relevant price.  To the extent that the excess Boil-Off was used as fuel for the purpose of propulsion and normal services of the Vessel, Owner will be given credit for the savings resulting from reduced bunker consumption.  The quantity of fuel oil saved on any sea passage shall be determined by consultation between Charterer and Owner.  The value of such savings or credit shall be determined by reference to the LNG price.  Charterer shall provide supporting price evidence promptly after completion of the review for the specified Performance Period.

Notwithstanding the above, the Parties agree that Charterer shall not be entitled to receive any compensation pursuant to Clause 23.2(a) to (e) for any period when the Vessel is off-Hire.

23.3                           Performance Review Basis

The basis for determining the Vessel’s performance under Clause 22 shall be (i) the statistical data supplied by the Master in the Voyage Reports and port logs, and in the cargo logs provided by Charterer (the “Voyage Reports”), (ii) the custody transfer documentation for each cargo of LNG, (iii) the measuring devices used to measure and quantify regasified LNG, and (iv) for the Regasification Flow Rate Warranty, the Vessel’s daily logs and records documenting the volume of regasified LNG discharged by the Vessel.

23.4                           Performance Claims Review

Charterer shall provide Owner with an opportunity to review any claim submitted by Charterer under Clauses 22 and 23 and Owner shall complete such review and provide Charterer with the result thereof ***** from the date such claim was received in writing by Owner.  Charterer may deduct from Hire any amount to which it reasonably claims to be entitled under Clause 23 after the expiration of ***** from the date of Charterer’s sending of a claim relating thereto to Owner, unless, within that ***** period, Owner provides reasonable evidence that Charterer is not entitled to the proposed deduction from Hire.  Such deduction shall be without prejudice to Owner defending such claim or seeking a judgment or award for reimbursement of any sum Owner contends Charterer was not entitled to deduct.

23.5                           Claim for Final Period

In the event Charterer has any claim in respect of the Vessel’s performance during the final Performance Period, the amount of such claim shall be withheld from Hire in accordance with Charterer’s estimate made not earlier than ***** before the end of the Charter Period, and any necessary adjustment after the termination of this Charter shall be made by Owner to Charterer or Charterer to Owner, as the case may be.

24.                                  Indemnification

24.1                           Subject to Clause 24.4, Owner shall protect, defend, indemnify and hold Charterer Indemnified Parties harmless from and against any and all Damages (whether based on applicable Law, contract, equitable cause or otherwise) that may be imposed on, incurred by, or asserted against any Charterer Indemnified Party arising out of, attributable to or in connection with any of the following:

(a)                                  any injury (including fatal injury, illness or disease) or damage to or loss of property of any Person not being a Charterer Indemnified Party or an Owner

Indemnified Party arising directly or indirectly from (i) the operation of the Vessel, (ii) performance of the Charter Activities or (iii) any negligent act, omission, error or other breach of duty by any Owner Indemnified Party, in each case, regardless of whether or not the negligence, act, omission, default, error or breach by any Charterer Indemnified Party caused or contributed to such Damages, unless such injury or damage to or loss of property is caused solely by any Charterer Indemnified Party.

(b)                                 any injury (including fatal injury, illness or disease) or damage to or loss of property of any Owner Indemnified Party, regardless of whether or not the negligence, act, omission, default, error or breach by any Charterer Indemnified Party caused or contributed to such Damages;

(c)                                  any injury (including fatal injury, illness or disease) or damage to or loss of property of any Charterer Indemnified Party arising directly or indirectly from (i) the operation of the Vessel, (ii) performance of the Charter Activities, (iii) any negligent act, omission, error or other breach of duty of any Owner Indemnified Party or (iv) any material misrepresentation, breach of warranty or covenant by Owner or Contractor under this Charter or the Operation and Services Agreement (as the case may be), in each case, regardless of whether or not the negligence, act, omission, default, error or breach of the terms of this Charter or the Operation and Services Agreement by any Charterer Indemnified Party caused or contributed to such Damages, unless such injury or damage to or loss of property is caused solely by any Charterer Indemnified Party.

(d)                                 any failure by any Owner Indemnified Party to comply with any applicable Law or for any contravention of such applicable Law (including all applicable Brazilian Laws, including, but not limited to, labour, environmental, taxation, immigration and social security Laws and such other applicable Brazilian Laws in force for reasons of Brazilian public policy);

(e)                                  any failure by any Owner Indemnified Party (i) to pay any Taxes relating to income or any other Tax required to be paid by any Owner Indemnified Party, (ii) to make any payments in respect of Taxes which are required to be paid by any Owner Indemnified Party in connection with the performance of the Charter Activities, (iii) to file Tax returns as required by applicable Law or comply with reporting or filing requirements under applicable Laws relating to Taxes, or (iv) arising by reason of any misrepresentation by or on behalf of any Owner Indemnified Party to any competent Governmental Authority in respect of Taxes; and

(f)                                    except to the extent Clause 24.2(c) applies, any and all damage or harm to the environment (including any repair and clean-up) arising directly or indirectly from (i) the operation of the Vessel, (ii) performance of the Charter Activities or (iii) any negligent act, omission, error, or other breach of duty of any Owner Indemnified Party.

24.2                          Subject to Clause 24.4, Charterer shall protect, defend, indemnify and hold Owner Indemnified Parties harmless from and against any and all Damages (whether based on applicable Law, contract, equitable cause or otherwise) that may be imposed on, incurred by, or asserted against any Owner Indemnified Party arising out of, attributable to or in connection with any of the following:

(a)                                  any failure by any Charterer Indemnified Party to comply with any applicable Law or for any contravention of such applicable Law (including all applicable Brazilian Laws, including, but not limited to, labour, environmental, taxation, immigration and social security Laws and such other applicable Brazilian Laws in force for reasons of Brazilian public policy);

(b)                                 any failure by any Charterer Indemnified Party (i) to pay any Taxes relating to income or any other Tax required to be paid by any Charterer Indemnified Party, (ii) to make any payments in respect of Taxes which are required to be paid by any Charterer Indemnified Party in connection with the performance by Charterer or Customer of their respective duties under this Charter and the Operation and Services Agreement (as the case may be), (iii) to file Tax returns as required by applicable Law or comply with reporting or filing requirements under applicable Laws relating to Taxes, or (iv) arising by reason of any misrepresentation by or on behalf of any Charterer Indemnified Party to any competent Governmental Authority in respect of Taxes; and

(c)                                  any and all damage or harm to the environment (including any repair and clean-up) caused by any negligent act, omission, error, or other breach of duty of any Charterer Indemnified Party.

24.3                           Charterer or Customer (or any respective Affiliate thereof) shall have the right, but not the obligation, to take any steps that are reasonably necessary in connection with remediating or cleaning up any damage or harm to the environment.  To the extent that any Owner Indemnified Party has responsibility under this Charter for such damage or harm, Owner shall reimburse Charterer or Customer (or their respective Affiliates) such remediation and/or cleanup costs and none of Charterer, Customer (or any of their respective Affiliates) shall have any liability with respect to such remediation and/or cleanup actions; except to the extent such actions cause further damage or harm.  The performance or non-performance of any such actions by Charterer, Customer (or any of their respective Affiliates) shall not relieve Owner of any of Owner’s obligations under this Charter and shall be without prejudice to any other rights or remedies of any Charterer Indemnified Party hereunder or otherwise.

24.4                           Notwithstanding the forgoing provisions of this Clause 24:

(a)                                  Except as set forth in Clause 24.4(b), the aggregate payment due by either Party under this Clause 24 to any Charterer Indemnified Parties or the Owner Indemnified Parties (as the case may be) shall, in each case, not exceed the aggregate of (i) the maximum insurance cover available in respect of such risks (being no less than (A) in respect of hull and machinery cover, such values adopted by first class companies covering such risks, (B) protection and indemnity cover, the maximum level available in the protection and indemnity club group, and (C) in respect of any other insurance cover, such level of insurance generally adopted (and generally available in the international insurance market) by reasonable and prudent Persons in relation to such risks) and (ii) Fifty Five Million United States Dollars ($55,000,000).

(b)                                 The provisions of Clause 24.4(a) shall not apply to any Damages arising out of or in connection with (i) Clauses 24.1(d), (e) or (f) or (ii) Clauses 24.2(a), (b) or (c); provided, however, the liability of Charterer Indemnified Parties pursuant to Clause 24.2(c) shall not exceed the amount of insurance available in respect of any such liability.

(c)                                  In all other respects, the liability of each Party under this Clause 24 shall be subject to the limitation of liability afforded by any applicable Law, including without limitation the International Convention on Limitation of Liability for Maritime Claims or any other similar law or convention (and including any modifications, amendments and extensions thereto).

(d)                                 The exclusion of damages specified in Clauses 28.6(a) and (b) shall not apply in relation to Clauses 24.1(a), (f) and 24.2(c).

25.                               Salvage

25.1                           The Parties agree that subject to the provisions of Clause 18, all lost time and all expenses (excluding any damage to or loss of the Vessel or tortious liabilities to third parties) incurred in saving or attempting to save life or in successful or unsuccessful attempts at salvage shall be borne equally by Owner and Charterer (except to the extent reimbursed by the Vessel’s insurance); provided that Charterer shall not be liable to contribute towards any salvage payable by Owner or Contractor arising in any way out of services rendered under this Clause 25.  For the avoidance of doubt, the Vessel shall remain on-Hire during any salvage operations but such Hire shall be an expense to be borne equally by Owner and Charterer for the duration of the operation.

25.2         The Parties agree that all salvage and all proceeds from derelicts shall be divided equally between Contractor and Charterer after deducting (a) expenses (in accordance with Clause 25.1), and (b) the Master’s, officers’ and crew’s share.

26.           Liens

26.1         Owner Liens

Owner shall not have, or allow others (claiming through Owner) to have, a lien on any cargoes, fuel, freights, sub-freights or sub-hires or any sums payable to Charterer or others or with respect to sales of cargoes carried on the Vessel, except to the extent such lien arises by operation of Law.

26.2         Charterer Liens

Charterer shall not have, or allow others (in their dealings with Charterer) to have, a lien against the Vessel, except to the extent such lien arises by operation of Law.  Charterer shall however have a lien on the Vessel for all monies paid in advance and not earned, all disbursements and advances for Owner’s account, all amounts due to Charterer, including without limitation the value of fuels in the Vessel’s bunker tanks and LNG Heel and vapours on board the vessel supplied or paid for by Charterer, and for any damages sustained by Charterer as a result of the breach of this Charter by Owner.

26.3         Vessel Mortgage

(a)           Owner shall, subject to the confidentiality obligations the Owner has to other parties under such documentation, provide to Charterer particulars of the information regarding any loan financing, leasing and similar arrangements by Owner, including without limitation, copies of all loan, security and other related ancillary documents (which may be redacted as necessary to remove commercially confidential information).

(b)           Owner covenants that it will not effect any mortgage, charge, lien,

encumbrance, security or third party right (other than Permitted Liens) on or over the Vessel (or any part thereof), any insurances and any right to receive Hire or any payment in relation to the Vessel (collectively referred to as a “Mortgage”) on or after the date of this Charter without Charterer’s prior written consent, such consent not to be unreasonably withheld, and provided that each Person which is a party to, or benefits from, such Mortgage (each, a “Mortgagor”) enters into an agreement substantially in the form of the Quiet Enjoyment Agreement on the date such Mortgage is entered into, which shall remain in full force and effect for so long as the Mortgage remains effective.

(c)           Owner has entered into certain lease and financing arrangements in relation to the Vessel (as further described in the Quiet Enjoyment Agreement) and shall procure that each applicable leasing or financing party enters into an agreement substantially in the form of the Quiet Enjoyment Agreement on the date hereof, which shall remain in full force and effect for so long as such leasing and financing arrangements remain effective.  Each Security Document (as defined in such Quiet Enjoyment Agreement), is an “Approved Document”.

26.4         Release of Lien

In the event that any lien shall attach by operation of law or in violation of this Clause 26, Owner or Charterer, as the case may be, shall take such steps as reasonably necessary to ensure that the lien does not interfere with the Vessel’s operations or with Charterer’s right to the Vessel and its cargo and to effect prompt release of such lien prior to the enforcement thereof.

27.           Loss, Damage, Delay and Force Majeure

27.1         Loss, Damage and Delay

(a)           The Vessel, Master and Owner shall not, unless otherwise expressly provided in this Charter, be liable for any loss or damage or delay or failure arising or resulting from:

(i)            any act, neglect or default of the Master, pilots, mariners or other servants of Owner in the navigation or management of the Vessel;

(ii)           fire, unless caused by the actual fault or privity of Owner;

(iii)          collision or stranding, unless caused by Owner’s fault;

(iv)          dangers and accidents of the sea; or

(v)           explosion, bursting of boilers, breakage of shafts or any latent defect in hull, equipment or machinery of the Vessel, unless caused by the actual fault of Owner,

provided, however, that Clauses 2 (Vessel to be Chartered), 4 (Vessel Specifications and Characteristics), 6 (Delivery, Redelivery and Cancelling)), 18 (Off-Hire), 22 (Key Vessel Performance Criteria), 23 (Vessel Performance Review and Claims) or 24 (Indemnification) shall not be affected by the foregoing.

(b)           Provided the Vessel complies with any requirements as to compulsory pilotage, the Vessel shall have liberty to sail with or without pilots, to tow or go to the assistance of vessels in distress and to deviate for the purpose of saving life or property.

(c)           Clause 27.1(a) shall not apply to, or affect any liability of, Owner or the Vessel or any other relevant person in respect of:

(i)            loss or damage caused to any berth, jetty, dock, dolphin, buoy, mooring line, pipe, crane or other works or equipment whatsoever at or near any place to which the Vessel may proceed under this Charter, whether or not such works or equipment belong to Charterer; or

(ii)           any claim (whether brought by Charterer or any other person) arising out of any loss of or damage to or in connection with any cargo.  Any such claim shall be subject to the provisions of Clause 13.

(d)           Owner, while seeking to rely upon any provision of this Clause 27.1, shall, as a precondition of such reliance, give notice to Charterer of the event upon which it seeks to rely.  Such notice shall be given promptly upon Owner becoming aware that such event may occur or, if the event is unforeseeable, promptly upon becoming aware of its occurrence.  Owner shall make every reasonable effort to remove or remedy the event and to mitigate its effects as quickly as may be possible.

27.2         Force Majeure

Subject always to Clause 27.3, and unless expressly provided otherwise in this Charter, none of the Vessel, Master, Owner or Charterer shall be responsible for any loss or damage or delay arising from a failure, delay or omission in performing their obligations hereunder or under the Operation and Services Agreement arising or resulting from any of the following events beyond the reasonable control of the affected Party to avoid, prevent or overcome, having due regard to the reasonable economic cost of avoiding, preventing or overcoming such event (each an event of “Force Majeure”):

(a)           fire, explosion, atmospheric disturbance, lightning, earthquake, tidal wave, tsunami, typhoon, tornado, hurricane or named storms, flood, landslide, soil erosion, subsidence, washout, perils of the sea or other acts of God;

(b)           war (whether declared or undeclared), blockade, civil war, act of terrorism, invasion, revolution, insurrection, acts of public enemies, mobilisation, civil commotion, riots, sabotage or assailing thieves;

(c)           acts of princes or rulers or acts of any Governmental Authority, or compliance with such acts or Laws, that directly affect such Party’s ability to perform its obligations hereunder;

(d)           plague or other epidemics or quarantines;

(e)           freight or other embargo or trade sanctions;

(f)            strike, lockout or industrial disturbance at a port or other facility at which the Vessel calls or to which or from which the Vessel transits;

(g)           chemical or radioactive contamination or ionising radiation;

(h)           seizure of the Vessel or cargo under legal process where security is promptly furnished to release Vessel or cargo but the Vessel or cargo is not released; or

(i)            any event affecting the transit of LNG vessels through the Suez Canal at any time, excluding any failure by Owner or Vessel to comply with the regulations of the Suez Canal.

27.3         Notice, Resumption of Normal Performance

Promptly upon the occurrence of an event that a Party considers may result in an event of Force Majeure, and in any event within ***** from the date of the occurrence of an event of Force Majeure, the Party affected shall give notice thereof to the other Party describing in reasonable detail:

(a)           the event giving rise to the potential or actual Force Majeure claim, including but not limited to the place and time such event occurred;

(b)           to the extent known or ascertainable, the obligations which may be or have actually been delayed or prevented in performance and the estimated period during which such performance may be suspended or reduced, including the estimated extent of such reduction in performance;

(c)           the particulars of the programme to be implemented to ensure full resumption of normal performance hereunder; and

(d)           the quantities of LNG which it reasonably expects to be able to transport during the period for which Force Majeure relief can reasonably expected to be claimed.

Such notices shall thereafter be supplemented and updated at weekly intervals during the period of such claimed Force Majeure specifying the actions being taken to remedy the circumstances causing such Force Majeure and the date on which such Force Majeure and its effects end.

27.4         Examination

The Party affected by an event of Force Majeure shall, at the request of the other Party, give or procure access if they are able so to do (at the expense and risk of the Party seeking access) at all reasonable times for a reasonable number of representatives of such Party (and of Charterer’s Personnel, in the case of Charterer) to examine the scene of the event and the facilities affected which gave rise to the Force Majeure claim.

In the event of a Force Majeure affecting the Vessel, Master, Owner or Charterer, the Party affected thereby shall take all measures reasonable in the circumstances to overcome or rectify the event of Force Majeure and its consequence and resume normal performance of this Charter as soon as reasonably possible once the event of Force Majeure has passed or been remedied; provided, however, the Parties agree that the settlement of any strike, lockout or industrial disturbance shall be in the sole discretion of the Party affected by such event of Force Majeure.

27.5         Charterer’s Termination for Force Majeure

(a)           Cancellation for Force Majeure

If the occurrence of an event within Clause 27.2 excuses Owner from performing its obligations hereunder for a continuous period of *****.

(b)           No Compensation

Neither Party shall be required to pay the other Party any compensation whatsoever upon termination of this Charter pursuant to this Clause 27.5.

27.6         Vessel Remains on Hire

Notwithstanding the provisions of Clause 27.2 and the occurrence of Force Majeure events, the Vessel shall remain on-hire and Hire shall continue to be paid, provided that the Vessel remains at the effective disposal of Charterer during the period or periods of such Force Majeure events and the Vessel is not otherwise off-Hire during such periods.

27.7         Limitations on Force Majeure

The exceptions stated in this Clause 27 shall not affect Owner’s undertaking with respect to the condition, particulars and capabilities of the Vessel stipulated in Clauses 2 and 4 and elsewhere in this Charter, the provision for payment and cessation of hire stipulated in this Charter, the obligations of Owner under Clause 13 in respect of the loading, handling, stowage, carriage, custody, care and discharge of cargo in the Charter, and/or Charterer’s options to otherwise terminate this Charter in accordance with its terms.

28.           Default and Remedies

28.1         Event of Owner’s Default

Each of the following events affecting Owner shall be an event of Owner’s default (“Event of Owner’s Default”):

(a)           An Event of Contractor’s Default occurs under the Operation and Services Agreement;

(b)           Owner suspends payment of its debts or is unable to pay its debts or is otherwise insolvent;

(c)           Owner passes a resolution, commences proceedings, or has proceedings commenced against it (which are not stayed within ***** of service thereof),

in the nature of bankruptcy or reorganisation resulting from insolvency, liquidation or the appointment of a receiver, trustee in bankruptcy or liquidator of its undertakings or assets;

(d)           Owner enters into any composition or scheme or arrangement with its creditors in circumstances where Clause 28.1(b) applies;

(e)           Without Charterer’s prior written consent:

(i)            Owner makes or consents to a material change to the specifications of the Vessel;

(ii)           the Vessel ceases to be registered under the laws of the Registry (or such other country where it had otherwise been registered by mutual agreement of the Parties);

(iii)          the Vessel ceases to hold a classification certificate with the Classification Society in accordance with Schedule I;

(iv)          Owner breaches its obligations under Clause 26.3 and fails to cause a lender or financing party to enter into a Quiet Enjoyment Agreement in accordance with the provisions herein;

(v)           the Vessel is arrested as a consequence of any claim or event (other than a claim arising by, through or under Charterer), and is not released from such arrest within ***** after being arrested;

(vi)          title to the Vessel is transferred to any person otherwise than in compliance with this Charter;

(vii)         Owner fails to maintain any of the insurances it is obliged to maintain under this Charter (and such default is not cured within *****);

(viii)        Owner makes an assignment, transfer or novation prohibited by this Charter; or

(ix)           the performance bond or any of the other guarantees granted pursuant to Clause 29 becomes unenforceable or liquidation or bankruptcy proceedings are commenced against the parent guarantor or Owner fails to cure any defect or infirmity affecting the enforceability of such guarantee or performance bond or fails to renew, replace or extend such guarantee or performance bond, or the performance bond pursuant to Clause 29 is not provided within a period of ***** from the receipt of Charterer’s notice;

(f)            Owner is in material breach of any term or condition of this Charter and has failed to cure such breach within a reasonable period of time, but in no event longer than ***** after receipt of notice of such breach from Charterer;

(g)           Owner fails to deliver the Vessel by the Cancelling Date or, if pursuant to Clause 6.6(f) Charterer determines that Owner will not deliver the Vessel by the Cancelling Date;

(h)           Owner fails to comply with the business principles set forth in Clause 41; or

(i)            The Vessel is off-Hire for the period described in Clause 18.3.

28.2         Event of Charterer’s Default

Each of the following events shall be an event of Charterer’s default (“Event of Charterer’s Default”):

(a)           An Event of Customer’s Default occurs under the Operation and Services Agreement;

(b)           Charterer suspends payment of its debts or is unable to pay its debts when due or is otherwise insolvent;

(c)           Charterer passes a resolution, commences proceedings or has proceedings commenced against it (which are not stayed within ***** of service thereof), in the nature of bankruptcy or reorganisation resulting from insolvency, liquidation or the appointment of a receiver, trustee in bankruptcy or liquidator of its undertakings or assets;

(d)           Charterer enters into any composition or scheme or arrangement with its creditors in circumstances where Clause 28.2(b) applies;

(e)           Charterer is in material breach of any term or condition of this Charter (other than the obligation to pay Hire or other amounts when due) and has failed to cure such breach within a reasonable period of time, but in no event longer than ***** after receipt of notice of such breach from Owner;

(f)            Charterer fails to pay Hire or other amounts when due and payable and such failure continues for *****; or

(g)           prior to delivery of the Vessel, any event occurs in relation to Charterer or to any Primary Terminal or the LNG SPA which renders it impossible that: (i) Charterer will accept the Vessel on tender of delivery under this Charter; or (ii) Charterer will be able to pay Hire when due under this Charter.

28.3         Remedies

(a)           In addition to any other rights herein, in any other agreement or at law, upon the occurrence of an Event of Owner’s Default, Charterer may terminate this Charter by issuing a termination notice with immediate effect at any time after the expiry of ***** after having given notice of default (with reasonable particulars thereof) to Owner; provided, however, that if such Event of Owner’s Default is capable of being cured and is cured within the ***** notice period, Charterer shall not terminate this Charter. Notwithstanding the immediately preceding sentence, termination of this Charter shall take effect immediately upon Owner’s receipt of Charterer’s notice in respect of Clauses 28.1(b), (c), (d), (e)(vi), (vii) and (viii) or (h) (provided that, in respect of Clause 28.1(e)(vii), such notice may only be served after the specified cure period).  Owner shall immediately reimburse Charterer for any Hire in accordance with Clause 28.4 below and, if requested to do so by Charterer in the termination notice, as soon as reasonably practicable and in compliance with safety and other applicable regulations, remove the Vessel from Charterer’s Facility.

(b)           Upon the occurrence of any Event of Charterer’s Default (other than failure to pay Hire) Owner may terminate this Charter upon not less than ***** prior written notice to Charterer, provided, however, that if such Event of Charterer’s Default is capable of being cured and is cured within the ***** notice period, Owner shall not terminate this Charter.  If the Event of Charterer’s Default results from a failure by Charterer to pay Hire or any other amount due under this Charter by the due date for payment, then (without prejudice to Owner’s right to sue for recovery of any amounts due):

Owner shall notify Charterer of such failure;

(i)            within ***** of such notification Charterer shall pay to Owner the amounts due and payable (including outstanding Hire plus any interest), failing which Owner shall have the right at any time to withdraw the Vessel and terminate this Charter;

(ii)           Charterer shall indemnify Owner in respect of any liabilities incurred by Owner under any Bill of Lading or any other contract of carriage issued by Owner or on behalf of Owner as a consequence of Owner’s withdrawal of the Vessel and termination of this Charter; and

(iii)          the exercise by Owner of any of its rights under this Clause 28.3 shall be without prejudice to any other rights or remedies Owner may have at law.

(c)           Charterer may terminate this Charter upon the occurrence of extended Force Majeure as described in Clause 27.5.

(d)           If this Charter is terminated pursuant to Clause 28.3(a), Charterer shall not be liable to Owner for any amounts in respect of such termination or in respect of Charterer’s obligations hereunder during the remainder of the term of this Charter (including, without limitation, the obligation to pay Hire hereunder for the period following the date of such termination).

(e)           Upon the occurrence of an Event of Owner’s Default pursuant to Clause 28.1(a) (in respect of an Event of Contractor’s Default under the Operation and Services Agreement) Owner shall automatically be deemed to be liable for all obligations of Contractor under the Operation and Services Agreement (and Charterer shall be entitled to proceed directly against the Parent under and in accordance with the guarantee provided under Clause 29(a)).

28.4         Reimbursement of Hire

If this Charter is terminated prior to the expiration of the Charter Period in accordance with any provision of this Charter or by reason of law, Owner shall immediately reimburse Charterer for any Hire paid in advance and not earned, the cost of bunker fuel, diesel oil or gas oil, at the price paid by Charterer at the last bunkering port or at the Fuel Price, as applicable, the value of any LNG Heel, including gas vapours, on board the Vessel at termination (valued at the LNG Price) and any other amounts for which Owner is liable to Charterer under this Charter, as well as any damages to which Charterer may be entitled if termination is due to Owner’s fault or breach of this Charter.

28.5                           Damages/Indemnification

(a) (i)                    Owner shall (whether or not Charterer terminates this Charter) indemnify and hold harmless Charterer against any and all Damages that Charterer may have sustained as a result of an Event of Owner’s Default, and Charterer may deduct from Hire any such Damages incurred by Charterer.

(ii)             Charterer shall (whether or not Owner terminates this Charter) indemnify and hold harmless Owner against any and all Damages that Owner may have sustained as a result of an Event of Charterer Default.

(b)                                 The exercise by either Party of their respective rights under this Clause 28 shall be without prejudice to any other rights or remedies each may have accrued prior to the date thereof, and any provisions of this Charter necessary for the exercise of such accrued rights and remedies shall survive termination of this Charter to the extent so required.

(c)                                  Charterer shall be entitled (but not obliged) to advance moneys or guarantees so as to settle any of the Vessel’s accounts or Owner’s accounts with respect to the Vessel and to secure the release of the Vessel from any arrest so as to exercise Charterer’s rights hereunder; provided that Charterer shall recover any expenditures made by Charterer hereunder through the Monthly Hire Invoice, together with interest thereon at the rate of *****.

28.6                           No Consequential Losses

Except as otherwise expressly provided in this Charter, neither Party shall be liable to the other Party under this Charter as a result of any act or omission in the course of or in connection with the performance of this Charter for or in respect of:

(a)                                  any indirect, incidental, consequential, exemplary or punitive loss or damages;

(b)                                 any loss of income or profits; or

(c)                                  any Damages incurred under or in connection with any other contracts between either of the Parties and any third parties, as applicable, including under any LNG SPA or Designated Trade.

29.                               Guarantee and Letter of Credit

(a)                                  Owner shall procure that Parent shall execute and deliver to Charterer a written guarantee substantially in the form of Schedule VI.  Such guarantee shall be delivered to Charterer simultaneously with the execution of this Charter.

(b)                                 Within ***** of the date hereof, Owner shall procure that a letter of credit in the form of Schedule VII is issued to Charterer by a bank or financial institution acceptable to Charterer, from which Charterer shall be permitted to draw if Owner is in breach of its obligations to pay Charterer any amount due and payable under Clause 6.10(b).  Such letter of credit shall be issued in the amount of ****** United States Dollars ($*****) and shall be available for drawing by Charterer, upon notice to Owner, at any time up to (and including) ***** after the Scheduled Delivery Date.

30.                               Injurious Cargoes

No acids, explosives or cargoes injurious to the Vessel shall be shipped and, without prejudice to the foregoing, any damage to the Vessel caused by the shipment of any such cargo effected at Charterer’s request, and the time taken to repair such damage, shall be for Charterer’s account; provided however that LNG shall in no circumstances be considered as an acid, explosive or injurious cargo for the purposes of this Charter.  No voyage shall be undertaken, nor any goods or cargoes loaded, that would expose the Vessel to capture or seizure by rulers or governments.

31.                               Laying-Up

31.1                           Charterer’s Option

Pursuant to the Operation and Services Agreement, Charterer has the right (a) during the Charter Period to require Contractor to lay up the Vessel for all or any portion of the Charter Period at a safe place nominated by Charterer, taking into account questions of maintenance access and security and (b) during any period of lay up, to require Contractor to put the Vessel back into service and, upon receipt of any notice from Charterer to that effect, Contractor is required to immediately take steps to restore the Vessel to service as promptly as reasonably possible.  Charterer is permitted to exercise the above rights any number of times under the Operation and Services Agreement.  During any period of lay-up under this Clause 31, Owner’s duty under Clause 4.4 shall be equivalent to the standard ordinarily applied by prudent owners to vessels of the same type in lay-up and the provisions of Clauses 18 (Off-

Hire) and 22 (Key Vessel Performance Criteria) shall not apply. Until such time as it is practicable for Owner to implement or complete all work that is required with respect to fouling (as determined during any survey conducted pursuant to Clause 31.2) to restore the Vessel to a condition it would have been in if it had not been laid-up, any reduction in the Vessel’s performance due to such fouling during a lay-up requested by Charterer under this Clause 31 shall not give rise to a performance claim against Owner pursuant to Clause 23 of this Charter or against the Contractor pursuant to Clause 17 of the Operation and Services Agreement.  Owner hereby acknowledges and consents to such rights of Charterer under the Operation and Services Agreement, subject only to Charterer obtaining Owner’s consent as to the location of any such lay up (such consent not to be unreasonably withheld or delayed).  During any period of such lay up the Hire provided for under this Charter shall be adjusted to reflect any net increases in expenditure reasonably incurred and any net savings (if any) which should reasonably be made by Owner as a result of such lay up.

31.2                           Surveys on Lay Up

Owner shall permit (or procure, if requested by Charterer) that an in-water survey of the hull is performed (a) each time the Vessel enters into lay up and (b) immediately prior to the end of any lay up period.  The Vessel shall remain on-Hire during such survey.

31.3                           Hire Adjustment

At or before the beginning of any lay up period pursuant to this Clause 31, Owner shall provide an estimate (“Estimate”) of the savings and extra expense to Charterer during the lay up period.  Upon Charterer’s acceptance of such Estimate, the Hire shall be adjusted based on the Estimate and such adjustment shall apply to the Hire payments thereafter due.

When assessing such saving or extra expense, the items to be taken into account shall include changes in amounts expended on administration, manning, stores, spare parts, lubricating oils, P&I Club and hull and machinery insurance (including the effect of any damage franchise), repairs and maintenance, surveys and drydocking.  As soon as practical after re-entry of the Vessel into service under this Charter, Owner shall make a calculation of the actual savings less actual extra expenses as aforesaid for the period of the lay up and a balancing payment shall be made by Owner or Charterer, as the case may be, assuming Charterer’s agreement with Owner’s calculations.

32.                               Requisition

32.1                           Requisition of Title

In the event that title to the Vessel is requisitioned or seized by any Governmental Authority (or the Vessel is seized by any Person, entity or Governmental Authority under circumstances that are equivalent to requisition of title), the Vessel shall be off-Hire during the period of requisition and, if no assignment of this Charter can be made on terms acceptable to Charterer within a period of *****, then Charterer shall have the option, upon written notice to Owner, to terminate the Charter without payment of the Compensation Fee or any other fee or payment whatsoever, such termination shall be effective upon the date of such requisition.

32.2                           Other Requisition

In the event that the Vessel is requisitioned for use or seized by any Governmental Authority, Person or entity on any basis not involving or not equivalent to requisition of title, Charterer shall have the option immediately to terminate this Charter.

33.                               Outbreak of War

If war or hostilities break out between any two or more of the following countries: United States of America, the Russian Federation, the People’s Republic of China, United Kingdom, Brazil, and the country that the Vessel is registered in, then both Owner and Charterer shall have the right to cancel this Charter provided that such war or hostilities materially and adversely affect the trading of the Vessel for a period of at least *****.

34.                               Additional War Expenses

If the Vessel is ordered to trade in areas where there is war (de facto or de jure) or threat of war, Charterer shall reimburse Owner for any additional insurance premiums and other expenses which are reasonably incurred by Owner as a consequence of such orders, provided that Charterer is given notice of such expenses as soon as practicable and in any event before such expenses are incurred, and provided further that Owner obtain from its insurers a waiver of any subrogated rights against Charterer in respect of any claims by Owner under its war risk insurance arising out of compliance with such orders.

Any payments by Charterer under this Clause 34 will only be made against proven documentation.  Any discount or rebate refunded to Owner for whatever reason, in respect of additional war risk premium shall be passed on to Charterer.

35.                               War Risks

35.1                           The Master shall not be required or bound to sign Bills of Lading for any place which in his or Owner’s reasonable opinion is dangerous or impossible for the Vessel to enter or reach owing to any blockade, war, hostilities, warlike operations, civil commotions, revolutions, act of piracy, acts of terrorists, acts of hostility or malicious damage.

35.2                           If in the reasonable opinion of the Master or Owner it becomes, for any of the reasons set out in Clause 35.1 or by the operation of international law, dangerous, impossible or prohibited for the Vessel to reach or enter, or to load or discharge cargo at, any place to which the Vessel has been ordered pursuant to this Charter (a “place of peril”), then Charterer or its agents shall be immediately notified in writing or by radio messages, and Charterer shall thereupon have the right to order the cargo, or such part of it as may be affected, to be loaded or discharged, as the case may be, at any other place within the trading limits of this Charter (provided such other place is not itself a place of peril).  If any place of discharge is or becomes a place of peril, and no orders have been received from Charterer or its agents within ***** after dispatch of such messages, then Owner shall be at liberty to discharge the cargo or such part of it as may be affected at any place which it or the Master may in its or his discretion select within the trading limits of this Charter and such discharge shall be deemed to be due fulfilment of Owner’s obligations under this Charter so far as cargo so discharged is concerned.

35.3                           The Vessel shall have liberty to comply with any directions or recommendations as to departure, arrival, routes, ports or call, stoppages, destinations, zones, waters, delivery or any other instructions whatsoever given by the government of the state of the Registry or any other Governmental Authority or by any Person or body acting or purporting to act as or with the authority of any such Governmental Authority including any de facto Governmental Authority or by any Person or body acting or purporting to act as or with the authority of any such Governmental Authority or by any committee or Person having under the terms of the war risks insurance on the Vessel the right to give any such directions or recommendations.  If by reason of or in compliance with any such directions or recommendations anything is done or is not done, such shall not be deemed a deviation.  If by reasons of or in compliance with any such direction or recommendations the Vessel does not proceed to any place of discharge to which she has been ordered pursuant to this Charter, the Vessel may proceed to any place which the Master or Owner in his or its discretion select and there discharge the cargo or such part of it as may be affected.  Such discharge shall be deemed to be due fulfilment of Owner’s obligations under this Charter so far as cargo so discharged is concerned.

35.4                           Charterer shall procure that all Bills of Lading issued under this Charter shall contain provisions equivalent to this Clause 35.

36.                               Both to Blame Collision Clause

36.1                           Application to this Charter

If the liability for any collision in which the Vessel is involved while performing this Charter falls to be determined in accordance with the laws of the United States of America, the following provisions shall apply:

(a)                                  If the ship comes into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the master, mariner, pilot or the servants of the carrier in the navigation or in the management of the ship, the owner of the cargo carried hereunder will indemnify the carrier against all loss or liability to the other or non-carrying ship of her owner in so far as such loss or liability represents loss of, or damage to, or any claim whatsoever of the owner of the said cargo, paid or payable by the other or non-carrying ship or her owner to the owner of the said cargo and set off, recouped or recovered by the other or non-carrying ship or her owner as part of their claim against the carrying ship or carrier.

(b)                                 The foregoing provisions shall also apply where the owner, operators or those in charge of any ship or ships or objects other than, or in addition to, the colliding ships or objects are at fault in respect of a collision or contact.

36.2                           Application to Bills of Lading

Charterer shall procure that all Bills of Lading issued under this Charter shall contain provisions in the terms at Clause 36.1(a) and (b), to be applicable where the liability for an collision in which the Vessel is involved falls to be determined in accordance with the laws of the United States of America.

37.                               New Jason Clause

37.1                           Application to this Charter

General average contributions shall be payable according to the York/Antwerp Rules 1974, as amended in 1994 or any amendment thereto, and shall be adjusted in London in accordance with English law and practice but should adjustment be made in accordance with the law and practice of the United States of America, the following provisions shall apply:

(a)                                  In the event of accident, danger, damage or disaster before or after the commencement of the voyage, resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequence of which, the carrier is not responsible by statute, contract or otherwise, the cargo, shippers, consignees or owner of the cargo shall contribute with the carrier in general average to the payment of any sacrifices, losses or expenses of a general average nature that may be made or incurred and shall pay salvage and special charges incurred in respect of the cargo.

(b)                                 If a salving ship is owned or operated by the carrier, salvage shall be paid for as fully as if the said salving ship or ships belonged to strangers.  Such deposit as the carrier or his agents may deem sufficient to cover the estimated contribution of the cargo and any salvage and special charges thereon shall, if required, be made by the cargo, shippers, consignees or owner of the cargo to the carrier before delivery.

37.2                           Application to Bills of Lading

Charterer shall procure that all Bills of Lading issued under this Charter shall contain provisions in the terms at Clause 37.1(a) and (b), to be applicable where adjustment of general average is made in accordance with the laws and practice of the United States of America.

38.                               Conditions of Use

38.1                           Owner acknowledges and agrees that it will be bound by the terms of the conditions for use, including any liability regime and agreement (together, “Conditions of Use”), applicable to use of any Primary Terminal and (with reasonable notice) each Designated Terminal and port at which any such terminal is located, and agrees that it will execute, or cause its representative or the Master to execute, such Conditions of Use.

38.2                           The failure by Owner or its representative or the Master to execute in a timely manner any Conditions of Use identified in Clause 38.1 shall be considered a material breach of Owner’s obligation under this Charter and Charterer shall have the right to put the Vessel off-Hire or terminate this Charter pursuant to Clause 28.3.

39.                               Insurance

39.1                           Coverage, Costs and Liability Levels

Owner shall effect and maintain insurance in accordance with the terms of Schedule IX and the Law throughout the Charter Period.  On or before the Delivery Date, and thereafter on each renewal of the Compulsory Insurances, Owner shall provide Charterer with a true copy of the insurance certificates, cover notes or certificates of entry, together with confirmation from the insurers that such insurance cover will be effective on and from the Delivery Date. Owner agrees to provide to Charterer copies of the policies of all Compulsory Insurances as soon as practicable, but not later than ***** after the Delivery Date; provided that Owner shall be entitled to remove from such policies all information relating to premiums or other similarly commercially sensitive information and all information which is confidential as between Owner and its insurers.

39.2                           Lapse of Coverage(s)

If there is a failure or lapse of the insurance(s) required by Clause 39.1 for any reason at any time during the Charter Period and if such failure or lapse remains unremedied, Charterer shall have the option after ***** notice to Owner to terminate this Charter when the Vessel is cargo-free.  A termination or failure to terminate this Charter in accordance with this Clause 39.2 shall be without prejudice to any claims for damages that Charterer may have by reason of Owner’s fault for non-coverage.

40.                               Export Restrictions

40.1                           The Parties acknowledge that the Master shall not be required or bound to sign Bills of Lading for the carriage of cargo to any place to which export of such cargo is prohibited under the laws, rules or regulations of the country in which the cargo was produced and/or shipped.

40.2                           Charterer shall procure that all Bills of Lading issued under this Charter shall contain the following clause:

“If any laws, rules or regulations applied by the government of the country in which the cargo was produced and/or shipped, or any relevant agency thereof, impose a prohibition on export of the cargo to the place of discharge designated in or ordered under this Bill of Lading, carriers shall be entitled to require cargo owners forthwith to nominate an alternative discharge place for the discharge of the cargo, or such part of it as may be affected, which alternative place shall not be subject to the prohibition, and carriers shall be entitled to accept orders from cargo owner to proceed to and discharge at such alternative place.  If cargo owners fail to nominate an alternative place within seventy two (72) hours after they or their agents have received from carriers notice of such prohibition, carriers shall be at liberty to discharge the cargo or such part of it as may be affected by the prohibition at any safe place on which they or the master may in their or his absolute discretion decided and which is not subject to the prohibition, and such discharge shall constitute due performance of the contract contained in the Bills of Lading so far as the cargo so discharged is concerned”.

The foregoing provision shall apply mutatis mutandis to this Charter, with references to a Bill of Lading being deemed to be references to this Charter.

41.                               Business Principles

41.1                           Compliance with Law

Owner agrees to comply with all laws, decrees, ordinances, directives and lawful regulations of any Governmental Authority in connection with this Charter or applicable to any activities carried out by Owner in the name, or otherwise on behalf of, Charterer under the provisions of this Charter.

41.2                           Proper Practice

Owner shall not pay any fee, commission, rebate or anything of value to or for the benefit of any employee of Charterer, nor will Owner do business with any company knowing the results might directly benefit an employee of Charterer.  Owner shall use its best efforts not to permit any of Owner’s employees, servants, agents or representatives to engage in any activities contrary or detrimental to the best interests of Charterer.

(a)                                  Owner and Charterer mutually agree that, in connection with this Charter and the activities contemplated herein, neither of them nor any of their respective employees, servants, agents, representatives or Affiliates will take action, or omit to take any action, that would cause the other Party to be in violation of any Law related to the other Party’s business practices, including the U.S. Foreign Corrupt Practices Act or any similar statute of any Governmental Authority.

(b)                                 Owner agrees that all invoices rendered by Owner to Charterer, as provided for in this Charter, shall, in reasonable detail, accurately and fairly reflect the facts about all activities and transactions handled for the account of Charterer.

(c)                                  Notwithstanding the generality of the foregoing, Owner represents and warrants that neither Owner nor any officer, director, commissioner, shareholder, employee, servant, agent or representative thereof will make or cause to be made any payment, loan, or gift of any money or anything of value, directly or indirectly:

(i)                                          to or for the benefit of any official or employee of any Governmental Authority thereof; or

(ii)                                       to any other Person or entity,

where such payment, loan, or gift of any money or anything of value is intended to influence a decision in favour of Charterer in a manner that is inconsistent with the principles set forth in this Clause 41.  Breach of this Clause 41.2 by Owner shall constitute sufficient grounds for Charterer forthwith to terminate this Charter under Clause 28, by so notifying Owner in writing.

41.3                           Ethical Policy

Charterer and Owner may each from time to time advise the other Party of any ethical or business practices policy which apply to the relevant Party and the other Party shall use reasonable endeavours to adhere to such policy, provided it does not affect the safe or reliable operation of the Vessel or give rise to the other Party incurring any unnecessary cost.

41.4                           Petrobras Practice

Owner acknowledges that at the time of entry into service of the Vessel, it will have been provided with a copy of the Charterer’s rules and instructions relating to the operation of the Vessel at Rio de Janeiro Terminal, Pecém Terminal and each other terminal located in Brazil and in Brazilian waters, and undertakes that Owner and the Manager of the Vessel shall at all times comply with the requirements and recommendations therein and as amended.

41.5                           SIGTTO

The Vessel shall perform in accordance with SIGTTO 2000 edition of liquefied gas handling principles on ships and in terminals and the 1995 edition of ICS Vessel safety guide (liquefied gases), as they may be amended from time to time.

41.6                           Automated Manifest System (AMS)

(a)                                  If the Vessel loads or carries cargo destined for the US or passes through US ports in transit, Owner shall comply with the current US Customs regulations (19 CFR 4.7) or any subsequent amendments thereto and shall (unless Charterer requests otherwise) undertake the role of carrier for the purposes of such regulations and shall, in its own name, time and expense:

(i)                                          have in place a SCAC (Standard Carrier Alpha Code);

(ii)                                       have in place an ICB (International Carrier Bond); and

(iii)                                    submit cargo declarations by AMS (Automated Manifest System) to the US Customs.

(b)                                 Charterer shall provide all necessary information to Owner and/or its agents to enable Owner to submit a timely and accurate cargo declaration.

41.7                           Liabilities

(a)                                  Charterer shall assume liability for and shall indemnify, defend and hold harmless Owner against any loss and/or damage (excluding consequential and indirect loss and/or damage) and/or any expenses, fines, penalties and any other claims, including but not limited to legal costs, arising from the Charterer’s failure to comply with any of the provisions of this Clause 41.  Should such failure result in any delay then, notwithstanding any provision in this Charter to the contrary, the Vessel shall remain on-Hire.

(b)                                 Owner shall assume liability for and shall indemnify, defend and hold harmless Charterer against any loss and/or damage (excluding consequential and indirect loss and/or damage) and any expenses, fines, penalties and any other claims, including but not limited to legal costs, arising from Owner’s failure to comply with any of the provisions of this Clause 41.  Should such failure result in any delay then, notwithstanding any provision in this Charter to the contrary, the Vessel shall be off-Hire for all time lost.

41.8                           Identity of Carrier

The assumption of the role of carrier by Owner pursuant to this Clause 41.8 and for the purpose of the US Customs Regulations (19 CFR 4.7) shall be without prejudice to the identity of carrier under any bill of lading, other contract, law or regulation.

42.                               Drugs and Alcohol

Owner warrants that it has in force an active policy covering the Vessel which meets or exceeds the standards set out in the “Guidelines for the Control of Drugs and Alcohol On Board Ship” as published by OCIMF dated June 1995 (or any subsequent modification, version, or variation of these guidelines), and in Schedule II of the Operation and Services Agreement, and that this policy will remain in force throughout the Charter Period, and Owner will exercise due diligence to ensure the policy is complied with.

43.                               Pollution and Emergency Response

43.1                           Owner shall exercise all due diligence to ensure that no oil or harmful or hazardous substances of any description shall be discharged or escape accidentally or otherwise from the Vessel; and that Owner, Vessel, its officers and crew shall comply with all international, national and state oil and air pollution and environmental laws, conventions or regulations (“Pollution Regulations”) applying in or to international waters and the territorial waters of the countries into which the Vessel may trade under this Charter.  Owner shall produce evidence satisfactory to Charterer demonstrating Owner’s compliance with any financial responsibility requirements that may exist under any Pollution Regulations.

43.2                           Owner warrants that it is a member of the International Tanker Owner’s Pollution Federation, or any successor body of the same, and that Owner will retain such membership during the Charter Period.

43.3                           Owner shall advise Charterer of its organisational details and names of Owner’s personnel together with their relevant telephone/facsimile/e-mail/telex numbers, including the names and contact details of Qualified Individuals for OPA 90 response, who may be contacted on a twenty four (24) hour basis in the event of oil spills or emergencies.  Owner shall update such information and provide Charterer with such revised details on a regular basis so as to ensure that Charterer has up to date and correct information.

Notice to Owner’s Pollution and Emergency Response Department:

1)                                     Weston B. Fizgerald (Designated Person Ashore)

Office: +65 6 220 7291

Fax : +65 6 795 3123

Home : +65 6 898 2762

Mobile: +65 9 626 7520

2)                                     Stephen Ainscough (General Manager Gas)

Office: +65 6 220 7291

Fax : +65 6 795 3123

Home : +65 6 271 6934

Mobile: +65 9 823 7150

Address:

THOME SHIP MANAGEMENT PTE LTD

16 Raffles Quay, #43-01, Hong Leong Building, Singapore 048581

P.O.Box 2844 Singapore 904844

Email : office@thome.com.sg

24 hours emergency number is:

+65 9 631 6304

Notice to Charterer’s Pollution and Emergency Response Department:

00-55-21-3224-6555 (24 hours)

Marco José de Macedo Derton
Environmental Manager
Avenida Almirante Barroso, 81
20030-003, Rio de Janeiro
Brazil

Luis Claudio Malaguti
Safety, Environment and Health Manager
Avenida Almirante Barroso, 81
20030-003, Rio de Janeiro
Brazil

Tel: 00-55-21-3229-1299 / 4790
Out of office hours: 00-55-21-8131-7459 / 00-55-21-9624-0036

43.4                           In the event of any spillage, discharge or release of LNG or other substance from the Vessel, Owner shall, or shall procure that Contractor shall, immediately and at its cost and expense, take all necessary measures to minimize such spillage, discharge or release.  Notwithstanding the foregoing, Charterer may, at its option, and upon notice to Owner and the Master undertake measures to prevent or minimize damage in case of an accidental escape of LNG or other substance from the Vessel.  In such instances, Charterer shall be deemed to take all measures on behalf of Owner and all costs and expenses shall be for Owner’s account.

43.5                          Owner shall, or shall procure that Contractor shall, promptly notify Charterer, and in any event not later than twenty-four (24) hours after such occurrence, in the event whether occurring at sea or in port, of any fire, explosion, accident, collision, grounding, cargo release or spill or any other reason that could result in a significant delay or serious damage to the Vessel, the Vessel’s crew or cargo.

44.                               ISPS Code/USMTSA 2002

This Clause 44 makes reference to the International Code for the Security of Ships and of Port Facilities and the relevant amendments to Chapter XI of SOLAS (“ISPS Code”) and the US Maritime Transportation Security Act 2002 (“MTSA”).

44.1                           (a)                                  During the Charter Period, Owner shall procure that both the Vessel and “the Company” (as defined by the ISPS Code) and the “owner” (as defined by the MTSA) shall comply with the requirements of the ISPS Code relating to the Vessel and “the Company” and the requirements of the MTSA relating to the Vessel and the “owner”.  Upon request Owner shall provide documentary evidence of compliance with this Clause 44.1(a).

(b)                                 Except as otherwise provided in this Charter, loss, damage, expense or delay caused by failure on the part of Owner or “the Company”/”owner” to comply with the requirements of the ISPS Code/MTSA or this Clause 44 shall be for Owner’s account.

(c)                                  Notwithstanding any other provision of this Charter, the Vessel shall not be off-Hire where there is a loss of time caused by Charterer’s failure to comply with the ISPS Code/MTSA.

44.2                           (a)                                  Charterer shall provide Owner with its full contact details and shall ensure that the contact details of all sub-charterers are likewise provided to Owner.  Furthermore, Charterer shall ensure that all sub-charter parties it enters into during the Charter Period contain the following provision: “The charterer shall provide the owner of the Vessel with its full contact details and, where sub-letting is permitted under the terms of the charter parties, shall ensure that the contact details of all sub-charterers are likewise provided to the owner of the Vessel.”

(b)                                 Except as otherwise provided in this Charter, loss, damage, expense or delay, caused by failure on the part of Charterer to comply with this sub-Clause 44.2 shall be for Charterer’s account.

44.3                          Notwithstanding anything else contained in this Charter, costs or expenses related to security regulations or measures required by a port facility or any relevant authority in relation to the ISPS Code/MTSA including, but not limited to, security guards, launch services, tug escorts, port security fees or taxes and inspections, shall be for Charterer’s account, unless such costs or expenses result solely from Owner’s act or omission in which case such costs or expenses shall be for Owner’s account.  All measures required by Owner to comply with the security plan required by the ISPS Code/MTSA shall be for Owner’s account.

44.4                           If either Party makes any payment, which is for the other Party’s account according to this Clause 44, the other Party shall indemnify the paying Party.

45.                               Law and Litigation

45.1                           Governing Law

This Charter shall be governed by the laws of England and Wales.

45.2                           Arbitration

(a)                                  Any dispute, controversy or claim arising out of or in connection with this Charter (a “Dispute”) shall be finally and (except as expressly provided otherwise in this Clause 45.2) exclusively determined by referral to arbitration in London, England in accordance with the rules of the London Maritime Arbitrators Association (the “LMAA Rules”), as amended, by a panel of three (3) arbitrators who shall be familiar with the maritime or LNG industry, fluent in English, familiar with the general principles of English law, and experienced in arbitrations conducted under the LMAA Rules.  Notwithstanding the above provisions, either Party may seek interlocutory relief in equity, if appropriate.  Each Party shall appoint one arbitrator, and the two so appointed shall thereafter appoint the third arbitrator.

Nothing herein shall prevent the Parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of ***** (or such other sum as the Parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

(b)                                 The language of the arbitration shall be English.

(c)                                  The arbitrators are not authorised to make any decision or award ex aequo et bono but shall apply the governing law chosen by the Parties.

(d)                                 The arbitral panel shall issue its reasoned award in writing, and is authorised to award costs and attorneys’ fees to the prevailing Party as part of its award.

(e)                                  Any award shall be binding and enforceable against the Parties in any court of competent jurisdiction, and the Parties hereby waive any right to appeal such award on the merits or to challenge the award except on the grounds set forth in Article V of the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

(f)                                    Notwithstanding the foregoing agreement to arbitrate, the Parties expressly reserve the right to seek provisional relief from any court of competent jurisdiction to preserve their respective rights pending arbitration, and in seeking such relief shall not waive the right of arbitration.

(g)                                 The Parties shall continue to perform this Charter during arbitration proceedings and the arbitral panel shall have the authority to determine the validity of this Charter and to arbitrate any Dispute submitted to it.

(h)                                 Subject to Clause 45.2(i), if any Dispute raises an issue of fact or law substantially related to one or more such issues raised in any Dispute (as that term is defined in the Operation and Services Agreement) in connection with the Operation and Services Agreement, then, notwithstanding that an arbitration may have been commenced under the Operation and Services Agreement, any Party may, by written notice, require such Dispute in connection with the Operation and Services Agreement to be referred to and/or consolidated with and finally settled by arbitration under this Charter.

The arbitral panel is authorised to order that such Dispute in connection with the Operation and Services Agreement be consolidated with an arbitration under this Charter.

(i)                                     The Parties may not issue a notice pursuant to Clause 45.2(h), and the effects of any notice purported to be issued pursuant to Clause 45.2(h) shall not apply, if an evidentiary hearing on the merits has been commenced or is scheduled to commence within ***** of the date of the Dispute hereunder in an arbitration under the Operation and Services Agreement.

(j)                                     This arbitration agreement is binding upon the Parties, their principals, successors, assigns and Affiliates.

45.3                           Caveat

Notwithstanding the reference of a Dispute for resolution, the Parties shall continue diligently to observe and perform their respective obligations and duties under this Charter as if no Dispute had arisen, except if a Party has given notice to terminate this Charter.  This Clause 45 shall survive termination of this Charter.

46.                               Confidentiality

46.1                           The Parties agree to keep Confidential Information strictly confidential, except in the following cases when the receiving Party shall be permitted to disclose such information:

(a)                                  It is already known to the public or becomes available to the public other than through the act or omission of the receiving Party; or

(b)                                 It is required to be disclosed under Law (provided that the receiving Party shall give notice of such required disclosure to the disclosing Party prior to the disclosure); or

(c)                                  In filings with a court or arbitral body in proceedings in which the Confidential Information is relevant and in discovery arising out of such proceedings; or

(d)                                 To any of the following persons to the extent necessary for the proper performance of their duties or functions:

(i)                                          A buyer or seller or potential buyer or seller of LNG shipped or to be shipped on the Vessel only to the extent that such information disclosed is necessary for the operational purposes of the Vessel under this Charter and does not contain any information relating to pricing or other similarly commercially sensitive information;

(ii)                                       An Affiliate of the receiving Party;

(iii)                                    Employees, officers, directors and agents of the receiving Party;

(iv)                                   Professional consultants retained by the receiving Party; and

(v)                                      Financial institutions advising on, providing or considering the provision of financing to the receiving Party or any Affiliate thereof,

(vii)                                Provided that the receiving Party shall exercise due diligence to ensure that no such person shall disclose Confidential Information to any unauthorized party or persons.

46.2                           The provisions of this Clause 46 shall survive for a period of two (2) years after the termination or expiry of this Charter.

47.                               Construction

47.1                           This Charter constitutes the entire agreement between the Parties bound hereby and supersedes and replaces all other written or oral negotiations, representations, warranties, agreements and undertakings made or entered into by or between Owner and Charterer with respect to the subject matter herein prior to the date hereof.

47.2                          No provision of this Charter shall be interpreted or construed against a Party because that Party or its legal representative drafted the provision.

48.                               Notices

48.1                           Address for Notices

Any notice given, or required to be given, by either Party to the other Party hereunder, shall be sent by telex, fax, registered mail, e-mail or registered airmail to the following addresses:

Notice to Owner:	Gary Smith, Chief Executive Officer
Golar Management (UK) Limited

30 Marsh Wall
London E14 9TP
Tel: + 44 20 7517 8600
Fax: + 44 20 7517 8601
Email: gary.smith@golar.com
Copy to: Graham Robjohns, Chief Finance Officer

Notice to Charterer:	Antonio Eduardo Monteiro de Castro
Petrobras S.A.
AV. Almirante Barroso
81-34th Floor
20031-004, Rio de Janeiro
Brazil
Tel: 00-55-21-3229-2055
Fax: 00-55-21-3229-4703
Email: aemcastro@petrobras.com.br

Copy to:	Domingos José de Oliveira
Petrobras S.A.
AV. Almirante Barroso
81-33rd Floor
20031-004, Rio de Janeiro
Brazil
Tel: 00-55-21-3229-4998
Fax: 00-55-21-3229-4852
Email: domingo@petrobras.com.br

Notice to Owner’s Operations Department:

Jon Rossing
Operations Manager
Golar LNG
Bryggegata 3
P.O. Box 2008 - Vika
N-0125 Oslo
Norway

Tel: +47 32 11 41 33
Mobile: +47 208 00 472
Fax: +47 23 11 41 21

e-mail: jon.rossing@golar.com

Notice to Charterer’s Operations Department:

Celso Luiz Silva Pereira Souza
General Manager for Planning and Implementation of Natural Gas Logistics
Petrobras S.A.
Almirante Barroso 81, 36th floor
Rio de Janeiro - RJ - Brazil
20031-004

Phone: +55-21- 3229-0152
Mobile: +55-21-9605-7070
Fax: +55-21-3229-4855/4854
E.mail: celsopsouza@petrobras.com.br

or to such other addresses as the Parties may respectively from time to time designate by notice in writing.  Any failure to transmit a copy of the notice to a Party listed as entitled to receive a copy shall not in any way affect the validity of any notice otherwise properly given as provided in this Clause 48.

48.2                           Notices in Writing

Any notice required to be given pursuant to this Charter shall be deemed to be duly received:

(a)                                  In the case of a telex, at the time of transmission recorded on the message if such time is within normal business hours on a working day at the place of receipt, otherwise at the commencement of normal business hours on the next working day there;

(b)                                 In the case of a letter, whether delivered in course of the post or by hand or by courier, at the date and time of its actual delivery if within normal business hours on a working day at the place of receipt otherwise at the commencement of normal business on the next such working day; and

(c)                                  In the case of a facsimile or e-mail, at the time of transmission recorded on the message if such time is within normal business hours (09:00 - 17:00) in the country of receipt, otherwise at the commencement of normal business hours on the next working day at the place of receipt.

48.3                           Communications

Unless otherwise expressly provided in this Charter, all notices, approvals, agreements, rejections, requests, consents, elections, instructions, designations, authorisations, responses, and all other communications required to be given by either Owner or Charterer to the other under or in connection with this Charter shall be in writing and in the English language.

49.                               Miscellaneous

49.1                           Rights of Third Parties

Owner and Charterer agree that the provisions of The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Charter save and except in respect of the Master as provided for in this Charter, which rights may be amended, varied or waived at any time by agreement between the Parties without reference to the Master.

49.2                           Banking Days

Any payment which is due to be made under this Charter on a day that is not a Banking Day shall be made on the next Banking Day in the same calendar month (if there is one) or the succeeding Banking Day (if there is not).

49.3                           Partial Invalidity

If, at any time, any provision of this Charter is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

49.4                           Remedies and Waivers

No failure or delay by either Party in exercising any right or remedy under this Charter shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Charter are cumulative and not exclusive of any rights or remedies provided by law.

49.5                           Amendments

This Charter may only be amended by written instrument signed by both Parties.

49.6                           Counterparts

This Charter may be executed in counterpart, and this has the same effect as if the signatures on each counterpart were on a single copy hereof.

49.7                           Waiver of immunity

Each Party (to the fullest extent permitted by law) irrevocably and unconditionally:

(a)                                  agrees not to claim any immunity from proceedings brought against it by the other Party in relation to this Charter, and to ensure that no such claim is made on its behalf;

(b)                                 waives all rights of immunity in respect of it or its assets; and

(c)                                  consents generally in respect of such proceedings to the giving of relief or the issue of any process in connection with such proceedings.

49.8                           Fuel Prices

Where, under this Charter, either Owner or Charterer are required to pay for or reimburse the other Party for the value of fuel oil or diesel oil, the transfer price shall be the last documented price paid for each item.  Where, under this Charter, either Owner or Charterer are required to pay for or reimburse the other party for the value of LNG heel or natural gas vapours, the transfer price shall be the price for such LNG in US$ per mmBtu, as stipulated in the applicable LNG SPA or Designated Trade to which such LNG or natural gas vapours relate; provided, however, that if such LNG or natural gas vapours do not relate to one of the LNG SPAs or Designated Trades, then the price shall be the FOB price when such LNG or natural gas vapours are loaded on the Vessel (the “LNG Price”).  Notwithstanding the foregoing, the price for LNG or natural gas vapours consumed for cooling-down during the off-hire period of the Vessel shall be the FOB price.

49.9                           Liquidated Damages

The Parties agree that any liquidated damages or other adjustments to the monetary consideration that Owner is to provide Charterer under this Charter (including the liquidated damages set forth in Clause 6.10(b)) are reasonable estimates of the damages that Charterer may suffer in light of the anticipated harm associated with the event related thereto and that such liquidated damages or other adjustments to the monetary consideration that Owner is to provide Charterer do not constitute penalties.  Further, Owner hereby expressly waives any right to claim or assert in any arbitration or in any other action with respect to this Charter (or the Operation and Services Agreement) that the exclusive remedy set forth in Clause 6.10(b) do not represent a genuine pre-estimate by the Parties as to the loss or damage likely to be suffered by Charterer in each such circumstance.

49.10                    Intellectual Property

It is expressly agreed that all intellectual property rights related to the Vessel and related regasification technology, including any intellectual property rights developed by or for Owner or Contractor in relation to the Vessel, shall be or remain the sole and exclusive property of Owner or Contractor (as the case may be).

[This space left blank intentionally]

IN WITNESS WHEREOF, each Party has executed this Charter on the date first above written.

By OWNER		By CHARTERER

GOLAR SPIRIT UK LIMITED		PETRÓLEO BRASILEIRO S.A.

By:	/s/ Gary Smith	By:	/s/ Antonio Eduardo Monteiro de Castro

Name:	Gary Smith	Name:	Antonio Eduardo Monteiro de Castro

Title:	Director	Title:	Executive Manager Corporate Affairs

SCHEDULE I

PARTICULARS OF VESSEL

Particulars of Vessel

(a)	Ship’s Name	GOLAR SPIRIT
(b)	Builder and Yard	Kawasaki Heavy Industries Ltd. Sakaide Japan
(c)	Hull No.	1220
(d)	Year Built	30 September 1981
(e)	Port of Registry and Flag	Marshall Islands - Majuro
(f)	IMO Number	7373327
(g)	Call Sign	V7HA4
(h)	Classification Society	DNV
(i)	Protection and Indemnity Club	GARD

1.	Principal Particulars

(a)	Length overall	289.00 m
(b)	Length Between Perpendiculars	275.00 m
(c)	Breadth moulded	44.60 m
(d)	Depth moulded	25.688 m
(e)	Draught at summer freeboard (Extreme)	12.476 m
(f)	Height overall — keel to highest fixed point	68.8
(g)	Maximum air draught (with full ballast and half bunkers) (corresponding draughts)	58.8 m
(h)	Gross Tonnage (International)	106577 MT
(i)	Net Tonnage (International)	31974 MT
(j)	Gross Tonnage (Suez)	93815.14 MT

(k)		Net Tonnage (Suez)	70102.87 MT
(l)		Light Ship Displacement	33913 MT
(m)		Displacement (maximum)	114152 MT
(n)	Windage:	Lateral	6840 m2 at 12.5 m draft
		Longitudinal	m2
(o)		Classification designation	DNV - 1A1 Tanker for liquefied Gas, E0
(p)		Conditions of Carriage (as defined on Certificate of Fitness):	Methane (LNG) Butane 1)	All tanks
			Butane/Propane Mixture 1)	Min temp - 163
			Propane 1)	Max press 0.7 bar
Max Vacc 0.05 bar
			Note 1)	Relative to hold space surrounding the tanks) LPG Liquefaction plant to be Re-commissioned and subject to Survey prior to loading LPG cargo

The ship must be loaded so that the still water bending moments and Shear forces are within the allowables limits given for the longitudinal strength of the hull

2.		Operating Draught and Deadweight

(a)		Draught filling to 98.5% (@ cargo density 0.47 kg/m3)	11.90 m
(b)		Deadweight filling to 98.5% (@ cargo density 0.47 kg/m3)	72 840 MT

3.		Ballast System

(a)		Total capacity of ballast water tanks	67 824 m3
(b)		Number, capacity and head of pumps for handling ballast	2 x 2750 m3/h at 40m
(c)		Is Vessel able to ballast/de-ballast within the cargo loading/ discharging period?	Yes

(d)	Can the Vessel undertake ballast exchange at sea within 24 hours	Yes

4.	Details of Principal Certification

(List conventions complied with/Certificates obtained, including protocols, amendments and date of issue)

Date issued / expire
(a)	Loadline	01 Nov 2005 / 30 Jun 2008
(b)	SOLAS	Cargo Ship Safety Equipment certificate Cargo Ship Safety Construction Certificate Cargo Ship Safety Radio Certificate
(c)	IGC Code	International Certificate of Fitness
(d)	Tonnage	20 May 2005 / Permanent
(e)	Marine Pollution (MARPOL)	10 Aug 2005 / 30 Jun 2008
(f)	I.M.O. Certificate of Fitness	28 June 2005 / 30 June 2008
(g)	USCG Certificate of Compliance	28 Aug 2004 / 290 May 2007
(h)	Independent Sworn Measurer Certificate	29 Aug 2006 / 30 Aug 2008
(i)	SIRE Inspection	Pyeong Taek, 24-Oct-06
(j)	Port state control	Pyeong Taek, 19 Jul-06

Is certification held indicating compliance with the following?

(k)	ISPS Code	Yes
(l)	Rules and Regulations of Suez Canal Authorities	Yes
(m)	ISM	Yes

5.	Propulsion

(a)	Type and make of propulsion plant	Steam Turbine Kawasaki UC-450

(b)	Maximum rated power and RPM	45 000 SHP Metric / 105 RPM
(c)	Proposed service power and RPM	40 500 SHP / 103 RPM
(d)	Grade of Fuel	RMH55 - ISO8217 (1996) or better
(e)	Dual Fuel Burning	Yes LNG

6.	Speed/Consumption

(a)		Maximum fuel consumption
	Speed	(Tonnes of Fuel Oil Equivalent/day)
	(Knots)	Laden	Ballast
	Abt 19,70	200	200
	19,00	190	190
	18,50	185	185
	18,00	175	175
	17,50	165	165

(b)	Trial Speed at Maximum Power	22 Knots
(c)	Service Speed	19 Knots
(d)	In Port (cargo operations) Load/Disch.	60 / 30 MT per day
(e)	In Port (idle)	30 MT per day
(f)	For inert gas generation	8.3 MT per day of Gas Oil

7.	Boilers and Steam Capacity

(a)	Number and type of boilers	2 - Kawasaki UMG 77/69, two-drum water tube natural circulation boilers
(b)	Maximum steam output available	77 000 kg/hr each
(c)	Normal service output corresponding to 5(b)	69 000 kg/hr each

8.	Cargo Tanks

(a)	Number of tanks	5 Spherical Tanks
(b)	Capacity of LNG tanks at normal filling level

(98,5%)

	No 1 Tank	22 901 m3
	No 2 Tank	26 136 m3
	No 3 Tank	26 136 m3
	No 4 Tank	26 127 m3
	No 5 Tank	26 126 m3

	Total	127 426 m3 @ -160 Deg C
(c)	Gross Capacity of LNG tanks at 100%

	No 1 Tank	23 250 m3
	No 2 Tank	26 534 m3
	No 3 Tank	26 534 m3
	No 4 Tank	26 525 m3
	No 5 Tank	26 524 m3

	Total	129 367 m3 @ -160 Deg C
(d)	Partial loading/filling restrictions	None
(e)	The Vessel’s cargo tanks can be cooled down from ambient in:	38 Hours
(f)	Maximum filling rate	10 800 m3 per hour
(g)	Relief valve settings (MARVS)	250 mb (gauge)
(h)	Loaded Boil-Off rate	0.25%
(i)	Ballast Boil-Off rate	N/A

9.	Cargo Discharge

(a)	Number of cargo pumps per tank	2 Each tank, Total = 10
(b)	Make and type of cargo pumps	JC CARTER CRYOGENICS ELECTRIC/MOTOR DRIVEN SUBMERGED
(c)	Design rated capacity of each cargo pump and corresponding discharge head	1100 m3/H x 140 M HEAD
(d)	Number of spray (stripping) pumps per tank	2 OFF (CT 3 AND CT 4)

(e)	Make and type of spray (stripping) pumps	JC CARTER CRYOGENICS ELECTRIC/MOTOR DRIVEN SUBMERGED
(f)	Design rated capacity of each spray pump and corresponding discharge head (2 units)	50 m3/H x 140 M HEAD
(g)	Number, Make and Capacity of Auxiliary Pumps	n/a
(h)	Bulk discharge time (not including start up and stripping periods) — assume head at ship’s rail = 80 mlc and no restrictions on vapour return from shore	12 hours

10.	Cryogenic Systems

(a)	Type of LNG containment system	MOSS ROSEMBERG SPHERICAL Aluminium 5083-0
(b)	Design temperature	-163[0]C
(c)	Make and type of vapour return compressors (2)	Airco steam driven
(d)	Number and rated capacity of vapour return compressors and corresponding discharge head	27000 kg/h x 2.03 kg/cm2 suc press : 1.06 kg/cm2 A
(e)	Is a steam dump system provided?	Yes
	If so, is the capacity sufficient to deal with all excess steam generated by the boilers at max designed Boil-Off rate with engines stopped according to Class & USCG Rules?	Yes
(f)	Total capacity of liquid nitrogen storage tanks (if nitrogen generator not fitted)	50 m3

11.	LNG Measurement and Tank Calibration

(a)	Are all tanks calibrated and certified by a qualified agency?	Intertek Calb Brett-KIMSCO

(Specify agency)
(b)	Make and type of primary system for measuring cargo level, temperature and pressure		Saab Rosemount Marine AB SW Saab Tank Radar G# level unit G1046, Workstation V7F1
	Level measuring system accuracy and range		Max error: ±5.0 mm

	Temperature measuring system accuracy and range	Max Error:	±0.12 C @ -160C
± 0.19 C @ -100C
± 0.38 C @ =/- 0C

	Pressure measuring system accuracy and range		2.0 mb 0r 0.33% of span
(c)	Is secondary system for measuring LNG liquid level fitted and, if so, state type and measuring accuracy		Yes. Whessoe ±6.0 mm

12.	Cargo Manifolds

(a)	Do manifolds follow requirements of Vol Category “B” of OCIMF “Recommendations for Manifolds for Refrigerated Liquefied Natural Gas Carriers (LNG)” 2nd Edition - 1994? If “No”, state variations)		*****
(b)	State layout of liquid and vapour connections		L-L-V-L-L
(c)	Distance of the centre of manifolds from amidships		28.20 m Fwd
(d)	Distance of presentation flange from ship’s side		3.50 m
(e)	Distance of presentation flange from ship’s rail		3.50 m
	Centre manifold to main deck		4.95 m
(f)	Height of manifold centre above keel		30.64 m
(g)	Size and location of liquid nitrogen loading connection		Manifold 2.5 inch # 150 ANSI

13.	Details Regarding Regasification Equipment

(a)	Maximum gas send-out (open / closed loop)	*****
(b)	Flow variation (%)	*****
(c)	Operation pressure (min / max)	*****
(d)	Operation temperature	*****
(e)	Fuel consumption at maximum gas send-out	*****
(f)	Fuel consumption at minimum send-out	*****
(g)	Number of modules	*****

14.	Emergency Shutdown System and Ship/Shore Compatibility

(a)	At what cargo level (%) is overflow protection activated?	99.8 of volume
(b)	Does overflow protection activate the following:

	Trip ESD system?	Yes
	Close manifold valves?	Yes
	Trip cargo pumps?	Yes
	Trip ship/shore link system?	Yes
(c)	What ship/shore link systems are installed:	Yes
	Optical Fibre Link Electric Links — Pyle-National/Miyake connector	Miykai N/a
	Pneumatic ESD link	Yes Nitta 1/2”

15.	Bunkers

(a)	Capacity of fuel oil bunker tanks @ 98% (SG 0.99)	7838 MT
(b)	Capacity of diesel oil bunker tanks @ 98% (SG 0.86)	344 MT
(c)	Maximum bunker loading	700 MT/hr

rate
(d)	Segregated low sulphur fuel oil storage capacity	N/A

16.	Fresh Water Capacity

(a)	Capacity of fresh water generators	55 m3/24hr
(b)	Distilled capacity	320 MT
(c)	Domestic capacity	267 MT
(d)	Distilled consumption	30 MT per day
(e)	Domestic consumption	15 MT per day

17.	Inert Gas Generation

(a)	Type and make of equipment	Moss Rosenberg LPI 5000-02
(b)	Capacity	5000 m3/hr, 0.2 bar
(c)	Quality of gas O2 Max	1.2% to 2% by Volume (Last operation, 1.9%)
(d)	Quality of gas CO Max	0.1% by Volume
(e)	Qualify of gas SO2 Max	App. 15 ppm
(f)	Qualify of gas NOx Max	N/A
(g)	Dew point	-30 to -40

18.	Nitrogen

(a)	Type and capacity of nitrogen generation system	N/A
(b)	Consumption	0.4 / 0.6 m3/day
(c)	Liquid nitrogen storage	50 KL equal 50 m3
(d)	Nitrogen generator capacity	N/A
(e)	Pressure tank	N/A

19.	Gas Compressors

(a)	Low duty (fuel gas compressor): No. and	6700 m3/h

capacity
(b)	Low duty (fuel gas compressor): make	Airco Cryogenics

20.	Electrical Generating

(a)	Number of electric generators	Main:	2
		Auxiliary:	2
(b)	Type of electric generators	Main:	Steam Turbine 2 pcs
		Auxiliary:	Diesel 2 pcs
Emergency:
(c)	Output of electric generators	Main:	2 x 2480 kW
		Auxiliary:	1500 kW
		Auxiliary:	1300 kW
(d)	Fuel type and quantity at full load of electric generators	MGO 0.5 MT/hr
(e)	Power required for discharge/de-ballasting at full rate	7000 kw available. (90%) 4700 Kw normal consumption (10 cargo pums + 1 ballast Pump)

21.	Deck Machinery

(a)	Winches	No: 10 Pull Type: Steam driven Brake Holding Force: 30 Tons
(b)	Wires (as per certificates)	Size: 41 MBL: 114 Tons
(c)	No. Wires Forward	10
(d)	No. Wires Aft	11
(e)	Wires Fitted with Synthetic Tails	Length and Size: 11m x 96 mm MBL: 158
(f)	Cranes - Type and SWL	2 x 2.5 Manifold 2 x 3 Aft

22.	Navigation and Communications

(a)	Type and number of radar sets fitted	3 sets
(b)	Is an approved GMDSS installed? (Type?)	Yes, Furuno (2) Kevin Hodges (1)
(c)	Is an additional SatCom system installed? (Type?)	Sat B and Fleet 77
(d)	Is Suez Canal Projector fitted?	Yes

23.	Crew

(a)	The Officers may be of the following Nationalities	Scandinavians/Spanish/Indonesians
(b)	Number of Officers (Minimum)	Minimum 8 (actual 12)
(c)	Number of Crew (Minimum)	Minimum 8 (actual 17)

24.	List of Compatible LNG Terminals

Load Ports	Discharge Ports
Blang Lancang	Pyeong Taek
Bontang	Inchon
Das Island	Sodegaura

25.	List of Visited LNG Terminals at the Date of Vessel Delivery

Load Ports	Discharge Ports
Blang Lancang	Pyeong Taek
Bintulu
Ras Laffan

SCHEDULE II

DETAILED PERFORMANCE CRITERIA

Part A — Shipping Operations

Article 1	Speed

Article 2	Timeliness

Article 3	Guaranteed Daily Fuel Consumption

Article 4	Definitions for Fuel Consumption Calculations

Article 5	Basis of Calculating Fuel Consumption during a Voyage

Article 6	Actual Fuel Consumption on a Voyage

Article 7	Boil-Off

Article 8	Boil-Off Calculations

Article 9	Spray Cooling, Forced Vaporisation and use of Boil-Off

Article 10	Provisions for Gauging

Article 11	Underwater Cleaning/Waiting at Anchorage

Part B —Loading, Storage, Regas and Gas Delivery

Article 12	LNG Regasification Equipment performance guarantee

Article 13	Guaranteed Daily Fuel Consumption of Vessel (other than during a Voyage)

Article 14	Boil-Off Calculations during Storage and Regasification Operations

Article 15	Interpretation

Part A - Shipping Operations

1.                                      Speed

Charterer may order the Vessel to steam at the Laden Service Speed or the Ballast Service Speed, as applicable, or at any lesser average speed, but not less than the Minimum Service Speed and not at a greater average speed, except with Owner’s consent (which shall be deemed to be given if Contractor consents thereto) which shall not be unreasonably withheld.  For the avoidance of doubt, it is acknowledged that Contractor may decline orders to steam at any lesser average speed than the Minimum Service Speed or at any greater average speed than the Service Speed for operational reasons.

2.                                      Timeliness

(a)                                  Prior to each voyage Charterer may, subject to Article 1, instruct the Vessel to proceed so as to arrive at the pilot boarding station at each port at a given date and time (the “Scheduled Arrival Time” or “SAT”).  Provided however:

(i)                                     in the event that Charterer fails to provide a SAT to Contractor, the SAT shall be deemed to be the estimated arrival time of the Vessel assuming the Vessel steams at the Service Speed by the shortest safe route to the named port measured from pilot station to pilot station (a “Sea Passage”) (or the route specified by Charterer, if different) from the time Charterer instructs the Vessel to proceed;

(ii)                                  the SAT shall in any event not be earlier than the estimated arrival time calculated in accordance with Article 2(a)(i);

(iii)                               subject to Article 1, Charterer may amend the SAT from time to time during or prior to each voyage to accommodate changes in circumstances concerning the voyage (the “Amended SAT”); and

(iv)                              the speed at which the Vessel needs to steam in order to meet the SAT or the Amended SAT or any permissible speed ordered by the Charterer shall be a “Guaranteed Speed”.

(b)                                 Charterer shall compare the actual time of arrival of the Vessel at the pilot station at each port with the SAT; provided that if the SAT was amended solely for reasons not attributable to any failure in performance by the Vessel, then such comparison shall be made with the Amended SAT.

(c)                                  If the Vessel arrives at the pilot station at the arrival port not later than three (3) hours after the SAT or Amended SAT, where applicable, the Vessel shall be deemed to have arrived “On Time”.  If the Vessel arrives at the pilot station more than three (3) hours after the SAT, or Amended SAT where applicable, the Vessel shall be deemed to have arrived “Late”.

(d)                                 Subject to Articles 2(e) and (f), Charterer shall be entitled to make a deduction from Hire in respect of any period by which the Vessel arrives Late, in accordance with Clause 23.2.(a).

(e)                                  Notwithstanding the foregoing but subject to Article 2(f), Charterer shall not be entitled to make any deduction from Hire if the Vessel arrives Late to the extent that such late arrival is caused by one or more of the following during the voyage:

(i)                                     the incidence of bad weather, being any day in which the Vessel has to proceed in wind force in excess of Beaufort Force 5 for more than eight (8) hours noon to noon; or

(ii)                                  poor visibility; or

(iii)                               congested waters; or

(iv)                              alterations in speed or course to avoid areas of bad weather; or

(v)                                 any period spent at a waiting area following arrival; or

(vi)                              the saving of life or (with Charterer’s consent) property, (Articles 2(e)(i),(ii),(iii),(iv) and (v) being known as “Restricted Periods”); or

(vii)                           any period when the Vessel is off-Hire at sea on any individual voyage. The Master shall record in his daily noon report the time lost in the previous twenty four (24) hours due to any of the matters referred to in this Article 2(e).

(f)                                    If the Vessel arrives Late, the following calculation shall be made to assess the period in respect of which Charterer shall be entitled to deduct Hire.  The speed of the Vessel shall be calculated over the Sea Passage, excluding all Restricted Periods (the “Achieved Speed”).  If the Achieved Speed equals or exceeds the Guaranteed Speed, Owner shall be deemed to have met the speed Performance Warranty.  If the Achieved Speed is less than the Guaranteed Speed, Charterer shall apply the Achieved Speed to the total Sea Passage and the time at which the Vessel would have arrived (if steaming at the Achieved Speed) shall be the “Deemed Arrival Time”.  Charterer shall be entitled to deduct Hire to the extent to which the Deemed Arrival Time exceeds the SAT by more than *****.

3.                                      Guaranteed Daily Fuel Consumption

(a)                                  Owner guarantees that subject to the other provisions of Schedule II, the maximum daily fuel consumption of the Vessel for all purposes shall not exceed the quantities set forth in Article 6(a) of Schedule I, which shall be prorated between the speeds shown.

(b)                                 For the purposes of Article 3(a) of this Schedule II, the average speed in knots on any Voyage (as defined in Article 4) shall be calculated by reference to the observed distance steamed and the duration of the Voyage, but excluding from the calculation of average speed the (i) duration of all off-Hire periods and distance covered in such periods and (ii) distance covered during any deviation which is not an off-Hire period because the Vessel arrives On Time.

4.                                      Definitions for Fuel Consumption

(a)

(i)                                     “EOP” means the time the Vessel records End of Passage on arrival after any voyage.

(ii)                                  “FAOP” means the time the Vessel proceeds Full Away On Passage from her departure point on a voyage.

(iii)                               “fuel” refers collectively to its two components, fuel oil and Boil-Off, measured in tonnes of Fuel Oil Equivalent, while “fuel oil” refers only to the oil component of the fuel.

(b)                                 For the purposes of Article 3(a) of this Schedule II, a voyage shall, where applicable, be divided into separate segments (each a “Voyage”).  A Voyage shall be deemed to have started either:

(i)                                     at FAOP; or

(ii)                                  immediately after an off-Hire period; or

(iii)                               at the time the Vessel alters speed to comply with an Amended SAT or otherwise pursuant to Charterer’s orders, as the case may be.

(c)                                  A Voyage shall be deemed to have ended either:

(i)                                        at EOP; or

(ii)                                     immediately before an off-Hire period; or

(iii)                               at the time the Vessel alters speed to comply with an Amended SAT or otherwise pursuant to Charterer’s orders, as the case may be.

5.                                      Basis of Calculating Fuel Consumption during a Voyage

(a)                                  For each Voyage, the guaranteed fuel consumption shall be calculated by multiplying the maximum daily consumption as determined pursuant to Article 3 by the duration of the Voyage, calculated on the assumption that the Vessel steamed at the Guaranteed Speed.  In calculating both the guaranteed fuel consumption and the actual fuel consumption, Restricted Periods shall be excluded.  Subject as provided, there shall be (i) a saving of fuel for that Voyage equal to the amount by which the guaranteed fuel consumption exceeds the actual fuel consumption and (ii) excess fuel consumption for that Voyage equal to the amount, if any, by which the actual fuel consumption exceeds the guaranteed fuel consumption.  Such saving or excess shall be adjusted to take into account the Restricted Periods by dividing such saving or excess by the number of miles over which the fuel consumption has been calculated and multiplying by the same number of miles plus the miles steamed during the Restricted Periods in order to establish the total saving or excess in fuel consumption for the Voyage.

(b)                                 If on any Voyage the Vessel has to steam faster than the Service Speed or slower than the Minimum Speed pursuant to Charterer’s orders, or in order to achieve the SAT (provided this is not attributable to any failure in Vessel performance), the Vessel shall be deemed to have complied with the fuel consumption guarantees for the duration of such Voyage.

(c)                                  Owner’s warranties relating to speed and fuel consumption set forth in Article 6(a) of Schedule I shall not apply to the period between the end of one Voyage and the start of the next Voyage as described in Article 4.

(d)                                 As soon as practicable Owner shall, or shall procure that Contractor shall, furnish Charterer with its calculations determining the Vessel’s fuel consumption on each Voyage.

(e)                                  At the conclusion of each Performance Period, the quantities of excess fuel used and the quantities of fuel saved on all Voyages in the Performance Period shall each be added up.  The total fuel saved during the Performance Period shall then be subtracted from the total of excess fuel used during the Performance Period and, if the balance is positive, Charterer shall deduct from Hire due under Clause 9 an amount calculated by multiplying the net excess quantity of fuel consumed during the Performance Period by the weighted average price paid by the Charterer for fuel oil for the Vessel during the Performance Period in question.  If such balance is zero or negative, Owner shall be deemed to have complied with its Fuel consumption obligations during the Performance Period.

6.                                      Actual Fuel Consumption during a Voyage

(a)                                  The actual fuel consumption on a Voyage shall, subject to Article 6(b), be the sum of:

(i)                                     the fuel oil consumed during the Voyage (expressed in tonnes), and excluding any fuel oil used in any off-Hire period on that Voyage; and

(ii)                                  the fuel equivalent of the total volume of cargo lost as Boil-Off during the Voyage (expressed in tonnes of Fuel Oil Equivalent), excluding any Boil-Off in any off-Hire period on that Voyage and excluding any Boil-Off in excess of guaranteed maximum Boil-Off under the provisions of Article 8.

(b)                                 For the purpose of this Article 6, the Fuel Oil Equivalent of the LNG lost as Boil-Off which is available as fuel during the Voyage shall be assumed to be the total volumetric loss of the cargo, measured in cubic meters, as determined from the difference between gaugings at the loading and discharging ports (in accordance with Article 9), pro rated for the difference between the on Hire Voyage and gauging times and multiplied by the Fuel Oil Equivalent Factor.

7.                                      Boil-Off

(a)                                  If Charterer gives orders that would require the temperature or vapour pressure of a cargo to fall during a laden or ballast sea passage and that order is complied with, the Boil-Off Warranty shall be deemed to have been complied with on that sea passage.

8.                                      Boil-Off Calculations whilst the Vessel is in Transit

(a)                                  The Boil-Off excess or saving on any sea passage shall be calculated by comparing the guaranteed Boil-Off during sea passage (i.e., the daily guaranteed maximum laden or ballast Boil-Off (as the case may be) multiplied by the time between gaugings) with the actual Boil-Off.

(b)                                 The actual amount of Boil-Off on a sea passage shall be calculated by subtracting the volume of LNG contained in the Vessel’s tanks at gauging after the sea passage from the volume in the Vessel’s tanks at gauging before such sea passage.

(c)                                  If the Vessel was off-Hire during any sea passage the excess or saving shall be pro rated in the same proportion as the time on Hire is to the total time between gaugings.

(d)                                 At the conclusion of each Performance Period, the quantities of excess Boil-Off and the quantities of Boil-Off saved on all the Vessel’s sea passages in the Performance Period shall each be added up.  The total Boil-Off saved for any such period shall then be subtracted from the total excess Boil-Off in the same period and if the balance is positive Charterer may deduct from Hire due under Clause 9 an amount calculated by multiplying the said balance by the LNG Price or, if more than one LNG Price is applicable during the Performance Period, the arithmetical average of such LNG Prices.  If such balance is zero or negative, then Owner shall be deemed to have complied with this Article 8(d) for the Performance Period.

9.                                      Spray Cooling, Forced Vaporisation and use of Boil-Off

(a)                                  If Contractor requires or if Charterer so requests, the Vessel shall spray cool as necessary in a manner consistent with Contractor’s or Charterer’s requirements so as to maximise the use of the available Boil-Off for propulsion, whilst using due diligence to avoid the generation of any excess Boil-Off.

(b)                                 If during any sea passage Charterer orders the Vessel to force vaporise LNG to eliminate or minimise the use of bunkers and the order is complied with, the Boil-Off guarantee relevant to such operation shall be deemed to have been complied with for the tank from which the LNG has been pumped.

(c)                                  The Parties agree that the Master shall notify Charterer if he is of the opinion that the Vessel will not, on arrival at any LNG loading port, be able to commence bulk loading within ***** after cooling of the loading arms without spray cooling on the ballast sea passage.

(d)                                 Without prejudice to any of Owner’s or Charterer’s obligations under this Article 9, if Owner or Contractor intends to order spray cooling at any time during the Charter Period, Owner agrees, if requested by Charterer, to provide written notice of the reasons and technical basis for spray cooling.

(e)                                  Subject to the provisions of this Charter, Owner shall have free use of Boil-Off. Except when otherwise required pursuant to Charterer’s orders, Owner shall exercise due diligence to minimise any venting or steam dumping of Boil-Off during periods of low fuel demand.

10.                               Provisions for Gauging

(a)                                  The time at which any volume of LNG is determined is referred to in this Charter as a gauging time.

(b)                                 In relation to any laden sea passage the cargo volume shall be (i) on loading at the start of the laden sea passage, the volume of LNG contained in the Vessel’s cargo tanks measured promptly after the closing of the Vessel’s manifold vapour return valve in the loading port and (ii) on discharge at the end of the laden sea passage,  the volume of LNG contained in the Vessel’s cargo tanks measured promptly before the opening of the Vessel’s manifold vapour return valve in the discharge port.

(c)                                  In relation to any ballast sea passage the LNG heel volume shall be (i) after discharge (i.e. at the start of the ballast sea passage), the volume of LNG contained in the Vessel’s cargo tanks measured promptly after the closing of the manifold vapour return valve in the discharge port and (ii) on loading (i.e. at the end of the ballast sea passage), shall be the volume of LNG contained in the Vessel’s cargo tanks measured promptly before the opening of the Vessel’s manifold vapour return valve in the loading port.

(d)                                 In relation to the LNG storage and regasification activities of the Vessel, the measurement of LNG shall be effected continuously throughout the entire Performance Period.

11.                               Underwater Cleaning/Waiting at Anchorage

(a)                                  Charterer may at any time request Owner to procure that Contractor shall, pursuant to the Operation and Services Agreement, arrange for the cleaning afloat of the Vessel’s underwater hull and propeller, whereupon Owner shall procure that Contractor shall arrange for such cleaning to take place, provided that:

(i)                                     the Vessel is free of cargo but may be under vapour if permitted by the port authority; and

(ii)                                  in Owner’s or Contractor’s opinion, such cleaning will not damage in any way the Vessel’s underwater hull coatings; and

(iii)                               such cleaning afloat can be carried out safely at a place approved by Owner or Contractor and where the water is sufficiently clear for an underwater survey to be made of cleanliness of the Vessel’s hull and propeller immediately thereafter.

(b)                                 The cost of such underwater hull and propeller cleaning and underwater survey referred to in Article 11(a) shall be for Charterer’s account and the Vessel shall remain on Hire for their duration.  If the underwater survey shows that both the Vessel’s underwater hull and propeller are clean, a successful cleaning shall be deemed to have occurred.

(c)                                  If Charterer orders the Vessel to stay alongside at Charterer’s Facility, to wait at anchorage or in lay up for more than ***** and, if as a result of such service,

waiting or lay up Owner has good reason to believe that the performance of the Vessel or her fuel consumption will be affected and speed and/or fuel warranties can no longer be met because of fouling, then Owner shall so state by written notice to Charterer and, if Charterer requests, Owner shall carry out an underwater inspection at Charterer’s expense to see if there is fouling of the hull and/or propeller.

(d)                                 If as a result of the aforesaid inspection, Owner considers that there is evidence of such fouling, then if Charterer so requests, Owner shall arrange and carry out cleaning afloat of the Vessel’s underwater hull and propeller provided that the provisions of Article 11(a)(i), (ii) and (iii) apply.

(e)                                  The cost of such underwater hull and propeller cleaning and underwater survey referred to in Article 11(d) shall be for Charterer’s account and the Vessel shall remain on Hire for their duration.  If the underwater survey shows that both the Vessel’s underwater hull and propeller are clean, a successful cleaning shall be deemed to have occurred.

(f)                                    If any inspection pursuant to Article 11(c) reveals the presence of hull or propeller fouling, or if Charterer declines to request an inspection following receipt of a notice from Owner under Article 11(c), then from the time Owner gives written notice that performance is affected by fouling, Owner shall be deemed to have complied with the speed and fuel warranties until the completion of the next Scheduled Drydocking or successful cleaning, whichever occurs sooner.

Part B - Loading, Storage, Regas and Gas Delivery

12.                               LNG Regasification Equipment performance guarantee

(a)                                Owner guarantees that the Vessel is capable of the Flow Rate Modulation, in accordance with the Nomination Procedure.

(b)                               Owner guarantees that the Vessel is capable of regasifyng LNG at a minimum temperature of ***** and a maximum of ***** at the main deck isolation valve.

13.                               Guaranteed Daily Fuel Consumption of Vessel Regasification Equipment

(a)                                  Owner guarantees that subject to the other provisions of Schedule II, the maximum daily fuel consumption of the Regasification Equipment shall not exceed the quantities tabulated in Article 13 of Schedule I and, where applicable, shall be pro-rated between the fuel consumption of minimum and maximum regasification rates.

(b)                                 For each Performance Period the guaranteed fuel consumption shall be calculated by multiplying the maximum daily consumption as determined pursuant to Article 13(a) of this Schedule II to the regasification rates measured daily at the discharge point of the Regasification Equipment.  In calculating the guaranteed fuel consumption, off-Hire Periods shall be excluded.

(c)                                  The actual fuel consumption on each Performance Period shall be the sum of:

(i)                                     the fuel oil consumed during the Performance Period (expressed in tonnes) and excluding any fuel oil used in any off-Hire period on that Performance Period; and

(ii)                                  the fuel equivalent of the total volume of Boil-Off calculated for the Performance Period (expressed in tonnes of Fuel Oil Equivalent) excluding any Boil-Off in any off-Hire period and excluding any steam damping of Boil-Off during periods of low fuel demand.

(d)                                 At the conclusion of each Performance Period, the quantities of excess fuel used and the quantities of fuel saved (other than during a Voyage) in the Performance Period shall each be added up.  The total fuel saved (other than during a Voyage) for the Performance Period shall then be subtracted from the total of excess fuel used (other than during a Voyage) for the Performance Period and if the balance is positive Charterer shall deduct from Hire due under Clause 9 an amount calculated by multiplying the net excess quantity of such fuel consumed for the Performance Period by the weighted average price paid by the Charterer for fuel oil for the Vessel over the Performance Period in question.  If such balance is zero or negative, Owner shall be deemed to have complied with its Fuel consumption obligations (other than during a Voyage) for the Performance Period.

14.                               Boil-Off Calculations during storage and regasification operations

(a)                                  The Boil-Off will be calculated by the difference between the LNG loaded by the Vessel during loading operations and the LNG discharged to the Regasification Equipment and to the forced vapourising equipment.

(b)                                 The balance of excessive Boil-off or “saving” will be calculated by the comparison of guaranteed Boil-Off for the period (i.e. the daily guaranteed maximum Boil-Off (set forth in Clause 22.4(b)(iii)) multiplied by the Performance Period) with the Boil-off calculated pursuant to Article 14(a).

(c)                                  If the Vessel is put off-Hire during any part of the Performance Period, gaugings shall be carried out at the start and end of the off-Hire period and the Boil-off so determined shall be excluded from the calculations.

(d)                                 If during any part of the Performance Period the Charterer or Customer orders the Vessel to force vaporise LNG to eliminate or minimise the use of bunkers and the order is complied with, the Boil-Off guarantee relevant to such period shall be deemed to have been complied with for the tank from which the LNG has been pumped and that period shall be excluded from the calculations.

(e)                                  If Contractor requires or Charterer so requests, the Owner and Contractor shall maximise the use of the available Boil-Off for Vessel’s utilities and the Regasification Equipment.  Except when otherwise required pursuant to Charterer’s orders, Owner shall exercise due diligence to minimise any venting or steam dumping of Boil-Off during periods of low fuel demand.

(f)                                    The Boil-Off calculations (other than in respect of any sea passage) shall be carried out at the end of each Performance Period or at the end of the storage and regasification period (whichever first occurs).  If the Vessel has exceeded the maximum Boil-Off permitted pursuant to Clause 22.4(b)(iii), Charterer may deduct from Hire due under Clause 9 an amount calculated by multiplying the amount of such excess by the LNG Price or, if more than one LNG Price is applicable during the Performance Period, the arithmetical average of such LNG Prices.  If there is no such excess amount of Boil-Off, then Owner shall be deemed to have complied with this Article for the Performance Period.

15.                               Interpretation

In this Schedule II, and unless the contrary intention appears, “Article” shall mean an Article of this Schedule II, and “Clause” shall mean a Clause of the Charter.

SCHEDULE III

CERTIFICATES OF ACCEPTANCE
AND REDELIVERY

CERTIFICATE OF ACCEPTANCE
FOR [VOYAGE CHARTERPARTY/TIME CHARTERPARTY]*

FOR

LNG VESSEL mv GOLAR SPIRIT

The LNG Carrier mv GOLAR SPIRIT, IMO No. 7373327 was accepted by Petróleo Brasileiro S.A. on [insert date of signing this certificate] under [the Voyage Charter Party in accordance with the Time Charter Party/the Time Charter Party]* dated                                    2007 made between Petróleo Brasileiro S.A. as Charterer and Golar Spirit UK Limited as Owner.

Delivery Date:  [Date of signing this certificate]

Quantity of bunkers on board Vessel on Delivery Date:  [Quantity]

Quantity of LNG on board Vessel on Delivery Date:  [Quantity]

Place of acceptance of the Vessel:  [Place]

Hire Commencement Date:  [Tender Date, Re-tender Date or Delivery Date as applicable]**

FOR CHARTERER:	FOR OWNER:

By:	By:
Title:	Title:
Date Signed:	Date Signed:

Witnessed by:	Witnessed by:
Title:	Title:
Date Signed:	Date Signed:

*   Delete as applicable

** For Time Charter Party only

C-1

CERTIFICATE OF REDELIVERY

FOR

LNG VESSEL mv GOLAR SPIRIT

The LNG Carrier mv GOLAR SPIRIT, IMO No. 7373327 was redelivered to                                                    under the Time Charter Party dated                                         , made between                                      and                                  at                hours on the                  day of                       , 20    , at                                             .

Place of redelivery of the Vessel:  [Place]

Date of redelivery of the Vessel:  [Date]

FOR CHARTERER:

By:
Title:
Date Signed:

Witnessed by:
Title:
Date Signed:

FOR OWNER:

By:
Title:
Date Signed:

Witnessed by:
Title:
Date Signed:

C-2

SCHEDULE IV

LIST OF PRIMARY AND DESIGNATED TERMINALS

1.                                      The Vessel shall be capable of loading and discharging LNG at the following terminals (each a Primary Terminal):

*****

2.                                      The Vessel shall be capable of loading and discharging LNG at the following terminals (each a Designated Terminal).

Each of the Primary Terminals as listed under Clause 1 above.

D-1

SCHEDULE V

COMPENSATION FEE

Charterer shall pay the following fee (“Compensation Fee”) to Owner upon the exercise of its early termination rights in any of the years set out below pursuant to Clause 3.6:

Anniversary of Delivery Date	Amount (US$)

*****	*****

*****	*****

*****	*****

*****	*****

*****	*****

E-1

SCHEDULE VI

DEED OF GUARANTEE

This deed of guarantee (this “Guarantee”), is made by Golar LNG Limited, a company organised and existing under the laws of Bermuda (the “Guarantor”).

WHEREAS, Petróleo Brasileiro S.A., a company organised under the laws of Brazil (including its successors and permitted assigns, “Charterer”) has agreed to enter into a Time Charter Party with Golar Spirit UK Limited, a company organised and existing under the laws of England (including its successors and permitted assigns, “Owner”)  dated on or about the date hereof, for the modification and chartering of the Vessel (as the same may be amended, modified or supplemented from time to time, the “Charter”), and an Operation and Services Agreement with Golar Serviços de Operação de Embarcações Limitada, a company organised and existing under the laws of Brazil (including its successors and permitted assigns, “Contractor”) dated within ***** of the date hereof, for certain services to be provided in relation to the Vessel (as the same may be amended, modified or supplemented from time to time) (“the Operation and Services Agreement”) (the Time Charter Party and the Operation and Services Agreement, together the “Contract”).

WHEREAS, the Contract requires that Owner procures that Parent delivers to Charterer this Guarantee as part of Owner’s obligations under the Contract;

WHEREAS, the Guarantor is an Affiliate of both Owner and Contractor.

WHEREAS, the Guarantor will obtain benefits as a result of Owner’s and Contractor’s performance of the Contract.

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to the Guarantor, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby makes the following representations and warranties to and hereby covenants and agrees with Charterer, as follows:

1.                                      Definitions

Capitalised terms not otherwise defined herein shall have their respective meanings set forth in the respective Contract.

2.                                      Guarantee

The Guarantor hereby irrevocably and unconditionally guarantees (as primary obligor and not merely as surety) to Charterer: (a) the prompt payment in full of all amounts which are at any time due, owing or payable by Owner or Contractor, as applicable, under the Contract; (b) the prompt and complete performance and discharge of each and all of the obligations, warranties, duties, liabilities and undertakings of Owner or Contractor, as applicable, under the Contract; and (c) the indemnity provided in Clause 6 hereof (all obligations and amounts so guaranteed, the “Guaranteed Obligations”).  Charterer shall not be obliged before enforcing this Guarantee to take any action (including any court or arbitral proceedings) against Owner or Contractor, as applicable, or against any other guarantor of the Guaranteed Obligations or any other person, or resort to any other means of obtaining payment or performance of any of the Guaranteed Obligations, including but not limited to making any claim against or any demand of Owner or Contractor, as applicable, enforcing any other security held by it in respect of the obligations of Owner or Contractor, as applicable, under the Contract or exercising any distress, diligence or other process of execution against Owner or Contractor, as applicable.  In the event of a failure, breach or default in performance or payment of any Guaranteed Obligation by Owner or Contractor, as applicable, the Guarantor shall take whatever steps as may be necessary and promptly perform or cause to be performed or pay or cause to be paid such Guaranteed Obligation upon receipt of written demand to do so from Charterer, and the Guarantor shall be responsible for any and all obligations, damages, costs and expenses, including legal fees and related costs and expenses, howsoever arising from such failure, breach or default as if the Guarantor were the original obligor under the Contract.  The Guarantor further agrees to pay all costs and expenses (including, without limitation, legal fees and related costs and expenses) paid or incurred by Charterer in endeavouring to enforce or collect the Guaranteed Obligations and in connection with the enforcement of this Guarantee.

All sums due and payable by the Guarantor under this Guarantee shall be made in full without set-off or counterclaim and free and clear of and without deduction for or on account of any future or present taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter levied, collected, withheld or assessed by a Governmental Authority.

3.                                      Obligations Unconditional

The obligations of the Guarantor herein are absolute and unconditional, irrespective of the value, genuineness, validity, legality, regularity or enforceability of any provision of the Contract or the insolvency, bankruptcy, reorganisation, dissolution or liquidation of Owner or Contractor, as applicable, or any change in status, function, control, ownership or shareholding of Owner or Contractor, as applicable, or any purported assignment by Owner or Contractor, as applicable, or any other circumstance whatsoever which might otherwise constitute a discharge or defence of a surety or guarantee, until all the obligations to be performed or discharged by Owner or Contractor, as applicable, under the Contract or that would have been performed or discharged by Owner or Contractor, as applicable, but for the above, are performed or discharged in full and the Guarantor shall nevertheless be liable to Charterer in respect of such obligations as if the same were legal, valid and enforceable and the Guarantor were the principal obligor in respect thereof.

This Guarantee is irrevocable and is in addition to and not in substitution for or derogation of and shall not merge with any other security held by Charterer under the Contract or otherwise.  This Guarantee shall be in addition to, and not in substitution for, any rights or remedies that Charterer may have against Owner or Contractor, as applicable, arising from the Contract or otherwise.

4.                                      Waiver, Amendment etc.

The obligations of the Guarantor under this Guarantee shall not be affected, discharged or impaired by any act, omission, matter or thing which, but for this provision, might operate to reduce, release or prejudice the Guarantor from any of the Guaranteed Obligations or prejudice or diminish the Guaranteed Obligations in whole or in part, including (whether or not known to it, or Charterer):

(a)                                  any time, consent or waiver granted to, or composition made with, Owner or Contractor, as applicable, or any other person;

(b)                                 any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of, or any amalgamation or reconstruction of, Owner or Contractor, as applicable, or any other person;

(c)                                  any variation of the Contract so that references to the Contract in this Guarantee shall include each variation;

(d)                                 any unenforceability, illegality or invalidity of any obligation of any person under the Contract or any unenforceability, illegality or invalidity of the obligations of the Guarantor under this Guarantee or the unenforceability, illegality or invalidly of the obligations of any person under any other document or guarantee, to the intent that each obligation under this Guarantee shall remain in full force as a separate, continuing and primary obligation, and its obligations be construed accordingly, as if there were no unenforceability, illegality or invalidity;

(e)                                  any variation, compromise, renewal, partial or entire release, neglect to perfect or enforce any right or remedy against Owner or Contractor, as applicable,  or any guarantor or other party primarily or secondarily liable or responsible for the performance, payment or observance of any of the Guaranteed Obligations; or by any extension, waiver, or amendment whatsoever which may release Owner or Contractor, as applicable, or a guarantor (other than performance or indefeasible payment of a Guaranteed Obligation);

(f)                                    the Charterer compounding with, discharging, releasing or varying the liability of Owner or Contractor, as applicable, or concurring in, accepting or varying any compromise, arrangement or settlement or omitting to claim or enforce payment from the Owner or Contractor, as applicable,;

(g)                                 any act or omission which would have discharged or affected the liability of the Guarantor had it been a principal debtor or obligor instead of Guarantor; or

(h)                                 any other circumstance which would (but for the provisions of this Guarantee) constitute a legal or equitable discharge or defence of a guarantor.

The Guarantor authorises Owner or Contractor, as applicable, and Charterer to make any amendments, supplement or variation to the Contract and the Guarantor shall guarantee the due and punctual performance of Owner’s or Contractor’s obligations, as applicable,   in accordance with the amended Contract under the terms of this Guarantee.

5.                                      Bankruptcy, Insolvency etc.

If, and to the extent that, for any reason Owner or Contractor, as applicable, becomes insolvent or enters or threatens to enter into any proceedings in bankruptcy or reorganisation, liquidation or administration or any similar proceedings whether compulsory or voluntary, or if, for any other reason whatsoever, the performance or payment by Owner or Contractor, as applicable, of the Guaranteed Obligations becomes or may reasonably be expected to become impossible, then all Guaranteed Obligations shall be promptly paid or performed, as relevant, by the Guarantor.

6.                                      Indemnity

As an original, independent and primary obligation under this Guarantee, without prejudice to Clause 2 hereof, the Guarantor unconditionally and irrevocably agrees to:

(a)                                  indemnify Charterer and keep Charterer indemnified against any cost, loss, expense or liability of any kind due and owing to Charterer resulting from the breach or failure by Owner or Contractor, as applicable, to make due and punctual payment or to perform any of its obligations, warranties, duties, liabilities or undertakings under and pursuant to the Contract or resulting from any of the obligations under the Contract being or becoming void, voidable, unenforceable or ineffective against Owner or Contractor, as applicable, (including, but without limitation, all legal and other costs, charges and expenses incurred or sustained by Charterer in connection with: (i) preserving or enforcing, or attempting to preserve or enforce, its rights under this Guarantee, or (ii) any breach by the Guarantor of any of its covenants or obligations to Charterer under this Guarantee); and

(b)                                 pay on demand the amount of such cost, loss, expense or liability whether or not Charterer has attempted to enforce any rights against Owner or Contractor, as applicable, or any other person or otherwise.

7.                                      Claims by the Guarantor

The Guarantor represents and undertakes that it has not taken any security in respect of its liability under this Guarantee whether from Owner or Contractor, as applicable, or any other person. So long as any sum remains owing by Owner or Contractor, as applicable, under any Contract, the Guarantor shall not exercise any right of subrogation, indemnity or any other rights of a surety or enforce any security or other right or claim (including claim any right to contribution in relation to any payment made by the Guarantor) against Owner or Contractor, as applicable, (whether in respect of its liability under this Guarantee or otherwise) or claim in the insolvency or liquidation of Owner or Contractor, as applicable, or any such other person in competition with Charterer.  If the Guarantor receives any payment or benefit in breach of this Clause 7, it shall hold the same upon trust for Charterer.

8.                                      Waiver of Notice of Acceptance etc.

(a)                                  The Guarantor hereby waives notice of acceptance of this Guarantee and notice of any liability to which it may apply, and waives presentment, demand of payment,

protest, notice of dishonour or non-payment of any such liability, suit or taking of other action by Charterer against, and any other notice to, any party liable thereon.

(b)                                  The Guarantor shall not set-off or withhold from monies due under this Guarantee any amounts in respect of sums due or alleged to be due to it from Charterer.

(c)                                  If the Guarantor is required by law to withhold any part of a sum payable pursuant to this Guarantee, the amount payable by the Guarantor shall be increased to such extent that the amount received by Charterer shall be equal to the amount which Charterer would have received had such withholding not been legally required.

9.                                      Representations and Warranties

The Guarantor represents and warrants to Charterer that:

(a)                                  it is duly incorporated and validly existing under the laws of Bermuda and has the power to own its assets and carry on its business; it has the corporate power to execute, deliver and perform the terms and provisions of this Guarantee and has taken all necessary corporate action to authorise the execution, delivery and performance by it of this Guarantee; the Guarantor has duly executed and delivered this Guarantee, and this Guarantee constitutes its legal, valid and binding obligation enforceable in accordance with its terms except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles;

(b)                                  neither the execution, delivery or performance by the Guarantor of this Guarantee, nor compliance by it with the terms and provisions hereof, (i) will contravene any material provision of any law, statute, rule or regulation or any order, writ, injunction, judgment or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of any of the material terms, covenants, conditions or provisions of, or constitute a default under any agreement, contract or instrument to which the Guarantor is a party or by which it or any of its property or assets is bound or (iii) will violate any provision of the Guarantor’s constitutional documents; and

(c)                                   no order, consent, approval, license, authorisation or validation of, or filing, recording or registration with (except as have been obtained or made prior to the date hereof), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorise, or is required in connection with: (i) the execution, delivery and performance of this Guarantee; or (ii) the legality, validity, binding effect or enforceability of this Guarantee.

10.                               Continuing Guarantee

This Guarantee is a continuing guarantee and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.  No failure or delay on the part of Charterer in exercising any right, power or privilege hereunder and no course of dealing between Charterer and the Guarantor, or Owner or Contractor, as applicable, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights, powers and remedies herein expressly provided are cumulative and not exclusive of any rights, powers or remedies which Charterer would otherwise have. No notice to or demand on the Guarantor in any case shall entitle the Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of Charterer to any other or further action in any circumstances without notice or demand.  Charterer may make several demands under this Guarantee.

11.                               Miscellaneous

(a)                                   If any one or more of the provisions contained in this Guarantee are or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the Guarantor shall enter into good faith negotiations with Charterer to replace the invalid, illegal or unenforceable provision.

(b)                                  The Guarantor hereby agrees to execute and deliver all such instruments and take all such actions as may be necessary to make effective fully the purposes of this Guarantee.

(c)                                   This Guarantee may be executed in one or more duplicate counterparts, and when executed and delivered by the Guarantor and Charterer shall constitute a single binding agreement.

(d)                                  The agreements set out in this Guarantee shall continue in effect until all Guaranteed Obligations have been indefeasibly paid in full and the Guarantor receives written notice thereof from Charterer (such notice to be issued promptly upon such occurrence).  Accordingly, to the extent consistent with the foregoing, this Guarantee shall be capable of surviving the termination of the Contract.

(e)                                   Any notice, request or other communication to be given or made under this Guarantee shall be in writing addressed to the Guarantor at the location set opposite its signature hereto and in the manner as set out in respect of notices under the Contract.

(f)                                     This Guarantee shall be governed by, and construed in accordance with, the laws of England.

(h)                                  Submission

For the benefit of Charterer, the Guarantor agrees that the courts of England have jurisdiction to settle any disputes in connection with this Guarantee and accordingly submits to the jurisdiction of the English courts.

(i)                                    Service of Process

Without prejudice to any other mode of service, the Guarantor:

(a)                                irrevocably appoints as its agent for service of process Golar Management (UK) Limited at 30 Marsh Wall, London, E14 9TP, United Kingdom, in relation to any proceedings before the English courts in connection with this Guarantee;

(b)                               agrees to maintain such an agent for service of process in, respectively, England for so long as this Guarantee remains in force;

(c)                                agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned;

(d)                               consents to the service of process relating to any such proceedings by prepaid posting of a copy of the process to its address for the time being applying under Clause 11(e); and

(e)                                agrees that unless and until a new agent or revised contact details for the existing authorised agent for service of process mentioned in sub-clause (a) above are provided as required hereunder, the above named agent shall always remain the authorised agent to receive such service of legal process in any action, suit or proceeding in relation to this Guarantee.

(j)                                    Forum convenience and enforcement abroad

The Guarantor:

(i)                                   waives objection to the English courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with this Guarantee; and

(ii)                                agrees that a judgment or order of an English court in connection with the Guarantee is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

(k)                                  Non exclusivity

Nothing in this Clause 11(k) limits the right of a Charterer to bring proceedings against the Guarantor in connection with the Guarantee:

(i)                                    in any other court of competent jurisdiction; or

(ii)                                 concurrently in more than one jurisdiction.

(l)                                      Charterer may assign or transfer all or any part of its interest herein to any permitted assignee or transferee of Charterer pursuant to the Charter.  The Guarantor shall not assign or transfer any of its rights or obligations under this Guarantee.

(m)                                This Guarantee shall not be amended or modified except by a modification in writing signed by the Guarantor and Charterer.

(n)                                  Any right under this Guarantee shall not be waived except by a waiver in writing signed by the Guarantor and Charterer and shall apply only in the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.

(o)                                  This deed is made for the benefits of the parties hereto and their successors and permitted assigns, and is not intended to benefit, or be enforceable by, any other person.

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be executed and delivered as a deed on the date first above written.

Executed as a Deed by
Golar LNG Limited

By:

Name:
Title:
Date:
Witnessed by:

Name:
Title:
Date:

Accepted and agreed:

Petróleo Brasileiro S.A.

By:
Name:
Title:

SCHEDULE VII

FORM OF PERFORMANCE BANK GUARANTEE

(To be issued on Nordea Bank Norge ASA’s letterhead.)

Date:

Issuing Bank: Nordea Bank Norge ASA, hereby issue an irrevocable Standby Letter of Credit No.

Address: Middelthunsgate 17, 0107, Oslo, Norway

Applicant: Golar Spirit UK Limited (“Applicant”)

Address: 30 Marsh Wall, London, E14 9TP, UK

Beneficiary: Petróleo Brasileiro S.A. (“Beneficiary”)

Address: AV. Almirante Barroso 81, 20031-004, Rio de Janeiro, Brazil

Attention: [Name]

Advising Bank: Deutsche Bank S.A. — Banco Alemão (“Advising Bank”)

Address:	UA Alexandre Dumas, 2200 — 2º Andar
04717-910 — São Paulo — SP — Brazil

Attention:	Honorato Nantes
Swift:	Deutbrspspo
Telex:	11 53251 or 11 53256

At the request and on behalf of Applicant, we hereby establish our irrevocable standby letter of credit no.                           (insert number) effective on                  2007 in favour of Beneficiary in the maximum amount of USD ***** (the “Maximum Amount”). Effective immediately and expiring at the close of business on ***** (the “Expiry Date”) at the counters of the Advising Bank.

We hereby undertake that the payment in settlement of claims lodged with us in accordance with the terms and conditions of this Standby Letter of Credit, shall be effected 5 (five) business days after receipt by us of such claim, by Wire Transfer in immediately available funds to the Beneficiary’s account at its designated bank.

Payments under this Standby Letter of Credit shall be made by us to the order of the Beneficiary upon receipt of a Demand letter in the form attached as a schedule to this Standby Letter of Credit, signed by the Chief Executive Officer or the Director, Gas & Energy, of the Beneficiary, presented to us on or before the Expiry Date by swift message authenticated by the Advising Bank with the original Demand letter delivered to us by courier.

Multiple or partial drawings are permitted under this Standby Letter of Credit. The amount of any drawing under this Standby Letter of Credit shall not exceed the Maximum Amount and each such drawing shall reduce the Maximum Amount by an amount corresponding to such drawing. Notwithstanding the terms of ISP98 (as defined below), any failure by you to make any one or a number of scheduled or permitted drawings hereunder will not waive or prejudice your right to make future drawings.

Payment details: if payment falls due on a Sunday or Monday bank holiday in New York City and/or London, payment shall be made on the following first New York City and London banking day. If payment falls due on a Saturday or any New York City and/or London bank holiday other than a Monday, then payment is to be made on the immediate preceding New York City and London banking day.

Any payment made hereunder shall be made free and clear of and without deduction for or on account of present or future taxes, levies, imposts, duties, charges, fees, deductions or withholding of any nature whatsoever and by whomsoever imposed.

All bank charges including issuing, reimbursing and negotiating costs shall be for applicant’s account. Only advising costs of the Advising Bank shall be for Beneficiary’s account.

We hereby irrevocably submit to the exclusive jurisdiction of the High Court of Justice in London for the purposes of any suit, action, or other proceeding arising out of this Standby Letter of Credit or the subject matter hereof brought by you or your successors or assigns.

This Standby Letter of Credit is subject to the International Standby Practices (1998 revision) — International Chamber of Commerce Publication nr. 590 (the “ISP98”). Any matter not covered by the ISP98 shall be governed by English law.

Our obligations under this Standby Letter of Credit are absolute, unconditional and irrevocable, and autonomous from the obligations from the Applicant to the Beneficiary. This Standby Letter of Credit sets forth in full our undertaking to the Beneficiary and such undertaking shall not in any way be modified, amended or limited by reference to any other document, instrument or agreement.

Schedule

Form of Demand

To	Nordea Bank Norge ASA
Middelthunsgate 17
0107
Oslo
Norway

[Date]

Dear Sir/Madam

STANDBY LETTER OF CREDIT No. [                        ]

We hereby confirm that we are entitled to draw under the Standby Letter of Credit as a result of a failure by the Applicant to pay to us an amount of [amount in words] United States Dollars US$[amount in figures] in respect of liquidated damages due and payable under Clause 6.10(b) of the Time Charter Party dated [          ], notwithstanding our notice thereof to the Applicant in accordance with the terms of Clause 29(b) of the said Time Charter Party. We therefore request payment by wire transfer of the said amount of [amount in words] United States Dollars (US$[amount in figures]) to the following account in immediately available funds.

The account details are:

[Name of account]

[Account details]

[Wire instructions]

Yours faithfully

For Petróleo Brasileiro S.A.

By:
Name:
Title: [ Chief Executive Officer / Director, Gas & Energy]

SCHEDULE VIII

QUIET ENJOYMENT AGREEMENT

[Letterhead of issuing party]

To:	Petróleo Brasileiro S.A. (as Charterer)
AV. Almirante Barroso 81
20031-004
Rio de Janeiro
Brazil

To:	[Owner, if applicable]

To:	Golar Spirit UK Ltd (as [Lessee, or other applicable term as appropriate])
30 Marsh Wall
London
E14 9TP

To:	Golar Serviços De Operação De Embarcações Limitada (as Contractor)
Avenida Rio Branco, 311 - 4º andar
Centro - Rio de Janeiro - RJ
Brasil
CEP 20.040-903

To:	[other relevant parties e.g. Agents; any Party having a security interest]

[                                                   ] (the “Effective Date”)

Dear Sirs:

Re: “GOLAR SPIRIT” (the “Vessel”)

We refer to:

(a)                                  [insert relevant agreements];

(b)                                  the Time Charter Party dated [                    ] 2007 between the [Lessee] and Petróleo Brasileiro S.A. (the “Charterer”) in respect of the Vessel (the “Charter”); and

(c)                                  the Operation and Services Agreement to be entered into between Golar Serviços de Operação de Embarcações Limitada (the “Contractor”) and Petróleo Brasileiro S.A. (the “Customer”) within ***** of the Charter in respect of the operation and services to be provided to the Vessel (the “OSA”);

(the Charter and OSA, collectively, the “Charter Documents”).

1.                                       References in this letter (this “Agreement”) to the Charter Documents shall include such documents as amended, supplemented or varied from time to time. References to paragraphs are to paragraphs of this Agreement.

For the purposes of this Agreement, “you,” “your” and “yours” shall mean the Charterer and Petrobras, as the case may be.

In this Agreement the following expressions have the following meanings:

“Confidential Information” means the terms and conditions of the Charter Documents and any and all data, reports, records, correspondence, notes, compilations, studies and other information relating to or in any way connected with the Charter Documents that are disclosed directly or indirectly by or on behalf of the disclosing party or any of its representatives or agents (the “Disclosing Party”) to the receiving party or any of its representatives or agents (the “Receiving Party”), whether such information is disclosed orally or in writing.

“Eligible Person” means:

(a)                                  ourselves, our successors, [any of the Finance Parties or any of their subsidiaries or holding companies]; or

(b)                                 a receiver and/or manager appointed under the Security Documents; or

(c)                                  a person directly or indirectly owned or controlled by us [or any of the Finance Parties]; or

(d)                                 any other person subject as provided in paragraph 4.

[“Finance Parties” means [insert relevant parties].]

“Security Documents” means [insert relevant agreements].

“Step-in Rights” means any and all of our rights or powers under the Security Documents or otherwise to:

(a)                                  effect a change of ownership of the Vessel; or

(b)                                 take actual or constructive possession of the Vessel; or

(c)                                  effect a change of management of the Vessel.

[“Swap Provider” means [insert party].]

2.                                       We confirm that:

(a)                                  we consent to the execution of the Charter Documents by the [Lessee] and the Contractor, respectively; and

(b)                                 we have received a copy of the Charter Documents and are familiar with the terms thereof.

3.                                       We undertake for ourselves [and on behalf of the Finance Parties,] during the period in which the Charterer and Customer continue to have use of the Vessel pursuant to the Charter Documents, not to do any of the following without the prior written consent of Charterer and/or other than as contemplated by this Agreement:

(a)                                  issue any arrest, detention or similar proceedings against the Vessel in any jurisdiction; or exercise any power of sale or other disposal of the Vessel or of foreclosure to which we may be entitled or make any application for the sale of the Vessel or any share therein in any part of the world whether by public auction or private treaty or otherwise; or

(b)                                 take possession of, manage, maintain or repair the Vessel, or employ, navigate or lay-up the Vessel; or

(c)                                  appoint a receiver in respect of the Vessel; or

(d)                                 exercise against the Vessel any right or remedy which would diminish, prejudice or otherwise interfere with your rights, options, benefits or privileges under the Charter Documents or otherwise interfere with the quiet use and enjoyment of the Vessel by you under the Charter Documents; or

(e)                                  take any step to wind up, liquidate, place in administration or receivership, the [Lessee] or Contractor nor commence or continue any analogous proceedings in any jurisdiction;

[(other than in the case of (a), (c) and (e) above, any proceedings required to protect the rights of the Finance Parties under the Security Documents in respect of the Vessel where third parties have commenced proceedings of the type described in the said sub-paragraphs (a), (c) and (e) above); and provided, further however, that such undertaking shall not apply where:

(i)                                     there has occurred and is continuing an Event of Charterer’s Default, as defined in the Charter, or an Event of Customer’s Default, as defined in the OSA, subject to any cure and notice periods as provided in the respective Charter Document; or

(ii)                                  the Vessel has become an actual, agreed, arranged or constructive total loss.]

4.                                       (a)                                  In consideration of the undertakings contained in paragraph 3 above and for other good and valuable consideration (receipt and the sufficiency of which you, by your counter-signature of this Agreement, acknowledge), you agree and accept that the undertakings contained in paragraph 3 shall, at all times, be subject to the Step-in Rights.

(b)                                 We acknowledge and agree that any transfer of ownership or change in management of the Vessel pursuant to the exercise by us of the Step-in Rights shall be to an Eligible Person and is conditional upon the transferee or manager first agreeing, in terms acceptable to you, to acknowledge and be bound by the respective terms of the Charter Documents. Further, we acknowledge and agree that the transferee or manager must, unless it is an

Eligible Person described in paragraphs (a) to (c) of the definition thereof [or is an entity guaranteed by the Finance Parties], be acceptable to you (such acceptance not to be unreasonably withheld or delayed) and that additionally, in the case of a manager, such person must be a manager whom the [Lessee] would otherwise be permitted to appoint under the terms of the respective Charter Document.

For avoidance of doubt, but without limitation, we acknowledge that it is reasonable for you to withhold your consent to the exercise by us of the Step-in Rights if:

(i)                                     as a consequence thereof, you would be likely to incur any increased cost or become liable to make any deduction or withholding on account of tax from any payment of hire or other moneys under the Charter Documents which you would not otherwise have incurred or been liable to make; or

(ii)                                  the transferee or manager does not have the financial standing, the legal status or authority or the operational experience or capacity to perform the [Lessee’s] and Contractor’s obligations under the Charter Documents; or

(iii)                               the transferee or manager is a current competitor of you or of any subsidiary of you in the sale and/or carriage of liquefied natural gas,

in each case, as determined in your sole discretion, but acting reasonably.

(c)                                  It is a condition precedent to the exercise by us of any Step-in Right that:

(i)                                     exercise of the Step-in Rights shall not disrupt or otherwise adversely affect your right to the quiet use and enjoyment of the Vessel in accordance with the respective Charter Documents;

(ii)                                  an event entitling you to terminate either Charter Document (for [Lessee] or Contractor default thereunder) or an event entitling us or any Finance Party to enforce the security constituted by the Security Documents (either such event, an “[Lessee’s] Default”), in each case, has occurred and is continuing;

(iii)                               either we have notified you or you have notified us of such [Lessee’s] Default in writing; and

(iv)                              such [Lessee’s] Default has not been cured within the time specified in the applicable Charter Document or, as the case may be, Security Document.

(d)                                 Upon the Step-in Rights becoming exercisable by us, we shall provide ***** written notice to you of our intention to exercise such rights. Such notice shall contain reasonable detail of the action we propose to take, including the identity of the Eligible Person to whom the ownership and/or management of the Vessel is to be transferred.

(e)                                  Subject to:

(i)                                     your rights under paragraph 4(b) of this Agreement; and

(ii)                                  where applicable, the relevant event entitling you to terminate either Charter Document having been cured to your satisfaction,

you agree to enter into such novation agreement as may be necessary to effect the novation of the [Lessee’s] and Contractor’s rights and obligations under the respective Charter Document to the Eligible Person.

(f)                                    Where, upon the exercise of the Step-in Rights an Eligible Person takes possession or becomes manager of the Vessel, then performance by that Eligible Person of the [Lessee]’s and Contractor’s respective obligations under the Charter Documents shall constitute performance by the [Lessee] and Contractor, as the case may be, thereunder.

5.                                       (a)                                  You hereby agree to provide us ***** prior written notice (the “Preliminary Notification”) of your intention to terminate either Charter Document due to [Lessee] or Contractor default thereunder (for the avoidance of doubt, you will have no such obligation where your termination of either Charter Document is other than for default by [Lessee] or Contractor thereunder).

(b)                                   Upon giving the Preliminary Notification you agree, without prejudice to any of your rights under the Charter but prior to serving notice of termination (and for a period of no more than ***** after giving the Preliminary Notification (the “Negotiation Period”)), to negotiate with us, on a reasonable endeavours basis (but without any commitment on your part to agree any particular solution proposed by us), to agree a solution (whether involving the exercise by us of a Step-in Right or otherwise) to cure the relevant [Lessee] or Contractor default.

(c)                                    If, by the end of the Negotiation Period, a [Lessee] or Contractor default is continuing and agreement cannot be reached on a cure acceptable to you, you are free to terminate the Charter Documents. If you do not exercise such right within ***** (or, if you continue to perform all your obligations under the Charter Documents including, without limitation, the payment of Hire and Fees (as defined in the relevant Charter Document), *****) of the expiry of the Negotiation Period, the Step-in Rights shall become exercisable as provided in paragraph 4 (but the ***** period specified in paragraph 4(d) shall be replaced with a requirement for prompt notice to you).

(d)                                   Nothing in this Agreement shall be construed as prejudicing our right, whether before or during the Negotiation Period, to take any action, provided that the action does not breach paragraph 3.

6.                                       We acknowledge that the terms of this Agreement shall enure to the benefit of your successors and assigns.

7.                                       [We confirm that we have been duly authorised to issue this Agreement on behalf of the Finance Parties. We shall notify you immediately if we are no longer authorised to act as agent and as security trustee of the Finance Parties and of the identity of our successor. We acknowledge that it is a condition of this Agreement that each successor of ours agrees to be bound by the terms of this Agreement.]

8.                                       Each of the [Lessee] and [insert relevant parties] has counter-signed this Agreement to confirm its agreement to the terms hereof but shall have no rights or benefits hereunder.

9.                                       We agree to keep Confidential Information strictly confidential, except in the following cases when the receiving Party shall be permitted to disclose such information:

(a)                                  It is already known to the public or becomes available to the public other than through the act or omission of the receiving Party; or

(b)                                 It is required to be disclosed under law or pursuant to the rules of any stock exchange on which the shares or other securities of the Lessor or the Swap Bank or any related company are listed by any governmental or regulatory body (provided that the receiving Party shall give notice of such required disclosure to the disclosing Party prior to the disclosure); or

(c)                                  In filings with a court or arbitral body in proceedings in which the Confidential Information is relevant and in discovery arising out of such proceedings; or

(d)                                 To any of the following persons to the extent necessary for the proper performance of their duties or functions:

(i)                                     an Affiliate of the receiving Party;

(ii)                                  employees, officers, directors and agents of the receiving Party;

(iii)                               professional consultants and advisors including insurers, underwriters and brokers retained by the receiving Party; and

(iv)                              financial institutions advising on, providing or considering the provision of financing to the receiving Party or any Affiliate thereof,

Provided that the receiving Party shall exercise due diligence to ensure that no such person shall disclose Confidential Information to any unauthorized party or persons.

The provisions of this paragraph shall survive for a period of two (2) years after the termination or expiry of the Charter Documents.

10.                                 We agree that we shall not effect any mortgage or charge over the Vessel unless the person to whom such interest or right is granted first undertakes to enter into an agreement with you on terms substantially similar to this Agreement.

11.                                 The terms of this Agreement shall be governed by and construed in accordance with English law and the provisions of Clause 45 of the Charter (Law and Litigation) shall apply, mutatis mutandis, to any dispute arising out of this Agreement as if such provisions were set out in this Agreement.

12.                                 The undertakings in this Agreement shall apply from the Effective Date.

Please will you acknowledge your receipt of, and your agreement to, the terms of this Agreement by signing the attached copy where indicated and returning it to us.

Each of the parties signing this Agreement intends that the agreement constituted by this Agreement shall take effect as a deed.

Yours faithfully,

for and on behalf of

[insert issuing party]

We, [Lessee], hereby confirm our agreement to the provisions of this Agreement.

Dated:

for and on behalf of

Golar Spirit UK Limited

We, [insert relevant party] hereby confirm our agreement to the provisions of this Agreement.

Dated:

for and on behalf of

[insert name of relevant party]

We, Contractor, hereby confirm our agreement to the provisions of this Agreement.

Dated:

for and on behalf of

Golar Serviços de Operação de Embarcações Limitada

We, Charterer, hereby confirm our agreement to the provisions of this Agreement.

Dated:

for and on behalf of

Petróleo Brasileiro S.A.

SCHEDULE IX

INSURANCE

PART A - Types of Insurance Coverage

Owner shall at all times during the Charter Period procure and maintain insurance on the Vessel in accordance with the following provisions and the requirements of the Governmental Authorities.

1.                                      Hull and Machinery Insurance

(a)                                  Owner shall take out and maintain Hull and Machinery insurance with first class marine underwriters in the London, European, Japanese, American or Scandinavian markets for such amount as Owner may require, for amounts equal to the greater of the full replacement value of the Vessel or the amount required by Owner’s financiers.

(b)                                  The Hull and Machinery insurance shall be placed annually on terms equivalent to the Standard London Institute Hull Form applicable at the date of original issue and the date of each renewal, respectively, or their Japanese, American or Scandinavian equivalents.

(c)                                  The Hull and Machinery insurance shall include specifically: Additional Perils Clause (LNG vessel), or the (London) Institute Additional Perils Clause-Hulls or the American Hull Syndicate Liner Negligence Clause, and Four-fourths Running Down Clause cover provided that one-fourth of such risk may be taken out by means of Protection and Indemnity insurance placed with one of the leading P&I Clubs, and such additional coverage and amounts as Charterer may reasonably require.

(d)                                  Owner shall arrange for, and Charterer shall approve (such approval not to be unreasonably withheld or delayed), a deductible on Hull and Machinery insurance which results in the most economical premiums recognising conditions or restrictions within the financial arrangements pertaining to the Vessel and the standards which prudent shipowners operating first class LNG carriers should observe in insuring LNG carriers of similar type, size, age and trade as the Vessel which take into consideration outfitting and operation of the Vessel as a floating LNG storage, regasification and transportation vessel and which deductible otherwise conforms with the terms of the Charter.

2.                                      Protection & Indemnity Insurance

(a)                                  P&I Insurance shall be placed as an unlimited entry (or if the same is not available at the maximum possible entry) with and subject to and on the basis of the rules of one of the Approved Clubs.

(b)                                  The terms of the P&I Insurance shall be consistent with the standard rules of one of the Approved Clubs.

(c)                                  In the event Four-fourths Running Down Clause cover is taken out by means of Hull and Machinery Insurance, P&I Insurance coverages shall be reduced, but only to the extent necessary to avoid overlap.

(d)                                  P&I Insurance shall include full pollution coverage (at the maximum level available for LNG tankers in the P&I Club group) and coverage for removal of wreck at or in the vicinity of any loading terminal or discharge terminal, including between the designated arrival point and such loading terminal or discharge terminal.

3.                                      War Risks Insurance

(a)                                  Owner shall (save as specifically provided in this Paragraph 3) have the same rights and obligations in respect of insurance of war risks as provided for all the risks referred to in Paragraphs 1 and 2 hereof and, where applicable, up to the same cover amounts.

(b)                                  Hull and Machinery War Risks insurance shall cover no less than the American Institute Hull War Risks and Strikes Clauses (December 1, 1977) or their Japanese or London Institute equivalents, and shall correspond with the applicable Hull and Machinery Clauses.

4.                                      Compulsory Insurances

(a)                                  The insurances required under Paragraphs 1, 2 and 3 hereof and the DPEM insurance — Insurance for Damages to Individuals caused by Vessels or their Cargo- are hereinafter sometimes together referred to as the “Compulsory Insurances”.

(b)                                  Owner may consider obtaining Increased Value Insurance and/or Hull Interest and/or Time Charter Hire or Freight Interest Insurance for an amount recommended by underwriters for a portion of the Insured Value on Hull and Machinery on terms (so far as applicable) similar to those for the Hull and Machinery insurance and with same insurers or others of similar standing.  The decision whether to use such insurance and the percentage of the Insured Value to be covered by such insurance shall be made by Owner, taking into consideration the adequacy of the insurance coverage.

(c)                                  When the Vessel is idle or laid up, Owner may (or subject to availability, at the request of Charterer, Owner shall), in lieu of the insurance required hereunder, arrange port risk insurance under such forms as Charterer may approve in writing such approval not to be unreasonably withheld, insuring the Vessel against the usual risks covered by such forms and for the amounts set forth in Paragraph 1.

PART B - Premiums and Claims

1.                                      Payment of Premiums

(a)                                  Owner shall be responsible for the prompt payment of any and all premiums and calls of whatsoever nature lawfully demanded by insurers for all insurance taken out on the Vessel.

(b)                                  If Owner shall default in the payment of any premiums or calls as aforesaid, Charterer may, but shall not in any circumstances be obliged to, pay any such premiums or calls direct to the insurers in question and Charterer shall then be entitled to deduct any such payments made from the next due payment of Hire.

2.                                      Claims

Owner shall diligently pursue all claims which can be made under the Compulsory Insurances.

PART C - Placing of Insurances: Miscellaneous

1.                                      Additional War Zone Expenses

Notwithstanding any other provision in this Schedule IX and subject as provided in Clause 34 of the Charter, all extra expenses incurred by Owner (in relation to Insurances) if the Vessel is required to trade in areas where there is war or, as determined by the insurers of the Vessel, a warlike situation (de facto or de jure) shall be reimbursed by Charterer to Owner, provided that, if practicable, Charterer shall be given an opportunity of signifying its approval before such expenses are incurred.

2.                                      Waiver of Subrogation

Unless Charterer otherwise agrees, Owner undertakes that all Approved P&I Club entries relating to the Vessel and its operations shall (a) subject to the limits of the Approved Club, waive insurers’ rights of subrogation against Charterer, and (b) otherwise recognise, in a manner acceptable to Charterer, Charterer’s interests in the Vessel and its operations.  Except for war risks insurances, Owner shall cause all insurers to agree in writing to give Charterer as much prior written notice as possible, but in no event less than ***** prior written notice, of the cancellation of Compulsory Insurances which such insurers arrange and to provide Charterer with an opportunity to cure any default by Owner that would otherwise result in such cancellation.  Provided that in respect of Approved Club entries, the Approved Club will undertake to give Charterer notice in writing with the same period of notice as to Owner in all cases where the Approved Club terminates the entry, except that if such termination is attributable to the failure by Owner to pay when due and demanded any premium or contribution due from it to the Approved Club, the Approved Club will undertake not to exercise such rights without giving Charterer ***** notice in writing.

3.                                      No Prejudice to Charterer Clause

Owner shall cause to be inserted in all policies a clause stating that the insurance under the policy or entry, as to the interest only of Charterer, shall not be impaired in any way by any change in the interest of Owner in the property described in the policy or entry, or the transfer or possession thereof without the consent of Charterer, or by any breach of warranty or condition of the policy or entry, or by any omission or neglect, or by the performance of any act in violation of any terms or conditions of the policy or entry or because of any failure to perform any act required by the terms or conditions of the policy or entry or because of the subjection of the property to any conditions, uses or operation not permitted by the policy or entry, or because of any false statement concerning the policy or entry or the subject thereof, by Owner or Owner’s employees, contractors, subcontractors, agents or representatives; whether occurring before or after the attachment of the policy or entry, or whether before or after any loss or damage.

4.                                      Other Insurances

Nothing herein provided shall prevent Owner from arranging, for its sole benefit, additional insurance cover of the types included in the Compulsory Insurance and/or insurance of other types on such terms as Owner thinks fit.